SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

RWD Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.10 per share

(2)	Aggregate number of securities to which transaction applies:

5,263,910 shares of Common Stock; stock options to purchase 450,610 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(i)	$2.10 with respect to 5,263,910 shares of Common Stock, and (ii) the difference between $2.10 and the exercise price of outstanding options to purchase an aggregate of 450,610 shares of Common Stock

(4)	Proposed maximum aggregate value of transaction:

$11,499,583.65

(5)	Total fee paid:

$931

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[LOGO] RWD Technologies

5521 Research Park Drive

Baltimore, MD 21228

(410) 869-1000

PRELIMINARY PROXY STATEMENT

MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

June     , 2003

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of RWD Technologies, Inc. to be held at RWD’s corporate headquarters located at 5521 Research Park Drive, Baltimore, Maryland 21228, on                 , August     , 2003, at     :00 a.m., Eastern Time. At this special meeting, you will be asked to approve a merger between RWD and Research Park Acquisition, Inc. Research Park is a company owned and controlled by me and members of my family.

If the merger is completed, you will receive $2.10 in cash for each share of RWD common stock owned by you and you will no longer be a stockholder of RWD. After the merger, I, together with my family, will own all outstanding shares of RWD common stock. Further, after the merger, RWD will become a privately-held company, the registration of RWD common stock under the Securities Exchange Act of 1934, as amended, will terminate and RWD common stock will be delisted from The Nasdaq National Market.

The merger has been approved by the RWD Board of Directors, with my daughter, Jane C. Brown, and me abstaining, following the unanimous recommendation of the Special Committee of the Board of Directors. Ms. Brown and I abstained from voting on the matter because we each own an equity interest in Research Park. The merger must be approved, whether in person or by proxy, by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock and also by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock other than shares held by Research Park, Dr. Deutsch and their respective affiliates and associates. RWD’s Board of Directors recommends that you vote “FOR” the merger in accordance with the provisions of the merger agreement. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting.

Sincerely,

Robert W. Deutsch, Ph.D.

Chairman of the Board,

Chief Executive Officer and President

The proxy statement was first mailed to RWD stockholders of record on or about June     , 2003.

We urge you to complete, sign and return the enclosed proxy card as soon as possible in the enclosed envelope, even if you plan to attend the special meeting and vote your common stock in person. IF YOU DO NOT SEND IN A PROXY CARD OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

Please do not send any certificates for your shares at this time. Instructions for the purpose of exchanging your shares for the consideration to be received upon completion of the merger will be sent to you following the completion of the merger.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

2

[LOGO] RWD Technologies

5521 Research Park Drive

Baltimore, MD 21228

(410) 869-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a special meeting of stockholders of RWD Technologies, Inc. will be held at RWD’s corporate headquarters located at 5521 Research Park Drive, Baltimore, Maryland 21228, on                 , August     , 2003, at     :00 a.m., Eastern Time, to consider and vote upon:

1.	a proposal to approve the merger of Research Park Acquisition, Inc. with and into RWD Technologies, Inc. in accordance with the provisions of the Agreement and Plan of Merger dated April 29, 2003, by and between Research Park and RWD, as described in the accompanying proxy statement; and

2.	a proposal to authorize the proxies to vote upon such other business as may properly come before the special meeting, including any adjournments or postponements thereof.

You will be able to vote your shares of RWD common stock at the special meeting, and any adjournments or postponements of the meeting, if you were a stockholder of record at the close of business on June     , 2003. A form of proxy card and a proxy statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.

By Order of the Board of Directors,

Laurens MacLure, Jr.

Secretary

Baltimore, Maryland

June     , 2003

i

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information important to you in deciding how to vote on the merger. You are urged to read carefully this entire proxy statement in order to understand fully the merger. We also encourage you to read the merger agreement, a copy of which is attached as Annex A to this proxy statement, as it is the legal document that governs the merger.

We are furnishing this proxy statement to stockholders of RWD Technologies, Inc. (“RWD”) to allow you to consider and vote on a proposal to approve the proposed merger. Dr. Robert W. Deutsch (“Dr. Deutsch”) and his family members have formed Research Park Acquisition, Inc. (“Research Park”) and have contributed their shares of RWD common stock to Research Park in exchange for an equivalent number of shares of common stock of Research Park. The merger agreement provides that at the effective time of the merger, Research Park will be merged with and into RWD and that RWD stockholders (other than Research Park) will receive $2.10 in cash, without interest, for each share of RWD common stock they own as of the effective time.

The Parties (see pages 60-69)

RWD provides a broad range of integrated products and solutions designed to improve the productivity and effectiveness of workers in complex operating environments. As the scope and complexity of technology used by businesses increase and the global business environment becomes more competitive, companies are increasingly focused on maximizing the return on their advanced technology and eCommerce investments. To achieve this goal, companies must ensure their employees receive effective support, including information systems, performance support tools, manufacturing processes, documentation systems and training, to operate these advanced systems effectively. RWD’s corporate headquarters and telephone number are 5521 Research Park Drive, Baltimore, Maryland 21228, (410) 869-1000.

Research Park was formed on April 29, 2003 by Dr. Deutsch and members of his family for the purpose of effecting the merger. On April 29, 2003, Dr. Deutsch, Florence K. Deutsch (“Mrs. Deutsch”) , David J. Deutsch (“Mr. Deutsch”), Jane C. Brown (“Ms. Brown”), and four family trusts for the benefit of Dr. Deutsch’s grandchildren contributed their shares of RWD common stock to Research Park in exchange for an equivalent number of shares of common stock of Research Park. Dr. Deutsch is RWD’s Chairman of the Board, Chief Executive Officer and President. Mrs. Deutsch is Dr. Deutsch’s wife, Mr. Deutsch is Dr. Deutsch’s son and Ms. Brown is an RWD director and Dr. Deutsch’s daughter. On June     , 2003, Research Park owned 10,133,678 shares of RWD common stock, which is approximately 65.8% of RWD’s outstanding shares.

Research Park has not, to date, conducted any significant activities other than those incident to its formation, its execution of the merger agreement, and its participation in the preparation of this proxy statement. Research Park currently has no material assets or liabilities, other than the shares of RWD common stock held by it and its rights and obligations under the merger agreement, and has not generated any material revenues or expenses. Research Park’s corporate headquarters and telephone number are 5521 Research Park Drive, Baltimore, Maryland 21228, (410) 869-1000.

RWD’s Common Stock Price (see pages 12, 70)

RWD common stock is listed on The Nasdaq National Market (“Nasdaq”) under the symbol “RWDT.” On April 29, 2003, the last full trading day before the public announcement by RWD of the signing of the merger agreement, RWD common stock closed on Nasdaq at $0.93 per share. For the 30 trading days prior to the announcement, RWD common stock had an average closing price of $0.86 per share. On June     , 2003, the closing price of RWD common

stock on Nasdaq was $          per share. Stockholders are encouraged to obtain a current market quotation for their shares of RWD common stock.

The Merger (see pages 48, 50, 53-59)

Price for Common Stock. At the effective time of the merger, each share of RWD common stock outstanding immediately prior to the effective time (except for shares held by Research Park) will be cancelled and automatically converted into the right to receive $2.10 in cash, without interest.

Structure and Effect of the Merger. Research Park will be merged with and into RWD, the separate existence of Research Park will cease and RWD will continue as the surviving corporation. Following the merger, RWD will continue operating its business, but its shares will no longer be traded on Nasdaq or be registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). RWD will be owned by Dr. Deutsch and his family.

Effectiveness of the Merger. The merger will be effective upon the filing of articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law or at such later time as may be specified in the articles of merger. RWD and Research Park expect to complete the merger within two business days after approval of the merger by the RWD stockholders at the special meeting.

Treatment of Stock Options. At the effective time of the merger, each outstanding and unexercised option to purchase shares of RWD common stock, whether vested or unvested, will be cancelled. Each person (other than Dr. Deutsch and his affiliates and associates) who holds an RWD stock option will be entitled to receive a cash payment equal to the product of:

•	the excess of the merger consideration over the per share exercise price of the stock option, multiplied by

•	the aggregate number of shares of RWD common stock then subject to the stock option. RWD will reduce the cash payment to option holders by the amount of any withholding or other taxes required by applicable law to be withheld.

On June     , 2003, options for                  shares of RWD common stock with exercise prices lower than the merger consideration were owned by persons other than Research Park, Dr. Deutsch and their respective affiliates and associates.

Directors and Executive Officers of the Surviving Corporation. Following completion of the merger, Dr. Deutsch, Mrs. Deutsch and Ms. Brown will serve as the directors of RWD, as the surviving corporation in the merger. The current executive officers of RWD are expected to continue as executive officers of RWD after the completion of the merger.

Conditions to Completing the Merger. The obligation of each of RWD and Research Park to complete the merger is subject to the satisfaction of each of the following conditions:

•	RWD’s stockholders must approve the merger pursuant to the terms of the merger agreement by both:

•	the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock; and

•	the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock, other than Research Park;

•	no court or governmental entity of competent jurisdiction has enjoined or prohibited the completion of the merger, unless such injunction or prohibition resulted from the failure of either party to fulfill its obligations under the merger agreement;

•	the fairness opinion of Friedman, Billings, Ramsey & Co., Inc. (“FBR”), the financial advisor to the special committee (the “Special Committee”) of the RWD board of directors (the “Board of Directors”), must not have been withdrawn, revoked, annulled or modified prior to the effective time of the merger; and

•	all material authorizations, consents or approvals from any governmental entities shall have been obtained, been filed or have occurred.

In addition to the conditions for both parties to complete the merger, Research Park’s obligation to complete the merger is also subject to RWD’s material compliance with its obligations and covenants as set forth in the merger agreement, except where RWD’s failure to comply would not reasonably be expected to have a material adverse effect on RWD, and Research Park’s receipt of an officer’s certificate certifying the resolutions of the RWD Board of Directors and stockholders approving the merger. However, RWD’s compliance with its obligations and covenants will not be a condition to Research Park’s obligation to complete the merger if the failure by RWD to comply is attributable to any action or omission on the part of Dr. Deutsch or his affiliates or associates. RWD’s obligation to complete the merger is also subject to Research Park’s material compliance with its obligations and covenants as set forth in the merger agreement.

Terminating the Merger Agreement. RWD and Research Park may mutually agree at any time to terminate the merger agreement. Either RWD (through the Special Committee) or Research Park may terminate the merger agreement if the merger has not been completed on or before December 31, 2003 or for other specified reasons described in the section of this proxy statement entitled “The Merger Agreement—Termination.”

No Solicitation of Proposals. RWD has agreed not to solicit, initiate or knowingly encourage, or take any other action designed to knowingly facilitate, any proposal by any person (other than Research Park, Dr. Deutsch and their respective affiliates and associates) to acquire RWD, whether by tender offer, merger, combination or any other transaction. If prior to the approval of the merger at the special meeting, RWD receives a proposal superior to that of Research Park and its affiliates, RWD may furnish information about RWD to the person making the proposal and may negotiate and participate in discussions and negotiations with that person regarding the proposal.

Regulatory Filings and Approvals. RWD and Research Park do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger, except for the filing of this proxy statement and a Schedule 13E-3 Transaction Statement with the Securities and Exchange Commission (the “SEC”) and the filing of articles of merger with the Maryland State Department of Assessments and Taxation.

Accounting Treatment. For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

Material Federal Income Tax Consequences. The receipt of cash by holders of RWD common stock pursuant to the merger will be a taxable event for federal income tax purposes and may also be a taxable event under applicable state, local and foreign tax laws. The tax consequences to RWD stockholders will depend upon the facts and circumstances applicable to each stockholder. Accordingly, each RWD stockholder should consult his or her tax advisor with respect to the federal, state, local or foreign tax consequences of the merger.

Recommendations of the Board of Directors and the Special Committee (see pages 20-25)

The merger has been approved by the RWD Board of Directors, with Dr. Deutsch and Ms. Brown abstaining and Kenneth J. Rebeck (“Mr. Rebeck”) absent, following the unanimous recommendation of the Special Committee. RWD’s Board of Directors recommends that RWD stockholders vote “FOR” the merger in accordance with the provisions of the merger agreement.

The Special Committee, in determining to recommend to the Board of Directors that it authorize RWD to enter into the merger agreement and recommend that RWD stockholders approve the merger, considered, among other things, the following factors:

•	the historical market prices and recent trading volumes of RWD’s common stock and that the merger consideration represents a premium of approximately 144% over the average closing price of RWD’s common stock on Nasdaq during the 30 trading days before the public announcement by RWD of the signing of the merger agreement;

•	the financial condition, results of operations, business and risks of RWD;

•	that Dr. Deutsch was not willing to sell his shares of RWD common stock to a third party;

•	the arm’s length negotiations between RWD, through the Special Committee, and Dr. Deutsch;

•	an opinion of FBR as to the fairness, from a financial point of view, to RWD stockholders, other than Dr. Deutsch, Research Park and certain of their affiliates and associates, of the merger consideration to be paid under the merger agreement;

•	RWD’s small public float, low trading volume and limited prospects for creating institutional interest in RWD’s common stock or coverage by analysts;

•	the risk of a potential delisting of RWD’s common stock by Nasdaq;

•	the financial ability of RWD to complete the merger;

•	the absence in the merger agreement of any financing condition to the merger;

•	the requirements and costs associated with RWD being a public company; and

•	the provisions of the merger agreement, including:

•	the requirement of the approval of the merger by an affirmative vote of a majority of the votes entitled to be cast, other than the votes of Research Park; and

•	the ability of RWD to consider superior proposals by third parties before the approval of the merger at the special meeting.

In determining to authorize RWD to enter into the merger agreement and to recommend that RWD stockholders approve the merger, RWD’s Board of Directors reviewed the findings and conclusions of the Special Committee and considered these same factors.

The purpose and reasons for effecting the merger at this time are to provide the stockholders of RWD, other than Research Park, with the opportunity to liquidate their investment in RWD for cash at a significant premium to the market price for the common stock immediately prior to the announcement of the merger. The liquidity of RWD common stock has been hampered by its low trading volume on Nasdaq, the lack of adequate analyst coverage and RWD’s net losses in recent periods.

Fairness Opinion (see pages 25-45)

FBR delivered an opinion to the Special Committee that, as of April 29, 2003, based upon the analyses described in FBR’s April 28, 2003 presentation to the Special Committee and subject to the limitations and qualifications described during that presentation and as set forth in its written opinion, the merger consideration to be paid under the merger agreement is fair, from a financial point of view, to holders of RWD common stock (other than Dr. Deutsch, Research Park, and certain of their affiliates and associates). A copy of FBR’s opinion is attached to this proxy statement as Annex B and should be read in its entirety. A copy of FBR’s opinion is also available for inspection and copying during normal business hours at RWD’s corporate headquarters located at 5521 Research Park Drive, Baltimore, Maryland 21228.

Position of Research Park, Dr. Deutsch and Ms. Brown Regarding the Fairness of the Merger; Reasons of Research Park, Dr. Deutsch and Ms. Brown for the Merger (see pages 45-47)

Research Park, Dr. Deutsch and Ms. Brown believe that the merger is fair to RWD stockholders, other than Research Park. The purpose of Research Park, Dr. Deutsch and Ms. Brown for proposing the merger transaction is their belief that it will be advantageous for RWD to conduct its business as a privately owned company and because RWD will no longer incur the costs associated with operating as a public company.

Appraisal Rights (see page 49)

Under Maryland law, RWD stockholders do not have any appraisal rights in connection with the merger because RWD’s common stock was listed on Nasdaq on the record date for the special meeting. RWD’s common stock continues to be listed on Nasdaq as of the date of this proxy statement.

Financing for the Merger (see page 50)

Research Park intends to use RWD’s existing cash to pay the merger consideration, which is expected to be about $11.5 million, and expenses associated with the merger. In order to do so, RWD intends to renegotiate the terms of its existing bank loan agreements because a significant portion of RWD’s current cash serves as collateral for RWD’s obligations under those loan agreements. The renegotiation of these loan agreements is not a condition to Research Park’s obligation to complete the merger.

Pursuant to the merger agreement, Dr. Deutsch has agreed that he will be personally responsible for causing Research Park and RWD to perform their obligations pursuant to the merger agreement (including the payment of consideration, payment with respect to stock options, and payment of expenses). However, in no event will Dr. Deutsch be personally responsible for paying or providing funds to any person to pay for any portion of the merger consideration, payment with respect to stock options, or for any expenses of RWD in connection with the merger or other transactions contemplated by the merger agreement.

Interests of Certain Persons in the Merger that Differ From Your Interests (see pages 47-48)

In considering the recommendation of RWD’s Board of Directors, RWD stockholders should be aware that some of RWD’s officers and directors have relationships or interests in the merger that differ from the interests of other stockholders and that may present actual or potential conflicts of interest. As a result of the merger, current holders of RWD common stock will no longer have an equity interest in RWD, and Dr. Deutsch and his family will own all of the outstanding shares of RWD. During the time the merger agreement was negotiated and at the time the merger agreement was executed, Dr. Deutsch served as RWD’s Chairman of the Board, Chief Executive Officer and President and Ms. Brown served as one of RWD’s directors. Each of Dr. Deutsch and Ms. Brown has a direct conflict of interest with respect to the proposed transaction.

In light of the circumstances surrounding the possible transaction with Dr. Deutsch, the RWD Board of Directors formed a Special Committee consisting of independent, non-employee directors to evaluate and negotiate the terms of the merger agreement and to make recommendations to the RWD Board of Directors. RWD’s Board of Directors and the Special Committee considered this conflict of interest in evaluating the proposed merger. Each of the Board of Directors, with Dr. Deutsch and Ms. Brown abstaining and Mr. Rebeck absent, and the Special Committee determined that the merger agreement and proposed merger are fair to and in the best interests of RWD and its stockholders (other than Research Park).

Forward-Looking Information

This proxy statement contains forward-looking statements that are generally identified by words such as “may,” “should,” “seeks,” “believes,” “expects,” “intends,” “estimates,” “projects,” “strategy” and similar expressions or the negative of those words. These statements appear in a number of places in this proxy statement and include statements regarding the intent, belief, expectation, strategies or projections of RWD, its directors, its management, or others at that time. Forward-looking statements include the projections contained or incorporated by reference herein. Certain statements in this proxy statement are not historical facts or information and certain other statements in this proxy statement are forward looking statements that involve risks and uncertainties as from time to time may be detailed in RWD’s SEC reports.

The Special Meeting of Stockholders

Date, Time and Place. The enclosed proxy is solicited on behalf of the RWD Board of Directors. There will be a special meeting of RWD stockholders on August     , 2003, at     : a.m., Eastern Time, at RWD’s headquarters located at 5521 Research Park Drive, Baltimore, Maryland 21228.

Date of Proxy Statement Mailing. This proxy statement was first mailed to RWD stockholders of record on or about June     , 2003.

Solicitation of Proxies. RWD will pay the cost of preparing and distributing this proxy statement and other proxy materials. RWD also will reimburse brokers, banks and other custodians, nominees and fiduciaries, who are holders of record of RWD common stock, for their reasonable out-of-pocket expenses incurred in connection with forwarding proxy soliciting materials to the beneficial owners of shares of RWD common stock. In addition to the use of the mail, proxies may be solicited without extra compensation by directors, officers and employees of RWD by personal interview, telephone, telegram, cablegram, facsimile or other means of electronic communication.

Who Can Vote at the Special Meeting. At the special meeting, stockholders may vote all of their shares of RWD common stock owned of record as of the close of business on June     , 2003, which is the record date for the special meeting. If a stockholder owns shares registered in someone else’s name (for example, a broker), that stockholder must direct that other person to vote those shares or obtain an authorization from that other person and personally vote the shares at the special meeting.

Procedure for Voting. At the special meeting, stockholders may vote their shares of RWD common stock in person or by proxy. To vote in person, a stockholder must attend the special meeting and submit a ballot. Ballots for voting in person will be available at the special meeting. Only stockholders of record or persons appointed as proxy by the stockholder of record may vote in person at the special meeting. To vote by proxy, the enclosed proxy card must be completed and returned. No postage is required if the proxy card is returned in the enclosed postage prepaid envelope and mailed in the United States. By completing and returning the proxy card, a stockholder directs the person or persons designated on the proxy card to vote his or her shares of RWD common stock at the special meeting in accordance with the instructions given on the proxy card.

Even if an RWD stockholder returns a proxy card, the stockholder still may attend the special meeting and vote his or her shares in person. A stockholder may revoke a proxy at any time before it is voted by submitting either a written revocation or another proxy card bearing a later date to the Secretary of RWD, or by attending and voting in person at the special meeting. For stock held in “street name,” the procedures required by the holder of record, which is usually a brokerage firm or bank, must be followed to revoke a proxy. The holder of record should be contacted directly for more information on these procedures.

Quorum; Shares Outstanding. The presence in person or by proxy of holders of a majority of the outstanding shares of RWD common stock constitutes a quorum for the special

meeting and a stockholder vote on the proposed merger. On June     , 2003,                  shares of RWD common stock, par value $.10 per share, were outstanding and held by approximately     stockholders of record.

Required Stockholder Vote; Recommendation. Each share of RWD common stock entitles the holder thereof to one vote on the proposal to approve the merger. Under RWD’s charter and Maryland law, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock, whether in person or by proxy, is required to approve the merger. Research Park intends to vote all of its 10,133,678 shares of RWD common stock in favor of the merger. In addition to the requirements of RWD’s charter and Maryland law, the merger agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock, other than shares held by Research Park, Dr. Deutsch and their respective affiliates and associates, whether in person or by proxy, to approve the merger. The RWD Board of Directors recommends a vote “FOR” approval of the merger in accordance with the provisions of the merger agreement.

Abstentions; Broker Non-Votes. Proxies submitted with abstentions or broker non-votes will be deemed present at the special meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes on the merger proposal, however, will have the effect of votes against the merger.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER

Q:	What is the date, time and place of the special meeting of stockholders?

A:	The special meeting of the stockholders of RWD will be held on , August , 2003, at :00 a.m., Eastern Time, at RWD’s corporate headquarters located at 5521 Research Park Drive, Baltimore, Maryland 21228.

Q:	What am I being asked to vote upon?

A:	A merger of Research Park into RWD in accordance with the provisions of the merger agreement. RWD will be the surviving corporation in the merger.

Q:	When will the merger be completed?

A:	If the merger is approved by RWD’s stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed within two business days after the special meeting.

Q:	What will I receive if the merger is completed?

A:	Each share of RWD common stock outstanding at the effective time of the merger (other than shares owned by Research Park) will be converted into the right to receive $2.10 in cash, without interest.

Q:	What happens to stock options in the merger?

A:	Each stock option to purchase shares of RWD common stock outstanding and unexercised at the effective time of the merger (other than options held by Dr. Deutsch and his affiliates and associates), whether vested or unvested, will be cancelled, and, those options with exercise prices below $2.10 will be converted into the right to receive a cash amount equal to:

•	$2.10, minus the applicable exercise price of the stock option, multiplied by

•	the aggregate number of shares of RWD common stock issuable upon exercise of the stock option.

RWD will reduce the cash payment to option holders by the amount of any withholding or other taxes required by applicable law to be withheld.

Q:	What other effects will the merger have on RWD?

A:	As a result of the merger, each share of RWD common stock that is now outstanding will be cancelled. RWD will be owned by Dr. Deutsch and his family. RWD common stock will no longer be listed on Nasdaq or any securities exchange and the registration of RWD common stock under the Exchange Act will terminate.

Q:	Who is entitled to vote at the special meeting?

A:	You are entitled to vote at the special meeting in person or by proxy if you owned shares of RWD common stock at the close of business on June , 2003. As of the record date, there were shares of RWD common stock issued and outstanding and entitled to be voted at the special meeting. You will have one vote for each share of RWD common stock you hold on the record date.

Q:	What vote is required to approve the merger?

A:	Under RWD’s charter and Maryland law, the holders of a majority of RWD’s shares must vote in favor of the merger or else the merger will not occur. In addition, the merger agreement requires that holders of a majority of RWD’s shares not owned by Research Park must vote in favor of the merger or else the merger will not occur. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the merger.

Q:	What should I do now?

A:	Please vote. You are invited to attend the special meeting. However, you should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting in case you are unable to attend. No postage is required if the proxy card is returned in the enclosed postage prepaid envelope and mailed in the United States.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are held in more than one account. Please provide voting instructions for each proxy card that you receive.

Q:	How are votes counted?

A:	You may vote “FOR”, “AGAINST” or “ABSTAIN.” Your abstention or failure to vote has the same effect as a vote “AGAINST” the merger. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted “FOR” approval of the merger.

Q:	What is the Board of Directors’ recommendation?

A:	The merger has been approved by the RWD Board of Directors, with Dr. Deutsch, and Ms. Brown, abstaining and Mr. Rebeck absent, following the unanimous recommendation of the Special Committee. RWD’s Board of Directors recommends that you vote “FOR” the merger in accordance with the provisions of the merger agreement.

Q:	Do I have appraisal rights?

A:	No. Under Maryland law, RWD stockholders do not have any appraisal rights in connection with the merger because RWD’s common stock was listed on Nasdaq on the record date for the special meeting. RWD’s common stock continues to be listed on Nasdaq as of the date of this proxy statement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send you written instructions that will explain how to exchange your certificates for $2.10 per share in cash. Please do not send in your certificates now or with your proxies. Hold your certificates until you receive our instructions.

Q:	What are the material federal income tax consequences of the merger to me?

A:	Your receipt of cash in exchange for your shares in the merger will be a taxable event for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Who can answer my questions?

A:	If you have more questions about the merger or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact: RWD Technologies, Inc., 5521 Research Park Drive, Baltimore, Maryland 21228, (410) 869-1000, Attention: Laurens MacLure, Jr., Vice President, General Counsel and Corporate Secretary.

SPECIAL FACTORS

Background of the Merger

RWD was founded in Maryland in 1988 by Dr. Deutsch. In June 1997, RWD completed an initial public offering of 3,450,000 shares of its common stock at $13.00 per share. After RWD’s initial public offering, Dr. Deutsch and his family continued to own about 70% of the outstanding common stock of RWD. Over the past five years, the number of shares held by stockholders unaffiliated with RWD, Dr. Deutsch and his family members has increased to about 5,300,000 primarily as the result of resales into the public market by RWD employees of shares acquired under RWD’s employee stock option and stock purchase plans. Despite these resales, immediately prior to the announcement of the proposed merger, Dr. Deutsch and his family members still owned 65.8% of RWD’s outstanding common stock.

From 1997 through 2000, RWD’s revenues increased from $85.7 million to $133.7 million. Beginning in the second half of 2000, industry and overall economic changes began to adversely impact RWD’s business, with the result that revenues for 2001 declined by 11.7% to $118.0 million, and RWD incurred a net loss of $9.3 million. In 2002, RWD’s revenues remained flat, and RWD generated a net loss of $9.8 million (before the cumulative effect of a change in accounting principle). From the 1997 IPO price of $13.00 per share, RWD’s stock price increased to a high of $28.00 per share in April 1998. Since then, the stock price has steadily declined to a low of $0.80 per share in April 2003. On April 29, 2003, the last full trading day prior to the announcement of the proposed merger, the closing price of RWD common stock was $0.93 per share. For the 30 trading days prior to the announcement, RWD common stock had an average closing price of $0.86 per share.

During the past several years, RWD common stock has been very thinly traded, thereby providing little liquidity for RWD stockholders interested in disposing of their shares. During the past three years, the number of research analysts providing coverage of RWD has declined to only one. In Dr. Deutsch’s opinion, these factors make it unlikely that significant investor interest in RWD’s common stock will develop in the foreseeable future.

The cost and other burdens of being a public company, in Dr. Deutsch’s opinion, outweigh the benefits for a company the size of RWD. As long as RWD remains a public company, management is required to spend significant time on matters such as preparation of the periodic and current reports required by the Exchange Act, proxy statements and communications with stockholders, securities analysts and potential institutional investors. Also, the legal, accounting and other expenses associated with being a public company are considerable. Dr. Deutsch further believes that RWD’s poor operating results, coupled with the declines in its stock price, have had a negative effect on employee morale and RWD’s ability to retain its key employees. As a private company, RWD would have greater flexibility in structuring incentives for key employees. Dr. Deutsch believes that required public disclosures under the Exchange Act give RWD’s competitors, some of which are not public companies, information and insights about RWD’s operations that help them compete with RWD. Finally, Dr. Deutsch believes RWD’s public disclosure of its poor results of operations in the past several years has adversely affected RWD’s ability to attract and retain customers.

Beginning in mid-2002, Dr. Deutsch began considering what action might be available in response to these problems, including whether it would be feasible to cause RWD to discontinue being a public company. Thereafter, he sought legal and investment banking advice. In late January 2003, Scott Wieler (“Mr. Wieler”) and Peter Olaynack, investment bankers at Signal Hill Capital Group LLC (“Signal Hill”), met with Dr. Deutsch, Laurens MacLure, Jr., RWD’s Vice President, General Counsel and Corporate Secretary (“Mr. MacLure”), and Richard C. Tilghman, Jr. of Piper Rudnick LLP, RWD’s principal outside counsel (“Piper Rudnick”), to explore the feasibility of taking RWD private. At this meeting, Dr. Deutsch described RWD’s current financial condition and his assessment of the future prospects for the business. Mr. Wieler indicated to Dr. Deutsch at this meeting that Mr. Wieler believed it might be feasible for Dr. Deutsch to take RWD private by utilizing RWD’s existing financial resources. On January 31, 2003, RWD formally retained the services of Signal Hill.

On February 11, 2003, Mr. Wieler met with Dr. Deutsch and Mr. MacLure to further discuss RWD’s financial condition, its recent and expected operating results and its current business operations. Two days later, Mr. Wieler and his associates at Signal Hill began meeting individually with key members of RWD management in order to conduct financial due diligence about RWD. On February 13 and 14, 2003, Mr. Wieler and his associates at Signal Hill separately met with Jeffrey W. Wendel, President of RWD’s Applied Technology Solutions division, Beth Marie Buck (“Ms. Buck”), RWD’s Vice President and Chief Financial Officer, Daniel J. Slater (via telephone), President of RWD’s Performance Solutions division, and Dana M. Sohr, President of RWD’s Enterprise Systems division. Mr. Wieler and these members of RWD management discussed the business and industry risks of RWD, including the competition it faces in the market and the factors driving RWD’s business. They also discussed RWD’s expected results of operations for the first quarter of 2003.

Mr. Wieler and his associates at Signal Hill also reviewed RWD’s financial statements, various material contracts, loan agreements and other documents related to RWD’s business. On February 19, 2003, Mr. Wieler met again with Dr. Deutsch and Mr. MacLure to discuss the results of Mr. Wieler’s financial due diligence, and Mr. Wieler again indicated his belief that RWD could be taken private primarily with RWD’s existing financial resources.

On February 21, 2003, at a meeting of RWD’s Board of Directors, Dr. Deutsch informed the board that he was considering taking RWD private. Dr. Deutsch emphasized that he was not interested in causing the company to be sold and that he was not willing to sell his shares of RWD. Dr. Deutsch suggested that the Board of Directors form a special committee comprised solely of independent directors and that the committee retain independent financial and legal advisors.

In late February 2003, the RWD Board decided to form a special committee of independent, non-employee directors (the “Independent Directors”) to consider and evaluate the fairness to RWD and its stockholders of possible business combinations or strategic alternatives involving RWD, to review, evaluate and negotiate any proposals regarding any such business combination or strategic alternative received by RWD and to make recommendations to the Board of Directors. The Independent Directors decided to retain such legal, financial and other advisors as they deemed appropriate to advise the Special Committee.

In February 2003, the Independent Directors interviewed several law firms as candidates to serve as legal advisor to the Special Committee. On February 27, 2003, the Special Committee engaged King & Spalding LLP (“King & Spalding”) to serve as legal advisor to the Special Committee. King & Spalding was retained due to its experience and reputation in mergers and acquisitions and securities laws, as well as its experience in representing special committees of boards of directors of publicly traded companies. The Independent Directors confirmed that King & Spalding had no conflicts of interest with regard to representing the Special Committee in a transaction involving RWD, Dr. Deutsch and Dr. Deutsch’s affiliates and associates.

During late February 2003, Mr. Wieler continued his financial due diligence by meeting with Ms. Buck to discuss RWD’s financial condition and projected results of operations for the first quarter of 2003 and RWD’s budget for 2003. In early March 2003, Mr. Wieler met with Dr. Deutsch to discuss Mr. Wieler’s conversations with Ms. Buck. Mr. Wieler indicated that he considered RWD’s budget for 2003, which had been prepared in November 2002, to be unachievable, given RWD’s results during January and February 2003 as well as current and projected business activity as described to him by management.

In early March 2003, the Independent Directors conducted preliminary interviews with five nationally known investment banking firms in order to begin the process of selecting a financial advisor to the Special Committee. After conducting further personal interviews with selected firms on March 10 and 12, 2003, the Independent Directors selected FBR as the Special Committee’s financial advisor. FBR was selected based principally on its overall institutional strength, its expertise and experience with going private transactions, including going private transactions in the technology industry, its reputation and expertise in the information technology industry, favorable responses received from references regarding performance on prior transactions, the individual experience of each of the members of the FBR team and the lack of any previous relationship between FBR, on the one hand, and any of Dr. Deutsch, Research Park or their affiliates and associates, on the other hand.

As of March 11, 2003, Dr. Deutsch had not presented to the RWD Board a proposal with respect to a going private transaction. At a telephonic meeting of the RWD Board held on that date, the Board of Directors formally resolved to form the Special Committee, consisting of Henry Z Shelton, Jr., James R. Kinney, Jerry P. Malec and Robert M. Rubin. The members of the Special Committee were selected because they were neither employees nor officers of RWD, they did not receive remuneration from or have any business relationship with RWD, other than as board members, and they were not affiliated with or controlled by Dr. Deutsch or any of his affiliates or associates. Mr. Shelton was designated as Chairman of the Special Committee.

On March 14, 2003, the Special Committee held a meeting with King & Spalding and FBR at the offices of King & Spalding in Washington, D.C. At that meeting, King & Spalding made a presentation to the Special Committee with respect to the role and obligations of an independent Special Committee in evaluating possible business combination transactions, including transactions with management bidders, and the recommended procedures to be followed in order to satisfy their fiduciary duties as members of the Special Committee. The members of the Special Committee then determined to adhere to the following key principles as part of their evaluation of proposals for the acquisition of RWD:

•	complete independence and good faith;

•	diligence in acquiring all information necessary to making an informed decision;

•	reliance, as appropriate, on advisors;

•	reliance, as appropriate, on management of RWD;

•	taking the amount of time necessary to evaluate any proposal properly;

•	consideration of whether a transaction at this time is appropriate;

•	consideration of whether to obtain the approval of a majority of the minority stockholders;

•	active review and negotiation of the financial terms of any proposal;

•	active review and negotiation of the definitive documentation relating to any proposal; and

•	careful preparation of the disclosure materials to be distributed to stockholders by RWD in connection with any proposal.

At this March 14 meeting, FBR made a presentation to the Special Committee regarding the process that FBR intended to conduct. FBR presented the Special Committee with an overview of the various types of valuation methodologies that FBR anticipated using in connection with rendering a fairness determination on any going private proposal that might be made and discussed possible strategies for managing such a proposal. FBR also presented a preliminary public market overview of companies in the information technology services industry.

Later on March 14, the Special Committee and its advisors met with Dr. Deutsch, Ms. Buck, Mr. MacLure and representatives of Signal Hill and Piper Rudnick. Signal Hill reviewed with the Special Committee Signal Hill’s preliminary analyses regarding a possible valuation range for the RWD common stock held by public investors. In its presentation, Signal Hill discussed summary financial information on RWD that included historical financial performance, stock price performance and trading activity. Signal Hill also discussed analyst coverage and commentary of RWD and its business, comparable company trading and transaction analyses and premiums paid in comparable going private transactions. Based on its preliminary analyses, on behalf of Dr. Deutsch, Signal Hill indicated to the Special Committee and FBR that, in the opinion of Signal Hill and Dr. Deutsch, an appropriate valuation of RWD would suggest a premium to the 30-day average per share trading price in the range of 30% to 50%. Signal Hill also relayed to the Special Committee Dr. Deutsch’s view that a going private transaction would benefit RWD and its stockholders. Signal Hill told the Special Committee that Dr. Deutsch was not willing to vote his controlling block of RWD shares in favor of a sale of RWD to a third party. Although the Special Committee and FBR expressed their disagreement with the price per share range suggested by Signal Hill’s analysis, the parties did not conduct any negotiations regarding the valuation of RWD, nor did Dr. Deutsch make an offer, during the March 14 meeting.

FBR commenced its due diligence investigation of RWD during the week of March 17,

2003. On March 20, 2003, the Special Committee convened by telephone to discuss FBR’s initial due diligence findings. At that meeting, FBR informed the Special Committee that FBR had only that morning received the information it had requested from RWD. FBR informed the Special Committee of FBR’s plans to conduct individual discussions with members of RWD’s management team.

Beginning on March 20, 2003, FBR conducted further reviews of RWD’s business, results of operations and financial condition and, on March 24 and 25, 2003, met individually with the following members of RWD’s senior management team: Mr. Rebeck, RWD’s Senior Vice President and Chief Knowledge Officer, Ms. Buck and Messrs. Sohr, Slater, Wendel and MacLure.

The Special Committee convened by telephone again on March 27, 2003. At that meeting, FBR updated its preliminary diligence findings. The Special Committee recommended, and FBR agreed, that, to the extent it had not already done so, FBR proceed in its due diligence review by conducting individual discussions with RWD’s board members, including the members of the Special Committee.

On April 1, 2003, FBR contacted individually Robert T. O’Connell, an RWD director, as well as Messrs. Malec, Shelton, Kinney and Rubin. On April 2, 2003, FBR had discussions by phone with Dr. Deutsch and directors Ms. Brown and Dr. David Yager. Later that day, the Special Committee held a meeting by telephone with FBR and King & Spalding. FBR reviewed with the Special Committee FBR’s strategy for the discussions with Signal Hill concerning the valuation of RWD scheduled for the following day. FBR presented to the Special Committee FBR’s preliminary valuation analyses for RWD based on information FBR received from RWD and its discussions with RWD’s management. FBR informed the Special Committee that it would be unable to perform a discounted cash flow analysis of RWD because RWD did not prepare and could not provide guidance for financial projections beyond the quarters ending June 30, September 30 and December 31, 2003. It has been RWD’s practice in recent years not to publicly project operating results because management has not been confident in its ability to make financial projections that it considers reasonably likely of achievement. Instead, management has prepared only annual internal budgets, generally in November or December, which are used only for internal planning decisions.

On April 3, 2003, the respective representatives of FBR and Signal Hill met at the offices of FBR in Arlington, Virginia. FBR presented its preliminary valuation analyses for RWD to Signal Hill. FBR also informed Signal Hill of FBR’s view that expressing a valuation of RWD solely in terms of a premium to RWD’s current per share trading price would not result in an adequate valuation for RWD’s common stock. FBR advised Signal Hill that, in FBR’s opinion, an appropriate valuation methodology would instead require a more in-depth review of RWD’s business, results of operations and financial condition. Signal Hill reported to FBR that it would undertake its own further valuation analyses and report its conclusions to FBR at a later date. Both parties wanted to receive the preliminary first quarter 2003 financial results for RWD before completing their respective valuation analyses. At the April 3 meeting, the respective representatives of FBR and Signal Hill did not conduct any negotiations regarding a valuation range or a per share price for RWD’s stock, and no offer was submitted on behalf of Dr. Deutsch.

At the request of the Special Committee, FBR continued discussions regarding valuation of RWD by phone with Signal Hill on April 8, 2003. The parties continued to await receipt of preliminary first quarter 2003 financial results to finalize their respective ongoing valuation analyses.

On April 11, 2003, FBR met with members of RWD’s management (including Dr. Deutsch, Ms. Buck and Messrs. Sohr, Slater and Wendel) and Signal Hill at RWD’s offices in Baltimore, Maryland to discuss preliminary first quarter 2003 financial results for RWD. At that meeting, members of RWD’s management advised FBR and Signal Hill that RWD’s revenues were significantly lower than reflected in management’s budget and that, as a result, RWD’s net loss for the first quarter would be greater than originally budgeted, with significantly negative cash flow from operations. FBR requested additional due diligence documentation, particularly RWD’s preliminary balance sheet as of March 31, 2003, and agreed to evaluate what effect the first quarter 2003 financial results would have on FBR’s ongoing valuation analyses relating to RWD.

On April 14, 2003, at the request of the Special Committee, FBR continued its discussions by phone with Signal Hill. FBR reported to Signal Hill that although the first quarter 2003 financial results were worse than previously expected by management, FBR’s valuation analyses were not significantly affected because FBR had not given significant weight to financial results for the first quarter 2003 in its valuation. Signal Hill stated its belief that RWD’s first quarter 2003 results of operations were indicative of future losses for RWD. Signal Hill also indicated to FBR that, in the opinion of Signal Hill and Dr. Deutsch, an appropriate valuation of RWD suggested a range of $1.50 to $1.70 per share, although no offer was communicated by Signal Hill or Dr. Deutsch at this time. FBR, on behalf of the Special Committee, disagreed with this range and, at the conclusion of the meeting, FBR and Signal Hill were not able to agree on valuation. The parties agreed to conduct further independent financial analyses.

On April 24, 2003, at the request of the Special Committee, representatives of FBR had further discussions with Signal Hill by phone. Mr. Wieler indicated to FBR on behalf of Dr. Deutsch that, if an agreement could be reached quickly, Dr. Deutsch might be willing to increase the valuation for RWD from the range of $1.50 to $1.70 per share suggested at the April 14 meeting to a per share price of $2.00, although no offer was communicated by Signal Hill or Dr. Deutsch at this time. FBR, on behalf of the Special Committee, continued to insist on a higher valuation for RWD. Later in the day, the Special Committee met by phone with FBR and King & Spalding. FBR updated the Special Committee regarding FBR’s discussions with Signal Hill and informed the Special Committee that there had been no offer submitted on behalf of Dr. Deutsch. FBR then reviewed the various valuation methodologies that FBR had performed with respect to RWD with the Special Committee and summarized their views regarding the valuation of RWD. The Special Committee determined that it was appropriate to continue discussions with representatives of Dr. Deutsch in order to elicit an offer, at the highest price and on the best terms possible.

On April 25, 2003, Signal Hill, on behalf of Dr. Deutsch, submitted a proposal for the acquisition of all outstanding shares of RWD not owned by Dr. Deutsch or his affiliates or associates by means of a merger transaction in which those stockholders would receive $2.15 cash per share of common stock. Accompanying the proposal was a first draft of the proposed merger agreement.

On April 26, 2003, on behalf of the Special Committee, King & Spalding submitted a detailed markup of the April 25 draft merger agreement to Dr. Deutsch and his advisors. As reflected in the April 26 markup to the draft merger agreement, the Special Committee took issue with a number of provisions contained in the original draft, most notably the number and scope of the representations and warranties to be given by RWD as well as certain closing conditions, including a condition that RWD receive consents from existing third party bank lenders with respect to the transaction and a condition that there have occurred no material adverse effect with respect to the business, financial condition or results of operations of RWD since the date of the merger agreement.

Over the course of the day on April 28, 2003, King & Spalding discussed the terms of the draft merger agreement with Piper Rudnick. On behalf of the Special Committee, King & Spalding told Piper Rudnick that, for the merger agreement to be acceptable to the Special Committee, the agreement would have to contain, among other things, very limited representations and warranties by RWD as well as very limited closing conditions. King & Spalding explained to Piper Rudnick the Special Committee’s decision that the closing conditions contained in the April 25 draft of the merger agreement significantly reduced the level of certainty that, after execution of the merger agreement, the transaction would actually be completed. In response, Piper Rudnick indicated, on behalf of Dr. Deutsch, that Dr. Deutsch would be prepared to reduce the number and scope of the representations and warranties to be made by RWD as well as the number and scope of the closing conditions. Piper Rudnick told King & Spalding, however, that Dr. Deutsch was unwilling to eliminate the closing conditions relating to the receipt of third party lenders’ consents and the absence of a material adverse effect with respect to RWD.

During the afternoon and evening of April 28, the Special Committee met with FBR and King & Spalding at King & Spalding’s offices in Washington, D.C. King & Spalding reviewed again with the members of the Special Committee their duties when considering possible business combination transactions, including going private transactions. FBR also reviewed with the Special Committee the full history of FBR’s discussions with Signal Hill to date that had culminated in the $2.15 per share offer. FBR made a presentation to the Special Committee regarding the analyses performed with respect to RWD and summarized its conclusions regarding the value of RWD. The Special Committee discussed the FBR presentation and asked questions about the assumptions, analyses and factors contained in the presentation. FBR was prepared to provide the Special Committee with an oral opinion to the effect that, as of that date and subject to the limitations and qualifications described during the presentation, the consideration of $2.15 per share in cash to be received by the holders of RWD common stock (other than Dr. Deutsch, Research Park and certain of their affiliates and associates) under the merger agreement, was fair from a financial point of view to such holders.

At the April 28 meeting, King & Spalding reviewed with the Special Committee the terms of the draft merger agreement, including the structure of the transaction, the scope of RWD’s representations and warranties and the scope of the conditions to the parties’ respective obligations to complete the transaction. Specifically, King & Spalding reviewed certain provisions contained in the draft merger agreement that were favorable to RWD’s minority stockholders, including a requirement that the merger be approved by the holders of a majority of the RWD shares held by RWD stockholders unaffiliated with Dr. Deutsch and his affiliates and associates, a “fiduciary out” that would allow the RWD Board of Directors to withdraw or modify its recommendation that the RWD stockholders approve the merger in the event of a higher competing offer meeting certain criteria and the absence of a termination fee. King & Spalding relayed to the Special Committee the substance of its discussion earlier in the day with Piper Rudnick and told the Special Committee that, although Dr. Deutsch had indicated a willingness to concede with respect to the Special Committee’s request that the number and scope of the closing conditions and the representations and warranties to be given by RWD be reduced, Dr. Deutsch had not agreed to eliminate the closing conditions relating to the receipt of third party lenders’ consents and the absence of a material adverse effect with respect to RWD.

After a discussion of, among other things, the offer price, the negotiations that had been conducted to date regarding the offer price, the current operations of RWD, RWD’s most recent financial results, the draft merger agreement and the timing of RWD’s upcoming announcement regarding its latest financial results, the Special Committee concluded that, in order to increase the certainty that a transaction, if executed with Dr. Deutsch, would be completed, the Special Committee was not inclined to approve a transaction with Dr. Deutsch unless Dr. Deutsch’s proposal was modified to eliminate the closing conditions relating to the receipt of third party lenders’ consents and the absence of a material adverse effect with respect to RWD. The Special Committee instructed FBR to contact Signal Hill and inform Signal Hill that it was possible that an agreement could be reached with respect to the $2.15 offer price, but that the Special Committee would not approve a transaction agreement containing those closing conditions.

Later in the evening on April 28, a representative of FBR reported to a Signal Hill representative the Special Committee’s concern regarding the conditions to closing provided for in the draft merger agreement. Signal Hill responded that it would relay the Special Committee’s position to Dr. Deutsch and his legal advisors.

On April 29, 2003, Mr. Shelton and Dr. Deutsch discussed by telephone the latest terms and conditions of Dr. Deutsch’s offer. Dr. Deutsch explored with Mr. Shelton the possibility of increasing the proposed offer price from $2.15 to $2.25 per share if the conditions to closing relating to the receipt of third party lenders’ consents and the absence of a material adverse effect with respect to RWD remained in the merger agreement. Mr. Shelton reiterated the Special Committee’s position that, in light of the need to obtain for RWD’s minority stockholders a higher level of certainty with respect to the closing of a transaction with Dr. Deutsch, the Special Committee would not approve a merger agreement containing those conditions. Dr. Deutsch then proposed a revised offer price of $2.05 per share in exchange for the deletion of those conditions from the merger agreement. Mr. Shelton replied that $2.05 per share was too low and that $2.10 per share was a more appropriate revised proposal in exchange for a concession by Dr. Deutsch to eliminate those conditions. Mr. Shelton then proposed that the Special Committee be presented with Dr. Deutsch’s alternative revised proposals of $2.25 per share (contingent upon the inclusion in the merger agreement of the conditions to closing relating to the receipt of third party lenders’ consents and the absence of a material adverse effect with respect to RWD) or $2.10 per share (with modifications to the merger agreement eliminating those conditions). Dr. Deutsch agreed to Mr. Shelton’s proposal.

The Special Committee, along with its legal and financial advisors, convened later in the day on April 29. Mr. Shelton reviewed with the Special Committee the alternative proposals that Dr. Deutsch had outlined during their earlier conversation, and the Special Committee members weighed the relative merits of each proposal. The Special Committee determined that, although the $2.25 offer price was attractive, the related conditions to closing significantly limited the certainty that a transaction at that price would ultimately be completed. The members of the Special Committee decided instead that it was in the best interests of the RWD stockholders (other than Research Park) to accept the $2.10 offer price in order to reduce the number and scope of the closing conditions in the merger agreement and, as a result, increase the level of certainty that the transaction will be completed. FBR provided the Special Committee with an oral opinion, which was subsequently confirmed in writing, that as of such date, based upon the same analyses described in the April 28, 2003 presentation to the Special Committee and subject to the limitations and qualifications described during that presentation and set forth in its written opinion, the consideration of $2.10 per share in cash to be paid under the merger agreement was fair, from a financial point of view, to the holders of RWD common stock (other than Dr. Deutsch, Research Park, and certain of their affiliates and associates). The Special Committee then unanimously decided to recommend that the RWD Board of Directors accept Dr. Deutsch’s offer of $2.10 per share and approve the merger agreement, as modified.

The Special Committee reported its findings and unanimous recommendations to the entire Board of Directors at a meeting of the board held later in the afternoon on April 29. The RWD Board of Directors considered the report and recommendations of the Special Committee. With Dr. Deutsch and Ms. Brown abstaining and Mr. Rebeck absent, the Board of Directors approved the merger and the merger agreement and resolved to recommend that RWD’s stockholders approve the merger in accordance with the provisions of the merger agreement.

Recommendations of the Special Committee and the Board of Directors; RWD’s Purpose and Reasons for the Merger

The Special Committee. On April 29, 2003, the Special Committee unanimously determined that the merger and the merger agreement are fair to and in the best interests of the RWD stockholders (other than Research Park) and unanimously voted to recommend that RWD’s Board of Directors approve the merger and the merger agreement and recommend to RWD’s stockholders that they vote to approve the merger and the merger agreement. In evaluating the fairness and advisability of the merger agreement and the merger, the Special Committee considered the following factors:

Market Price and Premium. The Special Committee considered the historical market prices and recent trading activity of RWD common stock, including the fact that the proposed consideration of $2.10 per share in cash to be received by the stockholders in the merger represents a premium of approximately 144% over the average closing price of RWD’s common stock during the 30 trading days prior to the public announcement by RWD of the execution of the merger agreement. The Special Committee also considered the fact that RWD common stock had closing prices as high as $28.00 per share and as low as $.80 per share during the five-year period prior to the public announcement of Dr. Deutsch’s proposal and the fact that the highest closing price during that period ($28.00) occurred in April 1998. The Special Committee also considered that RWD common stock had not closed as high as $2.10 per share in the period from September 16, 2002 to April 29, 2003. The market price for RWD common stock from the fourth quarter 2002 until the public announcement of the merger agreement was below the merger consideration of $2.10 per share. Based upon its consideration of RWD’s operations and prospects, the nature of the industry and trading characteristics of companies with capitalizations similar in size to RWD, the Special Committee concluded that it might take a considerable period of time before the trading price of RWD’s shares would equal either the $2.10 per share merger consideration or the $28.00 per share all time trading high, if ever.

Historical and Projected Financial Performance and Related Risks and Uncertainties. The Special Committee considered the historical results of operations, financial condition (specifically RWD’s declining financial performance), assets, liabilities, business strategy and prospects of RWD and the nature of the industry in which RWD competes. The Special Committee believed that RWD’s revenues for the twelve months ended March 31, 2003, which were lower than its revenues for the year ended December 31, 2002, represented a meaningful change in the health of RWD’s ongoing business prospects. Based on this knowledge and other factors considered by the Special Committee, the Special Committee concluded that, from the perspective of the holders of RWD common stock (other than Research Park), it was preferable to RWD stockholders (other than Research Park) that RWD enter into the merger agreement providing for a price of $2.10 per share in cash rather than subject RWD stockholders to the risks of deteriorating future performance and the market’s reaction to that performance.

Lack of Alternative Acquisition Proposals. Based on Dr. Deutsch’s percentage ownership of RWD and stated intention not to sell his shares to any third party, the Special Committee concluded that it is unlikely that a competing offer for RWD could be obtained.

Offer Price and Merger Consideration. The Special Committee concluded, based on its negotiations with Dr. Deutsch and the other information available to it, that $2.10 per share represents the highest price that Dr. Deutsch is willing to pay, absent conditions to closing relating to the receipt of third party lenders’ consents and the absence of a material adverse effect with respect to RWD, and is likely the highest price reasonably obtainable for RWD’s stockholders.

Arm’s Length Negotiations. The Special Committee considered the fact that the merger agreement and the merger are the result of arm’s length negotiation between Dr. Deutsch and his financial and legal advisors, on the one hand, and RWD through the Special Committee and its financial and legal advisors, on the other hand.

Opinion of FBR. The Special Committee considered and adopted the analyses of FBR and in particular the opinion of FBR that, as of April 29, 2003, and based upon and subject to the factors and assumptions set forth in its opinion, the $2.10 per share in cash to be paid under the merger agreement is fair, from a financial point of view, to the holders of RWD common stock (other than Dr. Deutsch, Research Park, and certain of their affiliates and associates). The full text of the written opinion of FBR, dated April 29, 2003, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to the proxy statement and is incorporated herein by reference. In its review of the analyses performed by FBR, the Special Committee did not weigh each analysis prepared by FBR separately, but rather considered all of them taken as a whole.

Public Float; Potential Delisting. The Special Committee considered RWD’s small public float, low trading volume and limited prospects for creating institutional interest in RWD’s stock or coverage by analysts. The Special Committee also considered the risk of a potential delisting of RWD shares by Nasdaq and the effect that this would have on the trading volume of and the stock price for RWD shares.

Stockholder Approval. The Special Committee considered the fact that the merger agreement requires the merger to be adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock of RWD, other than shares held by Research Park.

Financing and Deal Certainty. The Special Committee considered the financial ability of RWD to complete the merger, particularly RWD’s ability to maintain sufficient cash reserves between signing and closing to pay the merger consideration to RWD stockholders, and Dr. Deutsch’s agreement to be personally responsible for causing RWD to perform that obligation. The Special Committee noted that Dr. Deutsch will not be personally responsible for actually paying any portion of the merger consideration. The Special Committee also considered the absence of any financing condition to the merger and the fact that the per share price to be received in the merger is payable in cash, eliminating any uncertainties in valuing the merger consideration to be received by RWD stockholders.

Other Terms of the Merger Agreement. The Special Committee considered the terms and conditions of the merger agreement, including in particular:

•	the termination provisions of the merger agreement, the absence of any termination fee and the ability of the Special Committee to provide non-public information concerning RWD to any third party who makes an unsolicited acquisition proposal, and to engage in discussions or negotiations with any such party, if the Special Committee determines that it must do so to comply with its fiduciary obligations to the stockholders; and

•	the provisions in the merger agreement permitting the Special Committee, subject to certain conditions, to terminate the merger agreement if a superior proposal is received from a third party and not matched by Dr. Deutsch.

Problems and Costs Associated with being a Public Company. The Special Committee considered the cost to RWD of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to RWD and its stockholders of continuing to incur these costs. The Special Committee concluded that the benefits that RWD and its stockholders would generally derive from RWD’s status as a public company were not being realized and, as a result, termination of RWD’s reporting and other compliance obligations under the Exchange Act following the merger, and the elimination of the related costs of compliance, outweighed the benefits of continuing to incur such costs.

Immediate Liquidity. The Special Committee considered that historically there has been low trading volume with respect to RWD’s common stock. It has become difficult for RWD stockholders to dispose of any significant number of shares of RWD common stock without significant adverse impact on the market price of RWD common stock. The merger will result in immediate liquidity for the stockholders (other than Research Park), rather than continued ownership of these shares subject to the risks presented by the limited trading market.

The Special Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Special Committee to represent effectively the interests of the stockholders (other than Research Park) including:

•	the composition of the Special Committee, consisting solely of directors who are not employees of RWD, and who have no financial interest in the proposed merger different from RWD stockholders generally;

•	the manner in which the going private transaction process was conducted and the fact that the Special Committee was delegated exclusive authority for conducting all aspects of the going private transaction process;

•	the requirement in the merger agreement that the merger must be approved by the affirmative vote of at least a majority of the votes entitled to be cast, excluding the votes of Research Park;

•	the Special Committee retained and received advice from its own independent legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the merger agreement;

•	the ability of the Special Committee to terminate the merger agreement if a superior proposal is received from a third party and not matched by Dr. Deutsch; and

•	the Special Committee engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration and the Special Committee has obtained the highest price per RWD share that Dr. Deutsch is willing to pay absent conditions to closing relating to the receipt of third party lenders’ consents and the absence of a material adverse effect with respect to RWD.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the actual or potential conflicts of interest that some of the executive officers and directors of RWD have in connection with the merger, including the fact that some of the executive officers and directors will be entitled to payment for their stock options which become exercisable as a result of the merger;

•	the cash consideration to be received by RWD stockholders will be taxable to them;

•	following the merger, the stockholders (other than Research Park) will cease to participate in any future earnings growth of RWD or benefit from any increase in the value of RWD; and

•	the possibility that the merger will not be completed and the resulting effects to RWD and to the stockholders of RWD, other than Research Park.

The Special Committee determined that the conflicts of interest were mitigated by the establishment of the Special Committee to negotiate the terms of the merger agreement and to evaluate the fairness of the merger. The Special Committee also determined that the loss of opportunity to participate in any future earnings growth of RWD was adequately reflected in the merger consideration of $2.10 per share in cash. The Special Committee also considered the fact that the stockholders (other than Research Park), upon completion of the merger, will not be exposed to the possibility of illiquid stock and the risks of future declines in RWD’s stock price or RWD’s bankruptcy, in which case, the stockholders would likely receive nothing for their shares.

The foregoing discussion includes all of the material factors considered by the Special Committee in reaching its conclusions and recommendations but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the Special Committee may have given different weights to different factors. The determination of the Special Committee was made after consideration of all of the factors together.

The Board of Directors. At a special meeting of RWD’s Board of Directors held on April 29, 2003, the board concluded (with Dr. Deutsch and Ms. Brown abstaining and Mr. Rebeck absent) based in part on the recommendations of the Special Committee, that the merger, and the terms and provisions of the merger agreement, including the merger consideration of $2.10 in cash per share to the stockholders of RWD, other than Research Park, were fair to and in the best interests of RWD’s stockholders, other than Research Park, approved the merger in accordance with the provisions of the merger agreement, authorized RWD to enter into the merger agreement and resolved to recommend to the stockholders of RWD that they approve the merger in accordance with the provisions of the merger agreement.

The Board of Directors considered the following factors in deciding to recommend that stockholders vote “FOR” the approval of the merger in accordance with the provisions of the merger agreement:

•	the recommendations of the Special Committee;

•	the opinion of FBR delivered to the Special Committee stating that, as of April 29, 2003, and based on and subject to the factors and assumptions set forth in its opinion, the $2.10 per share in cash to be paid under the merger agreement is fair, from a financial point of view, to the holders of RWD common stock (other than Dr. Deutsch, Research Park, and certain of their affiliates and associates), which analysis the Board adopted. See “Opinion of Friedman, Billings, Ramsey & Co., Inc.” beginning on page 25 and a copy of the opinion of FBR attached as Annex B to this proxy statement; and

•	the factors referred to above as having been taken into account by the Special Committee, including factors relating to procedural fairness.

The Board of Directors recommends that you vote “FOR” the merger in accordance with the provisions of the merger agreement.

Except to the extent a recommendation is made in a person’s capacity as a director, no executive officer of RWD has made any recommendation with respect to the merger or any other transaction contemplated by the merger agreement.

The purpose and reasons for effecting the merger at this time are to provide the stockholders of RWD, other than Research Park, with the opportunity to liquidate their investment in RWD for cash at a significant premium to the market price for the common stock immediately prior to the announcement of the merger. The liquidity of RWD common stock has been hampered by, among other things, its low trading volume on Nasdaq, the lack of adequate analyst coverage and RWD’s net losses in recent periods.

Opinion of Friedman, Billings, Ramsey & Co., Inc.

The Special Committee engaged FBR to render an opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of RWD common stock, other than Dr. Deutsch, Research Park and certain of their affiliates and associates, of the $2.10 per share in cash to be paid to the stockholders pursuant to the merger agreement. FBR rendered its opinion to the Special Committee that, as of April 29, 2003, the $2.10 per share that was provided for in the merger agreement was fair, from a financial point of view, to the holders of the outstanding shares of RWD common stock, other than Dr. Deutsch, Research Park, and certain of their affiliates and associates.

The full text of FBR’s written opinion, dated April 29, 2003, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by FBR is attached as Annex B to this proxy statement and is incorporated into this document by reference. RWD’s stockholders are advised to read that opinion in its entirety. Such opinion was limited to the fairness of the merger consideration, from a financial point of view, to the holders of the outstanding shares of RWD common stock, other than Dr. Deutsch, Research Park, and certain of their affiliates and associates, and the opinion of FBR does not constitute a recommendation to any stockholder. The following summary of FBR’s opinion is qualified in its entirety by reference to the full text of such opinion. FBR has consented to the attachment of its opinion as Annex B to this proxy statement and to the inclusion of the summary set forth below.

In connection with its opinion, FBR examined, among other things, the following:

•	the merger agreement dated April 29, 2003, and the financial terms and conditions set forth therein;

•	RWD’s Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002, September 30, 2002, and Current Reports on Form 8-K filed with the SEC since January 1, 2002;

•	other data related to RWD, including certain internal financial statements and other financial and operating data, and certain financial forecasts and other forward-looking information for 2003 prepared and furnished to FBR by RWD’s management;

•	certain other publicly available research reports and financial forecasts regarding RWD;

•	general industry information for the industries in which RWD operates;

•	the reported stock prices, trading activity and press releases of RWD and its related common stock for the past 12 months;

•	the financial performance and securities data of RWD in comparison with that of certain other public companies that FBR deemed comparable to RWD; and

•	the financial terms, to the extent publicly available, of other announced and completed transactions that FBR deemed relevant.

FBR also held discussions with members of the senior management of RWD concerning business operations and conditions. Finally, FBR considered such other matters and took into account such accepted financial and investment banking procedures and considerations (i.e. studies, analyses, inquiries and investigations), as it deemed relevant in arriving at its opinion.

In rendering its opinion, FBR assumed and relied, without independent verification, upon the accuracy and completeness of all information examined by or otherwise reviewed or discussed with FBR for purposes of its opinion, including without limitation the financial forecasts provided by senior management. FBR did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of RWD. RWD’s senior management advised FBR that the financial forecasts provided by them to FBR were prepared in good faith on bases reasonably reflecting the best currently available estimates and judgments of RWD’s senior management. With regard to such financial forecasts, FBR assumed, with the consent of the Special Committee, that

•	the financial forecasts will be achieved in the amounts and at the times contemplated thereby; and

•	all material assets and liabilities (contingent or otherwise) of RWD are as set forth in the financial statements of RWD or other information made available to FBR.

FBR expressed no opinion with respect to the financial forecasts or the estimates and judgments on which they were based.

FBR made no independent investigation of any legal matters involving RWD. FBR further assumed that the merger will be completed on the terms described in the merger agreement, without any waiver of any material terms or conditions by RWD, and that the final form of the merger agreement is similar to the April 29, 2003 draft reviewed by FBR. FBR was not requested to seek alternatives to the proposed merger, and it did not seek any alternatives.

FBR’s opinion was provided for the use and benefit of the Special Committee in connection with its consideration of the merger. Such opinion was limited to the fairness of the merger consideration, from a financial point of view, to the holders of the outstanding shares of RWD common stock, other than Dr. Deutsch, Research Park, and certain of their affiliates and associates. FBR expressed no view as to, and its opinion does not address, any other terms of the proposed merger or the merits of the underlying decision of RWD to engage in the proposed merger.

FBR’s opinion was based upon economic, market, financial, and other conditions existing on, and other information disclosed to FBR as of, the date of its opinion. The opinion noted that subsequent developments might affect the conclusion expressed in such opinion, and FBR disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion which might come or be brought to its attention after the date of such opinion.

FBR’s opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee or the management of RWD with respect to the merger.

In evaluating the merger, FBR conducted various financial analyses, including:

•	a comparison of RWD to comparable companies, both on a whole company basis and a sum of the parts basis looking at RWD’s three business divisions;

•	a comparison of the merger consideration to be realized by RWD’s stockholders to the distributions they might receive in an orderly liquidation or in an orderly liquidation combined with a sale of two of RWD’s three divisions; and

•	a comparison of the merger consideration to recent going private transactions, in general, and to recent comparable going private transactions.

FBR was unable to perform a discounted cash flow analysis of RWD because RWD did not prepare and could not provide guidance for financial projections beyond those quarters ending June 30, 2003, September 30, 2003, and December 31, 2003.

FBR’s opinion is based on its consideration of the collective results of all of its analyses, together with the other factors referred to in its opinion, and does not attribute any particular weight to any particular analysis or factor it considered. The valuations resulting from these analyses were compared by FBR to the transaction value represented by the merger. When FBR presented its fairness opinion to the Special Committee, it reviewed the results of its analyses and the assumptions upon which they were based, as well as other factors.

The following summarizes each of the primary analyses conducted by FBR. The following summary is not a complete description of the analyses performed or factors considered by FBR.

Comparable Company Analyses

Comparable Company Analyses—Overview

FBR performed four types of comparable company analyses:

•	a whole company analysis using comparable companies of all capitalizations;

•	a whole company analysis using comparable microcap companies (i.e., companies with a market capitalization of $100 million or less);

•	a sum of the parts analysis using comparable companies of all capitalizations; and

•	a sum of the parts analysis using comparable microcap companies.

In performing the comparable company analyses, FBR examined public companies it considered to have characteristics similar to RWD, either in terms of the industry in which they operate and the business model they pursue or from a financial and an operational perspective, or both. Comparable companies can be found by identifying companies with similar business characteristics, including the type of services offered, service lines, markets, distribution channels, customer bases, growth prospects, or operating strategies that would be accepted by the investment community to be in the same industry for analytical purposes. However, no company that FBR used in any of the comparable company analyses is identical to RWD.

Each of the comparable company analyses contains comparative financial performance and operating statistics. FBR analyzed certain characteristics of the comparable companies, including revenues, assets, profitability, balance sheet efficiency, historical growth and other relevant financial metrics. FBR also analyzed trading multiples of revenue, as appropriate. In performing its analyses, FBR made certain judgments and assumptions, many of which are beyond the control of RWD, such as the impact of competition on RWD or the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of RWD, the industry, or the financial markets in general.

Comparable Company Analysis—Trading Multiples

In each comparable company analysis, FBR calculated for the comparable company group their multiples of enterprise value to revenue. “Enterprise value” is the company’s market capitalization (i.e., the value of the common equity based on the stock price on April 25, 2003) plus book value of debt less cash. In calculating the enterprise value to revenue multiples for each comparable company group, FBR used the last twelve month’s revenue as reflected in each company’s most recently reported financial results. For each analysis, FBR calculated the “mean,” “median,” “high” and “low” enterprise value to revenue multiples for the comparable company group. Where the size of the comparable company group permitted, FBR excluded the companies having the highest and lowest multiples in the group when calculating the mean and median for the group.

In valuing RWD using comparable company enterprise value to revenue multiples, FBR performed identical valuation analyses using RWD’s revenues for the twelve months ended March 31, 2003, and for the year ended December 31, 2002. FBR made both calculations because most of the comparable companies had not yet reported March 31, 2003, results that could be considered in the calculation of their enterprise value to revenue multiples. Accordingly, from a reporting period perspective, FBR concluded that a year ended December 31, 2002, comparison would be meaningful. However, FBR also felt that RWD’s revenues for the twelve months ended March 31, 2003, which were lower than its revenues for year ended December 31, 2002, were significant as they represented a meaningful change in the health of RWD’s ongoing business prospects.

Even though RWD maintains a significant revenue base, thus enabling FBR to base its comparable company analyses on revenue multiples, RWD produces no earnings. Because RWD does not currently have positive earnings and is not projected to have positive earnings in the near future, FBR did not utilize any price to earnings multiples in its comparable company analyses.

FBR determined that its comparable company revenue multiple analyses likely would not account for RWD’s lack of earnings because a majority of the comparable companies did generate earnings. Earnings, or lack thereof, are more represented in individual stock prices than in mean revenue multiples. In general, using mean revenue multiples will tend to undervalue companies with high earnings and overvalue companies with negative earnings. FBR concluded that it was important to take this tendency into account when interpreting the results of its revenue multiple analyses. In an attempt to account for RWD’s declining financial performance and recent negative EBITDA (earnings before interest, taxes, depreciation and amortization) when compared to the whole company comparable groups, FBR deemed it appropriate to use the lowest multiple in the comparable company group, in addition to the mean and median multiples, to derive an implied valuation for RWD.

Comparable Company Analysis—Whole Company—All Capitalizations

FBR’s all capitalizations whole company comparable company analysis included companies offering consulting services, information technology services, training services or e-learning services similar to those of RWD and did not limit the comparable companies based upon their market capitalizations. The comparable companies were DA Consulting Group, Inc., GP Strategies Corporation, Systems & Computer Tech., TENERA, Inc., Tetra Tech, Inc., and Thomas Group, Inc.

The mean (excluding the high and low), median (excluding the high and low), high and low enterprise value to revenue multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/Revenue

Mean (Excluding High and Low)	0.50x
Median (Excluding High and Low)	0.55x
High	1.13x
Low	0.13x

Using the foregoing mean, median and low comparable company revenue multiples and RWD’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i.e., the implied enterprise valuation plus RWD’s net cash) for RWD as set forth in the following table:

Based upon RWD’s December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Cash Per Share	Implied Equity Valuation
Mean	$3.78	$0.78	$4.56
Median	$4.23	$0.78	$5.01
Low	$1.00	$0.78	$1.78

The proposed transaction price per share of $2.10 is lower than both the mean and median and higher than the low multiple implied equity valuations.

Using the mean, median and low comparable company revenue multiples referred to above and RWD’s revenues for the twelve months ended March 31, 2003, FBR calculated the implied per share enterprise and equity valuations for RWD as set forth in the following table:

Based Upon RWD’s Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Cash Per Share	Implied Equity Valuation
Mean	$3.60	$0.78	$4.38
Median	$4.02	$0.78	$4.80
Low	$0.96	$0.78	$1.74

The proposed transaction price per share of $2.10 is lower than both the mean and median and higher than the low multiple implied equity valuations.

Comparable Company Analysis—Whole Company—Microcap

FBR’s microcap whole company comparable company analysis included companies offering consulting services, information technology services, training services or e-learning services similar to those of RWD but limited the comparable companies to those with a market capitalization of $100 million or less. This is because these so-called “microcap” companies, such as RWD, tend to trade differently and be less efficiently priced than midcap or largecap companies. The comparable companies were DA Consulting Group, Inc., GP Strategies Corporation, TENERA, Inc., and Thomas Group, Inc.

The mean, median, high and low enterprise value to revenue multiples for the comparable microcap company group are set forth in the following table:

Comparable Companies	Enterprise Value/ Last Twelve Month’s Revenue

Mean	0.35x
Median	0.27x
High	0.72x
Low	0.13x

Using the foregoing mean, median and low comparable company revenue multiples and RWD’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i. e., the implied enterprise valuation plus RWD’s net cash) for RWD as set forth in the following table:

Based upon RWD’s December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Cash Per Share	Implied Equity Valuation
Mean	$2.65	$0.78	$3.43
Median	$2.07	$0.78	$2.85
Low	$1.00	$0.78	$1.78

The proposed transaction price per share of $2.10 is lower than both the mean and median and higher than the low multiple implied equity valuations.

Using mean, median and low comparable company revenue multiples referred to above and RWD’s revenues for the twelve months ended March 31, 2003, FBR calculated the implied per share enterprise and equity valuations for RWD as set forth in the following table:

Based Upon RWD’s Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Cash Per Share	Implied Equity Valuation
Mean	$2.52	$0.78	$3.30
Median	$1.97	$0.78	$2.75
Low	$0.96	$0.78	$1.74

The proposed transaction price per share of $2.10 is lower than both the mean and median and higher than the low multiple implied equity valuations.

Comparable Company Analysis—Sum of the Parts—Overview

As a result of its examination of RWD, FBR found that the three distinct business lines, Enterprise Services, Performance Solutions, and Applied Technology Solutions, taken individually and then summed, might indicate an alternative implied valuation for RWD. Accordingly, FBR performed comparable company analyses of each of the three product lines or divisions first using a group of comparable companies without regard to market capitalization and then using a group of microcap companies.

Comparable Company Analysis—Sum of the Parts—All Capitalizations

FBR’s sum of the parts comparable company analysis involved examining specific public companies, without regard to market capitalization, that FBR considered to have characteristics similar to each of the three separate divisions of RWD (Enterprise Services, Performance Solutions and Applied Technology Solutions), either in terms of the industry in which they operate and the business model they pursue or from a financial or operational perspective, or both.

The consolidated implied equity values for the sum of the parts analysis range from a low of $2.68 per share to a high of $3.54 per share compared to a proposed transaction price per share of $2.10.

Enterprise Services Division

FBR’s comparable company analysis included companies offering consulting services, technical training services, or learning software products similar to those of the Enterprise Services division of RWD. The comparable companies were DA Consulting Group, Inc., GP Strategies Corporation, ProsoftTraining, TENERA, Inc., Centra Software, Inc., Learning Tree Int’l., and New Horizons Worldwide.

The mean (excluding the high and low), median (excluding the high and low), high and low enterprise value to revenue multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/ Last Twelve Months’ Revenue
Mean (Excluding High and Low)	0.34x
Median (Excluding High and Low)	0.26x
High	1.01x
Low	0.13x

Based upon its analysis, FBR determined that, prior to accounting for company-wide corporate overhead, the Enterprise Services division had earnings during the year ended December 31, 2002, and thus FBR did not use the low comparable company revenue multiple in its analysis.

Using the foregoing mean and median comparable company revenue multiples and the Enterprise Services division’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i.e., the implied enterprise valuation plus the division’s allocated share of RWD’s net cash) for the Enterprise Services division as set forth in the following table. FBR allocated RWD’s net cash to the three divisions pro rata based upon each division’s revenues.

Based upon Enterprise Services’ December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$1.19	$0.35	$1.54
Median	$0.90	$0.35	$1.25

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.95 is lower than both the mean and median implied equity valuations of the Enterprise Services division.

Using the mean and median comparable company revenue multiples referred to above and the Enterprise Services division’s revenues for the twelve months ended March 31, 2003, FBR calculated implied per share enterprise and equity valuations for the Enterprise Services division as set forth in the following table:

Based Upon Enterprise Services’ Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$1.14	$0.36	$1.50
Median	$0.86	$0.36	$1.22

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.96 is lower than both the mean and median implied equity valuations of the Enterprise Services division.

Performance Solutions Division

FBR’s comparable company analysis included companies offering consulting services, process improvement services, or implementation training services similar to those of the Performance Solutions division of RWD. The comparable companies were DA Consulting Group, Inc., DiamondCluster International, Inc., GP Strategies Corporation, Braun Consulting, Inc., Exponent, Inc., SM&A, Management Network Group, Inc., Thomas Group, Inc., and Tetra Tech, Inc.

The mean (excluding the high and low), median (excluding the high and low), high and low enterprise value to revenue multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/ Last Twelve Month’s Revenue
Mean (Excluding High and Low)	0.44x
Median (Excluding High and Low)	0.39x
High	2.04x
Low	-0.27x

Based upon its analysis, FBR determined that, prior to accounting for company-wide corporate overhead, the Performance Services division had earnings during the year ended December 31, 2002, and thus FBR did not use the low comparable company revenue multiple in its analysis.

Using the foregoing mean and median comparable company revenue multiples and the Performance Services division’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i.e., the implied enterprise valuation plus the division’s allocated share of RWD’s net cash) for the Performance Services division as set forth in the following table. FBR allocated RWD’s net cash to the three divisions pro rata based upon each division’s revenues.

Based upon Performance Services’ December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$1.30	$0.30	$1.60
Median	$1.16	$0.30	$1.46

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.82 is lower than both the mean and median implied equity valuations of the Performance Services division.

Using the mean and median comparable company revenue multiples referred to above and the Performance Services division’s revenues for the twelve months ended March 31, 2003, FBR calculated implied per share enterprise and equity valuations for the Performance Services division as set forth in the following table:

Based Upon Performance Services’ Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$1.29	$0.32	$1.61
Median	$1.15	$0.32	$1.47

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.85 is lower than both the mean and median implied equity valuations of the Performance Services division.

Applied Technology Solutions Division

FBR’s comparable company analysis included companies offering information technology services, e-learning services, or content creation services similar to those of the Applied Technology Solutions division of RWD. The comparable companies were answerthink, inc., DiamondCluster International, Inc., Inforte Corp., META Group, Inc., Sapient Corporation, and Tanning Technology Corp.

The mean (excluding the high and low), median (excluding the high and low), high and low enterprise value to revenue multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/ Last Twelve Months’ Revenue
Mean (Excluding High and Low)	0.23x
Median (Excluding High and Low)	0.21x
High	1.11x
Low	-1.86x

Using the foregoing mean and median comparable company revenue multiples and the Applied Technology Solutions division’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i.e., the implied enterprise valuation plus the division’s allocated share of RWD’s net cash) for the Applied Technology Solutions division as set forth in the following table. FBR allocated RWD’s net cash to the three divisions pro rata based upon each division’s revenues.

Because of the particular poor results and continued expectation of poor results for the Applied Technology Solutions division, including significant cash use, FBR deemed it appropriate to assign $0.00 as the low end of the valuation range.

Based upon Applied Technology Solutions’ December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.27	$0.12	$0.39
Median	$0.26	$0.12	$0.38

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.33 is lower than both the mean and median implied valuations and higher than the low end of the implied equity valuations of the Applied Technology Solutions division.

Using the mean and median comparable company revenue multiples referred to above and the Performance Services division’s revenues for the twelve months ended March 31, 2003,

FBR calculated implied per share enterprise and equity valuations for the Applied Technology Solutions division as set forth in the following table.

Because of the particular poor results and continued expectation of poor results for the Applied Technology Solutions division, including significant cash use, FBR deemed it appropriate to assign $0.00 as the low end of the valuation range.

Based Upon Applied Technology Solutions’ Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.23	$0.11	$0.34
Median	$0.22	$0.11	$0.33

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.29 is lower than both the mean and median implied valuations and higher than the low end of the implied equity valuations of the Applied Technology Solutions division.

Comparable Company Analysis—Sum of the Parts—Microcap

Because so-called “microcap” companies, such as RWD, tend to trade differently and be less efficiently priced than midcap or largecap companies, FBR refined and supplemented its sum of the parts comparable company analysis. This was done by examining specific public companies, with market capitalizations of $100 million or less, that FBR considered to have characteristics similar to each of the three separate divisions of RWD (Enterprise Services, Performance Solutions and Applied Technology Solutions), either in terms of the industry in which they operate and the business model they pursue or from a financial or operational perspective, or both.

Under the analysis, the consolidated implied equity values for the sum of the parts analysis range from a low of $2.17 per share to a high of $2.72 per share compared to a proposed transaction price per share of $2.10.

Enterprise Services

This comparable company analysis included microcap companies offering consulting services, technical training services, or learning software products similar to those of the Enterprise Services division of RWD. The comparable companies were DA Consulting Group, Inc., GP Strategies Corporation, ProsoftTraining, TENERA, Inc., Centra Software, Inc., and New Horizons Worldwide.

The mean (excluding the high and low), median (excluding the high and low), high and low enterprise value to revenue multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/ Last Twelve Months’ Revenue
Mean (Excluding High and Low)	0.25x
Median (Excluding High and Low)	0.24x
High	0.72x
Low	0.13x

Based upon its analysis, FBR determined that the Enterprise Services division, prior to accounting for company-wide corporate overhead, had earnings during the year ended December 31, 2002, and thus FBR did not use the low comparable company revenue multiple in its analysis.

Using the mean and median comparable company revenue multiples referred to above and the Enterprise Services division’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i.e., the implied enterprise valuation plus the division’s allocated share of RWD’s net cash) for the Enterprise Services division as set forth in the following table. FBR allocated RWD’s net cash to the three divisions pro rata based upon each division’s revenues.

Based upon Enterprise Services’ December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.87	$0.35	$1.22
Median	$0.81	$0.35	$1.16

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.95 is lower than both the mean and median implied equity valuations of the Enterprise Services division.

Using the mean and median comparable company revenue multiples referred to above and the Enterprise Services division’s revenues for the twelve months ended March 31, 2003, FBR calculated implied per share enterprise and equity valuations for the Enterprise Services division as set forth in the following table:

Based Upon Enterprise Services’ Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.83	$0.36	$1.19
Median	$0.78	$0.36	$1.14

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.96 is lower than both the mean and median implied equity valuations of the Enterprise Services division.

Performance Solutions

FBR’s comparable company analysis included microcap companies offering consulting services, process improvement services, or implementation training services similar to those of the Performance Solutions division of RWD. The comparable companies were DA Consulting Group, Inc., DiamondCluster International, Inc., GP Strategies Corporation, Braun Consulting, Inc., Exponent, Inc., Management Network Group, Inc., and Thomas Group, Inc.

The mean (excluding the high and low), median (excluding the high and low), high and low enterprise value to revenue multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/ Last Twelve Months’ Revenue
Mean (Excluding High and Low)	0.25x
Median (Excluding High and Low)	0.32x
High	0.72x
Low	-0.27x

Based upon its analysis, FBR determined that the Performance Services division, prior to accounting for company-wide corporate overhead, had earnings during the year ended December 31, 2002, and thus FBR did not use the low comparable company revenue multiple in its analysis.

Using the foregoing mean and median comparable company revenue multiples and the Performance Services division’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i.e., the implied enterprise valuation plus the division’s allocated share of RWD’s net cash) for the Performance Services division as set forth in the following table. FBR allocated RWD’s net cash to the three divisions pro rata based upon each division’s revenues.

Based upon Performance Services’ December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.73	$0.30	$1.03
Median	$0.94	$0.30	$1.24

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.82 is lower than both the mean and median implied equity valuations of the Performance Services division.

Using the mean and median comparable company revenue multiples referred to above and the Performance Services division’s revenues for the twelve months ended March 31, 2003, FBR calculated implied per share enterprise and equity valuations for the Performance Services division as set forth in the following table:

Based Upon Performance Services’ Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.73	$0.32	$1.05
Median	$0.93	$0.32	$1.25

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.85 is lower than both the mean and median implied equity valuations of the Performance Services division.

Applied Technology Solutions

FBR’s comparable company analysis included microcap companies offering IT services, e-learning services, or content creation services products similar to those of the Applied Technology Solutions division of RWD. The comparable companies were answerthink, inc., DiamondCluster International, Inc., Inforte Corp., META Group, Inc., and Tanning Technology Corp.

The mean (excluding the high and low), median (excluding the high and low), high and low enterprise value to revenue multiples for the comparable company group are set forth in the following table:

Comparable Companies	Enterprise Value/ Last Twelve Months’ Revenue
Mean (Excluding High and Low)	0.05x
Median (Excluding High and Low)	0.11x
High	1.11x
Low	-1.86x

Using the foregoing mean and median comparable company revenue multiples and the Applied Technology Solutions division’s year ended December 31, 2002, revenues, FBR calculated implied per share enterprise valuations and implied equity valuations (i.e., the implied enterprise valuation plus the division’s allocated share of RWD’s net cash) for the Applied Technology Solutions division as set forth in the following table. FBR allocated RWD’s net cash to the three divisions pro rata based upon each division’s revenues.

Because of the particular poor results and continued expectation of poor results for the Applied Technology Solutions division, including significant cash use, FBR deemed it appropriate to assign $0.00 as the low end of the valuation range.

Based upon Applied Technology Solutions’ December 31, 2002 Year End Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.06	$0.12	$0.18
Median	$0.13	$0.12	$0.25

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.33 is higher than both the mean and median implied valuations and higher than the low end of the implied equity valuations of the Applied Technology Solutions division.

Using the mean and median comparable company revenue multiples referred to above and the Performance Services division’s revenues for the twelve months ended March 31, 2003, FBR calculated implied per share enterprise and equity valuations for the Applied Technology Solutions division as set forth in the following table. Because of the particular poor results and continued expectation of poor results for the Applied Technology Solutions division, including significant cash use, FBR deemed it appropriate to assign $0.00 as the low end of the valuation range.

Based Upon Applied Technology Solutions’ Twelve Months Ended March 31, 2003 Revenues

	Implied Enterprise Valuation	Adjusted Cash Per Share	Implied Equity Valuation
Mean	$0.05	$0.11	$0.16
Median	$0.11	$0.11	$0.22

The adjusted pro-rata portion, apportioned among the three divisions based upon revenue, of the proposed transaction price per share of $0.29 is higher than both the mean and median implied valuations and higher than the low end of the implied equity valuations of the Applied Technology Solutions division.

Liquidation Value Analysis

Based on discussions with RWD and its management team regarding the operations of the RWD, the anticipated business plan of RWD going forward and RWD’s current financial performance and projections, FBR deemed it appropriate to estimate a range of proceeds available for distribution to common stockholders of RWD in an orderly liquidation.

In performing its analysis, FBR analyzed the performance and results of RWD as of March 31, 2003, and made estimates as to the recovery of certain assets and operating costs for RWD through the remainder of the 2003 fiscal year and until an orderly liquidation could be completed, and the cash outlays needed to settle obligations and contingencies of RWD. When estimating monthly fees in liquidation and the corporate cash use, FBR assumed that an orderly liquidation would take 45 days on the low-end scenario and 90 days on the high-end and most probable scenario. The cash recovery value per share in a liquidation scenario for RWD produced the following range (without regard to timing of liquidation distributions which could be subject to material delay):

		High	Low
Cash Available After Liquidation		$25,589	$14,821

Shares Outstanding (As of March 3, 2003)	15,398

Cash Available Per Share After Liquidation		$1.66	$0.96

Business Sell-Off and Liquidation Value Analysis

Based on discussions with RWD and its management team regarding the operations of RWD, the anticipated business plan of RWD going forward and RWD’s current financial performance and projections, FBR deemed it appropriate to estimate a range of proceeds available for distribution to common shareholders of RWD in an orderly liquidation. However, FBR also recognized that two of RWD’s divisions, Enterprise Services and Performance Solutions, might be saleable.

In performing its analysis, FBR analyzed the performance and results of RWD as of March 31, 2003, and made estimates as to the recovery of certain assets and operating costs for RWD through the remainder of the 2003 fiscal year and until an orderly liquidation could be completed, and the cash outlays needed to settle obligations and contingencies of RWD. Additionally, based on several factors, FBR assumed that the Enterprise Services division and the Performance Solutions division were each sold for the lowest enterprise value indicated in the sum of the parts comparable analysis focusing on microcap companies. It was also assumed that the buyers would accept the pro rata share (as a portion of revenue) of receivables and payables associated with the specific divisions. When estimating monthly fees in liquidation and the corporate cash use, FBR assumed that a sell-off and orderly liquidation would take six months in the most probable scenario. The cash recovery value per share in a sell-off and liquidation scenario for RWD produced the following range (without regard to timing of liquidation distributions which could be subject to material delay):

		High	Low
Cash Available After Liquidation		$34,594	$27,069

Shares Outstanding (As of March 3, 2003)	15,398

Cash Available Per Share After Liquidation		$2.25	$1.76

Going Private Transaction Analysis—General

In performing this analysis, FBR analyzed going private transactions across a broad range of industries, which were announced subsequent to January 1, 2000. Using publicly available information, FBR reviewed the terms of those announced, pending or completed going private transactions and compared the premium received to the per share stock price one day, one week, and one month prior to the announced transaction. The value per share in the proposed merger is a greater premium than the going private transactions. At the observed premiums to the going private transactions the implied per share values for RWD are as set forth in the following table:

Implied Per Share Transaction Price Using Going Private Transaction Premiums
One Day Prior Trading Price (4/24/03)	$0.93
Implied Transaction Price	$1.44
One Week Prior Trading Price (4/17/03)	$0.80
Implied Transaction Price	$1.28
One Month Prior Trading Price (3/25/03)	$0.83
Implied Transaction Price	$1.32

Comparable Going Private Transaction Analysis

In performing this analysis, FBR analyzed eighteen going private transactions in industries closely similar to the industry in which RWD operates, which were announced subsequent to January 1, 2000. Using publicly available information, FBR reviewed the terms of those announced, pending or completed going private transactions for companies that operate in a similar business segment to RWD and compared the premium received to the per share stock price one day, one week, and one month prior to the announced transaction. The comparable going private transactions involved the following companies: Auto-trol Technology Corporation, The Cobalt Group, Inc., Deltek Systems, Inc., EA Engineering, Science & Technology, Inc., Eagle Point Software Corporation, Ecometry Corporation, GZA GeoEnvironmental Technologies, Inc., Leapnet, Inc., Market America, Inc., NetLojix Communications, Inc., Nobel Learning Communities, Inc., PartsBase, Inc., Renaissance Worldwide, Inc., Resonate Inc., Riverside Group, Inc., Solomon-Page Group Ltd., Student Advantage, Inc., and wowtown.com, Inc.

The value per share in the proposed merger is a greater premium than the comparable going private transactions. At the observed premiums to the comparable going private transactions the implied per share values for RWD are as set forth in the following table:

Implied Per Share Transaction Price Using Going Private Transaction Premiums
One Day Prior Trading Price (4/24/03)	$0.93
Implied Transaction Price	$1.48
One Week Prior Trading Price (4/17/03)	$0.80
Implied Transaction Price	$1.27
One Month Prior Trading Price (3/25/03)	$0.83
Implied Transaction Price	$1.31

Valuation Summary

The preparation of a fairness opinion is a complex process that involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires FBR to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole.

Each of the analyses conducted by FBR was carried out in order to provide a different perspective on the merger and to add to the total mix of information available. The analyses were prepared solely for the purposes of FBR providing its opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of RWD, other than Dr. Deutsch, Research Park, and certain of their affiliates and associates, of the merger consideration. The analyses performed by FBR are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals of value or to reflect the prices at which RWD might actually be sold. FBR did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. FBR considered the results of all its analyses as a whole and did not attribute any particular weight to any particular analysis or factor it considered. Furthermore, FBR believes that focusing on any portion of FBR’s analysis, without considering all of the analyses, would create an incomplete view of the process underlying the FBR opinion. In addition, FBR may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described within this document should not be taken as FBR’s view of the actual value of RWD.

As a result of the analyses, FBR arrived at a range of equity values per share as summarized in the following table:

Summary of Analysis

	Low	High
Comparable Company Analysis—Whole Company—All Capitalizations	$1.74	$5.01
Comparable Company Analysis—Whole Company—MicroCap	$1.74	$3.43
Comparable Company Analysis—Sum of the Parts—All Capitalizations
Enterprise Services/Technical Training	$1.22	$1.54
Performance Solutions/Lean Consulting	$1.46	$1.61
Applied Technology Solutions/IT Services	$0.00	$0.39

Total	$2.68	$3.54
Comparable Company Analysis—Sum of the Parts—MicroCap
Enterprise Services/Technical Training	$1.14	$1.22
Performance Solutions/Lean Consulting	$1.03	$1.25
Applied Technology Solutions/IT Services	$0.00	$0.25

Total	$2.17	$2.72
Liquidation Value Analysis	$0.87	$1.66
Business Sell-Off and Liquidation Analysis	$1.76	$2.25
Going Private Transaction Analysis—General	$1.28	$1.44
Comparable Going Private Transaction Analysis	$1.27	$1.48

Average	$1.69	$2.69

Proposed Transaction Value Per Share	$2.10	$2.10

FBR is a nationally recognized firm and, as part of its regular investment banking business, FBR is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. During the past two years, FBR has not provided financial advisory services or financing services to RWD, Dr. Deutsch, Ms. Brown, or any of their respective affiliates or associates. In the ordinary course of business, FBR may trade in RWD’s securities for their own account and the accounts of their customers, and, accordingly, may at any time hold a long or short position in RWD’s securities.

The Special Committee selected FBR to render the fairness opinion based upon its overall institutional strength, its expertise and experience with going private transactions, including going private transactions in the technology industry, its reputation and expertise in the information technology industry, favorable responses received from its references regarding performance on prior transactions, the individual experience of each of the members of the FBR team and the lack of any previous relationship between FBR, on the one hand, and any of Dr. Deutsch, Research Park or their affiliates and associates, on the other hand. Pursuant to the terms of an engagement letter dated March 21, 2003, RWD paid FBR $75,000 upon execution of the engagement letter, $75,000 upon the completion of certain enumerated services set forth in the engagement letter that were performed prior to the delivery of FBR’s opinion, and $250,000 upon the delivery of the opinion as to whether, from a financial point of view, the consideration payable to the holders of the outstanding shares of RWD common stock, other than Dr. Deutsch, Research Park, or certain of their affiliates and associates, in connection with the merger is fair. RWD has also agreed to reimburse FBR for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify FBR and certain related persons against certain liabilities in connection with its engagement.

Position of Research Park, Dr. Deutsch and Ms. Brown Regarding the Fairness of the Merger and their Reasons and Purpose for the Merger

The rules of the SEC require Research Park, Dr. Deutsch and Ms. Brown to express their belief as to the fairness of the merger to RWD stockholders, other than Research Park. Research Park, Dr. Deutsch and Ms. Brown believe that the merger is fair to RWD stockholders, other than Research Park. This belief is based solely on the following factors:

•	Merger Consideration Represents a Premium. The merger consideration to be received by RWD stockholders, other than Research Park, in the merger represents a significant premium over the market price of RWD common stock as reported on Nasdaq prior to the announcement of the merger. On April 29, 2003, the last full trading day before the public announcement by RWD of the signing of the merger agreement, the last sale price of RWD common stock on Nasdaq was $0.93 per share. The merger consideration represents a premium of approximately 125.8% over that last sale price. During the six month period before RWD’s announcement of the proposed merger, the last sale price of RWD common stock on Nasdaq ranged from a high of $1.93 per share in November 2002 to a low of $0.80 per share in March 2003.

The merger consideration represents a premium of approximately 8.8% over the six month high and a premium of approximately 162.5% over the six month low.

•	Merger Gives Liquidity. As a result of the merger, RWD stockholders, other than Research Park, will receive cash consideration, allowing them to realize liquidity in their investment at a significant premium over market prices prevailing before the merger announcement, as described above, and eliminating the risk of a decline in the value of their investment in RWD. Research Park, Dr. Deutsch and Ms. Brown believe stockholders otherwise would have trouble achieving liquidity at prevailing market prices because of the small trading volume in RWD stock during the past several years. For example, between May 1, 2002 and April 29, 2003, the last trading day preceding announcement of the signing of the merger agreement, the daily trading volume of RWD common stock exceeded 5,000 shares on only 78 days. Therefore, Research Park, Dr. Deutsch and Ms. Brown believe any attempt by a stockholder to dispose of a significant number of shares in the public market would adversely affect the market price.

•	Possibility That RWD’s Stock Will Be Delisted by Nasdaq. Nasdaq informed RWD, by letter dated April 16, 2003, that because RWD’s common stock had closed at less than $1.00 for more than 30 consecutive days, Nasdaq intends to delist RWD’s common stock from Nasdaq after October 13, 2003, unless the stock trades above $1.00 for at least ten consecutive days prior to that date. Research Park, Dr. Deutsch and Ms. Brown believe that, absent the announcement of the merger, there was a substantial likelihood that RWD’s common stock would be delisted by Nasdaq later in 2003. If this were to occur, Research Park, Dr. Deutsch and Ms. Brown believe the stock price for RWD common stock would decline and the trading volume and liquidity of RWD common stock would decrease.

•	Procedural Fairness. RWD’s Board of Directors formed a Special Committee comprised solely of independent, non-employee directors to consider the proposed merger. RWD, through this Special Committee, with assistance from independent financial and legal advisors, negotiated the merger agreement with Dr. Deutsch on an arm’s length basis. The Special Committee and its financial and legal advisors had sufficient time and resources to engage fully in these negotiations. Further, under the provisions of the merger agreement, the affirmative vote of at least a majority of the votes entitled to be cast by stockholders, other than Research Park, is required to approve the merger.

Neither Research Park, Dr. Deutsch nor Ms. Brown has analyzed RWD’s value based upon a potential sale of RWD, in whole or in segments, to a third party or parties or RWD’s liquidation value. Dr. Deutsch is not willing to sell RWD because he does not believe that the current stock price for RWD shares reflects the long-term value of RWD as a going concern. Dr. Deutsch intends to continue to operate the business after the merger and has no present intention to liquidate the company. As a result, Research Park, Dr. Deutsch and Ms. Brown do not consider the sale or net book or liquidation value of RWD to be material factors affecting the fairness of the merger consideration. Also, none of the stockholders who contributed their shares of RWD common stock to Research Park purchased any shares of RWD common stock during the past two years, and, therefore, none of Research Park, Dr. Deutsch or Ms. Brown considered the merger consideration relative to any purchase price that would have been paid had any purchase been made.

Research Park, Dr. Deutsch and Ms. Brown considered these factors to support their belief as to the fairness of the merger to RWD stockholders, other than Research Park, without assigning weight to any specific factor. The belief of Research Park, Dr. Deutsch and Ms. Brown should not be construed as a recommendation to RWD stockholders by any of them as to how RWD stockholders should vote on the merger. The foregoing discussion of the information and factors considered by Research Park, Dr. Deutsch and Ms. Brown is not intended to be exhaustive but is believed to include all material factors considered by them in reaching their belief that the merger is fair to RWD stockholders, other than Research Park.

Research Park’s, Dr. Deutsch’s and Ms. Brown’s purpose for proposing the merger transaction is their belief that it will be advantageous for RWD to conduct its business as a privately owned company and because the cost and other burdens of being a public company outweigh the benefits for a company the size of RWD. As long as RWD remains a public company, management is required to spend significant time on matters such as preparation of the periodic and current reports required by the Exchange Act, proxy statements and communications with stockholders, securities analysts and potential institutional investors. Also, the legal, accounting and other expenses associated with being a public company are considerable. Research Park, Dr. Deutsch and Ms. Brown further believe that RWD’s poor operating results, coupled with the declines in its stock price, have had a negative effect on employee morale and RWD’s ability to retain its key employees. As a private company, RWD would have greater flexibility in structuring incentives for key employees. Research Park, Dr. Deutsch and Ms. Brown believe that required public disclosures under the Exchange Act give RWD’s competitors, some of which are not public companies, information and insights about RWD’s operations that help them compete with RWD. Finally, Research Park, Dr. Deutsch and Ms. Brown believe that RWD’s public disclosure of its poor results of operations in the past several years has adversely affected RWD’s ability to attract and retain customers. These costs and burdens can be avoided through the acquisition of 100% ownership of RWD in a transaction in which the stockholders of Research Park become RWD’s sole stockholders, and stockholders of RWD (other than Research Park) have their equity interests in RWD extinguished in exchange for $2.10 in cash per share. Dr. Deutsch and his family wish to operate the business of RWD as a private company and on an ongoing basis following the merger. Research Park, Dr. Deutsch and Ms. Brown believe that, as a private company, RWD will be better positioned to implement its long-term business strategies, thus providing value to Dr. Deutsch and his family over time if those strategies are successful.

Interests of Certain Persons in the Merger that Differ From Your Interests

In considering the recommendation of the RWD Board of Directors, you should be aware that some of the officers and directors of RWD have relationships or interests in the merger and the transactions contemplated thereby that are different from the interests of other stockholders and that may present actual or potential conflicts of interest. As a result of the merger, current holders of RWD common stock will no longer have an equity interest in RWD, and Dr. Deutsch and his family will own all of the outstanding shares of RWD. During the time the merger agreement was negotiated and at the time the merger agreement was executed, Dr. Deutsch served as RWD’s Chairman of the Board, Chief Executive Officer and President and Ms. Brown served as one of RWD’s directors.

At the effective time of the merger, each outstanding and unexercised option to purchase shares of RWD common stock, whether vested or unvested, will be cancelled. Each person (other than Dr. Deutsch and his affiliates and associates) who holds an RWD stock option with an exercise price below $2.10 will become entitled to receive a cash payment equal to the product of:

•	the excess of the merger consideration over the per share exercise price of the stock option, multiplied by

•	the aggregate number of shares of RWD common stock then subject to the stock option.

RWD will reduce the cash payment to option holders by the amount of any withholding or other taxes required by applicable law to be withheld. Some of the directors and executive officers of RWD have options for which they may receive a cash payment in connection with the merger.

The RWD Board of Directors and the Special Committee were aware of these actual and potential conflicts of interest and considered them in evaluating the proposed merger. In light of their conflicts of interest, Dr. Deutsch and Ms. Brown abstained from voting on the merger as RWD Board members.

Effects of the Merger

Charter and Bylaws of the Surviving Corporation. After the effective time of the merger, the charter and bylaws of Research Park in effect immediately prior to the effective time will be the charter and bylaws of the surviving corporation. However, at the effective time of the merger, the charter of Research Park will be amended to provide that the name of the surviving corporation will be “RWD Technologies, Inc.”

Directors and Executive Officers of the Surviving Corporation. After completion of the merger, Dr. Deutsch, Mrs. Deutsch and Ms. Brown will serve as the directors of RWD as the surviving corporation. Under the provisions of the merger agreement, the then current officers of RWD will continue as the officers of RWD after completion of the merger.

Registration Under the Exchange Act. RWD common stock is currently registered under the Exchange Act, which requires, among other things, that RWD furnish specified information to its stockholders, file certain reports with the SEC and comply with the Exchange Act’s proxy rules in connection with meetings of RWD’s stockholders. Upon completion of the merger, RWD intends to file with the SEC a certification to the effect that there are fewer than 300 holders of record, which means that RWD’s common stock will cease to be registered under the Exchange Act, and RWD will no longer be required to file reports with the SEC.

Market for the Shares. RWD’s shares of common stock are currently listed and traded on Nasdaq under the symbol “RWDT.” Upon completion of the merger, RWD’s common stock will no longer meet the criteria for continued listing on Nasdaq and, accordingly, will be delisted.

Equity Interest in RWD. Although RWD will continue its operations following completion of the merger, the current stockholders of RWD will no longer have any equity interest in RWD. After the effective time of the merger, all outstanding shares of RWD will be owned by Dr. Deutsch and members of his family.

Risks That the Merger Will Not Be Completed

Completion of the merger is subject to a number of conditions specified in the merger agreement, including the approval of the merger by RWD stockholders at the special meeting. These conditions are described later in this proxy statement under the heading “The Merger Agreement—Conditions to the Merger.” Even if the required approval by RWD stockholders is obtained, there can be no assurance that the merger will be completed.

Conduct of the Business of RWD if the Merger is Not Completed

On April 16, 2003, RWD received written notice from Nasdaq that because RWD’s share price had closed below $1.00 for more than 30 consecutive days, the common stock became subject to delisting after October 13, 2003, unless it trades above $1.00 for at least 10 consecutive days prior to that date. Since the announcement of the proposed merger, RWD’s stock has closed above $1.00 per share each day. If the merger is not completed, however, RWD expects that its stock price again will trade below $1.00, and RWD will again be faced with the delisting of its stock from Nasdaq. If this were to occur, the stock is unlikely to be eligible for trading on the Nasdaq Small Cap Market, which means the stock would be eligible for trading only on the Nasdaq electronic “bulletin board.” Most stocks on this bulletin board system trade only sporadically, and while RWD management cannot be certain, it is likely that RWD’s common stock would trade at prices lower than those that it would have traded on either Nasdaq or Nasdaq Small Cap Market. It is also likely that no research analysts would provide coverage of RWD’s common stock.

The RWD Board of Directors has made no determination as to the direction of RWD’s business should the merger not be completed. If the merger is not completed, management and the Board of Directors intend, from time to time, to evaluate and review RWD’s business, operations, management and other personnel, corporate structure and capitalization. This evaluation may cause management and the Board of Directors to make changes as they deem appropriate and to continue to explore opportunities to expand and enhance RWD’s business.

Accounting Treatment

For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

Appraisal Rights

Under Maryland law, RWD stockholders do not have any appraisal rights in connection with the merger because RWD’s common stock was listed on Nasdaq on the record date for the special meeting. RWD’s common stock continues to be listed on Nasdaq as of the date of this proxy statement.

Regulatory Approvals

RWD and Research Park do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger, other than filings required under the Exchange Act and the filing of articles of merger with the Maryland State Department of Assessments and Taxation. RWD and Research Park believe that none of these filings will be an obstacle to the prompt completion of the merger.

Financing for the Merger

Research Park intends to use RWD’s existing cash to pay the merger consideration, which is expected to be about $11.5 million, and expenses associated with the merger. In order to do so, RWD intends to renegotiate the terms of its existing bank loan agreements because a significant portion of RWD’s current cash serves as collateral for RWD’s obligations under those loan agreements. The renegotiation of these loan agreements is not a condition to Research Park’s obligation to complete the merger.

Pursuant to the merger agreement, Dr. Deutsch has agreed that he will be personally responsible for causing Research Park and RWD to perform their obligations pursuant to the merger agreement (including the payment of consideration, payment with respect to stock options, and payment of expenses). However, in no event will Dr. Deutsch be personally responsible for paying or providing funds to any person to pay for any portion of the merger consideration, payment with respect to stock options, or for any expenses of RWD in connection with the merger or other transactions contemplated by the merger agreement.

Fees and Expenses

Estimated fees and expenses (rounded to the nearest thousand dollars) incurred or to be incurred by RWD in connection with the merger are approximately as follows:

Legal, accounting and financial advisors’ fees and expenses	$
SEC filing fee	$
Printing and mailing expenses	$
Miscellaneous	$
Total	$

Under the merger agreement, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring them, whether or not the merger is completed. The fees and expenses to be borne by RWD will include those of the financial advisors, accountants and legal counsel for RWD and the Special Committee, as well as the fees and expenses for preparation, printing, mailing and filing this proxy statement and other documents used in connection with the merger.

Material United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences of the merger to (i) the stockholders of RWD, other than Research Park, and (ii) holders of options that are converted into cash in the merger (“Optionholders”) under applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), and existing regulations and administrative and judicial interpretations thereunder, as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders, other than Research Park, who hold shares of RWD common stock as capital assets within the meaning of Section 1221 of the Code. The discussion does not apply to:

•	any stockholder who, after the merger, will own (or be deemed to own under Section 318 of the Code) any shares of RWD common stock;

•	any stockholder who is not a United States person within the meaning of Section 7701(a)(30) of the Code;

•	any stockholder who acquired shares in a compensatory transaction, including upon the exercise of an option;

•	any stockholder who holds shares as part of a hedging or conversion transaction, straddle or other risk reduction transaction; or

•	any other category of stockholder who is subject to special tax rules, such as a financial institution, insurance company, broker-dealer or tax-exempt entity.

In addition, the following discussion does not consider the effect of any state, local, foreign or other tax laws.

Since individual circumstances may differ, you are advised to consult with your tax advisor as to the federal, state, local and foreign income and other tax consequences of the merger to you.

If the merger is completed, each stockholder of RWD, other than Research Park, should be treated as having sold such stockholder’s shares in a taxable transaction. As a result, and subject to the discussion in the following paragraphs, each such stockholder should recognize capital gain or loss in an amount equal to the difference between the merger consideration of $2.10 per share and the stockholder’s adjusted tax basis in his or her shares. Any such capital gain or loss will be a long-term capital gain or loss if the stockholder has held the shares for more than one year as of the effective time of the merger even though the merger consideration is not paid to the stockholder at that time. Gain or loss must be determined separately for each block of shares acquired at the same cost in a single transaction. Under the Code, there are significant limitations on the deductibility of capital losses although capital losses generally may be used without limitation to offset capital gains from other transactions.

Any Optionholder who acquired his option in connection with the performance of services will recognize ordinary compensation income in the amount of the cash he is entitled to receive pursuant to the merger. RWD will withhold from the cash to which the Optionholder is entitled all applicable federal, state and local employment and withholding taxes. Any amount of federal income tax so withheld is credited against the Optionholder’s federal income tax liability.

To prevent backup withholding by RWD with respect to the merger consideration payable to a stockholder, the stockholder must either:

•	establish an exemption from backup withholding (e.g., because it is a corporation); or

•	provide its taxpayer identification number to the exchange agent handling the exchange of shares of RWD common stock for the merger consideration, certify that the stockholder is not subject to backup withholding and otherwise comply with the backup withholding rules under the Code.

Backup withholding is not an additional tax; rather, any amount so withheld is credited against the stockholder’s federal income tax liability.

Penalties may apply to a failure to furnish correct information. Stockholders should consult with their tax advisors as to their qualifications for exemption from withholding and the procedures for obtaining an exemption.

Provisions for Unaffiliated Security Holders

No provision has been made to grant unaffiliated stockholders of RWD access to the corporate files of RWD or any other party to the merger or to obtain counsel or appraisal services at the expense of RWD or any other such party.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A.

The Merger; Governance of the Surviving Corporation

At the effective time of the merger, Research Park will merge with and into RWD. Following the effective time, Research Park will cease to exist as a separate entity, and RWD will be the surviving corporation. The directors of Research Park immediately prior to the effective time of the merger will be the directors of the surviving corporation. The officers of RWD immediately prior to the effective time will be the officers of the surviving corporation.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law or at such later time as is specified in the articles of merger.

Merger Consideration; Exchange Procedure

At the effective time of the merger,

•	each share of RWD common stock issued and outstanding immediately prior to the effective time of the merger (except for shares held by Research Park) will be cancelled and automatically converted into the right to receive $2.10 in cash, without interest;

•	each share of Research Park common stock issued and outstanding immediately prior to the effective time of the merger will be converted into one share of RWD common stock; and

•	all shares of RWD common stock held by Research Park will be cancelled and no consideration will be given for such shares.

At or before the effective time of the merger, RWD will deposit the aggregate merger consideration with                         , which will serve as the exchange agent. Promptly after the effective time, RWD, as the surviving corporation, will cause the exchange agent to mail to each holder of record of a certificate or certificates that represented outstanding shares of RWD common stock immediately prior to the effective time (except Research Park), a letter of transmittal and instructions for surrendering such certificates in exchange for the merger consideration.

RWD Stock Options

At the effective time of the merger, each outstanding and unexercised option to purchase shares of RWD common stock, whether vested or unvested, will be cancelled. Each person

(other than Dr. Deutsch and his affiliates and associates) who holds an RWD stock option with an exercise price below $2.10 will become entitled to receive a cash payment equal to the product of:

•	the excess of the merger consideration over the per share exercise price of the stock option, multiplied by

•	the aggregate number of shares of RWD common stock then subject to the stock option.

RWD will reduce the cash payment to option holders by the amount of any withholding or other taxes required by applicable law to be withheld.

Representations and Warranties

The merger agreement contains representations and warranties by RWD to Research Park with regard to the following matters:

•	organization, standing and corporate power;

•	authority to enter into the merger agreement;

•	consents and approvals required for the merger;

•	accuracy of the information (other than information supplied by Research Park and its representatives) presented in this proxy statement and in the Schedule 13E-3 filed with the SEC;

•	fees payable to brokers or finders;

•	approval and recommendation regarding the merger by the Board of Directors;

•	stockholder vote required; and

•	receipt of a fairness opinion from FBR.

The merger agreement also contains representations and warranties by Research Park to RWD with regard to the following:

•	organization, standing and corporate power;

•	capital structure and stock ownership;

•	authority to enter into the merger agreement;

•	consents and approvals required for the merger;

•	accuracy of the information presented in this proxy statement and in the Schedule 13E-3 filed with the SEC;

•	fees payable to brokers or finders;

•	approval by the Board of Directors;

•	stockholder vote required; and

•	no other business activity by Research Park.

After the effective time of the merger, however, none of the parties to the merger agreement will have the right to bring a claim based upon a breach or alleged breach of any of the representations and warranties of either RWD or Research Park contained in the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, prior to the effective time of the merger, RWD will conduct its business only in the ordinary course consistent with past practices and will use reasonable efforts to:

•	preserve its business organization;

•	keep available the services of its current officers and employees; and

•	maintain its existing business relationships with customers, suppliers, creditors, business partners and others.

The merger agreement also provides that, prior to the effective time, the Special Committee will not, and will not authorize or recommend that RWD:

•	amend or propose to amend RWD’s charter, bylaws or similar organizational documents;

•	issue, transfer or subject to any lien any shares of any class or series of RWD capital stock or securities convertible or exchangeable into RWD capital stock, other than issue shares reserved for issuance upon exercise of RWD options as of the date of the merger agreement in accordance with the present terms of the RWD options;

•	declare or pay any dividends or other distributions on RWD capital stock;

•	split, combine or reclassify any class or series of RWD capital stock;

•	redeem, purchase or otherwise acquire any shares of any class or series of RWD capital stock, or any instrument or security that consists of or includes a right to acquire such shares;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger with Research Park);

•	take, or agree or commit to take, any action that would reasonably be expected to result in any of the conditions to the occurrence of the merger not being satisfied or that would materially impair RWD’s ability to complete the merger in accordance with the provisions of the merger agreement or materially delay such completion; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing or authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation of Offers; Notice of Proposals from Third Parties

RWD has agreed not to solicit, initiate or knowingly encourage, or take any other action designed to knowingly facilitate, any proposal by any person (other than Research Park and its affiliates and associates) to acquire RWD, whether by tender offer, merger, combination or any other transaction. Under the provisions of the merger agreement, RWD may not afford access to the properties, books or records of RWD or otherwise furnish information to any person in connection with any such proposal. Each of RWD, its Board of Directors and the Special Committee may disclose to RWD’s stockholders its position regarding any tender or exchange offer by a third party or information required to be disclosed by law. RWD, however, generally may not withdraw or modify, or propose to withdraw or modify, its position with respect to the merger with Research Park or approve or recommend, or propose to approve or recommend, any such proposal, or enter into any letter of intent, agreement in principle or agreement concerning any such proposal.

If prior to the approval of the merger at the special meeting RWD receives a proposal superior to that of Research Park and its affiliates, RWD may furnish information about RWD to the person making the proposal and may negotiate and participate in discussions and negotiations with such person regarding the proposal. Prior to furnishing information or negotiating and participating in discussions, the RWD Board of Directors or the Special Committee must conclude, in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of the RWD Board of Directors or the Special Committee to the RWD stockholders under applicable law. RWD has agreed to notify Research Park if RWD receives a proposal or inquiry and to provide to Research Park the material terms of the proposal or inquiry, copies of written material related to the proposal or inquiry and the identity of the person making such proposal or inquiry. RWD is obligated under the provisions of the merger agreement to consider a proposal by Research Park made in response to RWD’s receipt of a proposal superior to Research Park’s original offer.

Access to Information; Confidentiality

The merger agreement provides that, prior to the effective time of the merger, the directors, officers, employees, agents and other representatives (including any investment bankers, financial advisors, attorneys and accountants) of Research Park will have reasonable access, during normal business hours, to all RWD properties, books, contracts, commitments and records. RWD has agreed to furnish to Research Park copies of each document filed, published or received by RWD pursuant to federal or state securities laws, and all other information concerning its business, properties and personnel as Research Park may reasonably request.

Research Park has agreed not to disclose confidential information about and furnished by RWD, except to Research Park’s affiliates, lawyers, financial advisors and lenders on a confidential basis or as required by applicable law. Research Park may not use confidential information regarding RWD for any purpose other than in connection with the merger.

Indemnification and Fiduciary Liability Insurance

RWD has agreed, from and after the effective time of the merger, to indemnify each person who is made a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative proceeding or inquiry because he or she was a RWD director, officer, employee or agent, to the fullest extent permitted by law, against all liabilities suffered by such person in connection with the proceeding or inquiry. However, RWD will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person against RWD only if the proceeding, or a part of the proceeding, was authorized prior to its initiation by a majority of the disinterested members of the RWD Board of Directors. RWD will advance any expenses incurred in defending any such proceeding or inquiry in advance of its final disposition provided that the person receiving the advance undertakes to repay any advanced amounts if it is ultimately determined that the person is not entitled to be indemnified.

RWD is obligated under the merger agreement to maintain, for six years after the effective date of the merger, directors’ and officers’ liability insurance and fiduciary liability insurance policies covering claims arising from facts or events that occurred on or before the effective time of the merger. This insurance must be maintained on terms and conditions no less advantageous to the covered persons than RWD’s existing policies. If RWD changes insurers, the new insurer must have equal claims paying ratings. RWD’s obligation to maintain this insurance will terminate if, before the effective time of the merger, RWD obtains six-year “tail” coverage under its existing policy, upon terms and conditions approved by the Special Committee in writing.

Limited Guarantee

Pursuant to the merger agreement, Dr. Deutsch has agreed that he will be personally responsible for causing Research Park and RWD to perform their obligations pursuant to the merger agreement (including the payment of consideration, payment with respect to stock options and payment of expenses). However, in no event will Dr. Deutsch be personally responsible for paying or providing funds to any person to pay for any portion of the merger consideration, payment with respect to stock options or payment of any expenses of RWD in connection with the merger or other transactions contemplated by the merger agreement.

Conditions to the Merger

The obligation of each of RWD and Research Park to complete the merger is subject to the satisfaction of each of the following conditions:

•	RWD’s stockholders must approve the merger pursuant to the terms of the merger agreement by both:

•	the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock; and

•	the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of RWD common stock, other than Research Park;

•	no court or governmental entity of competent jurisdiction has enjoined or prohibited the completion of the merger, unless such injunction or prohibition resulted from the failure of either party to fulfill its obligations under the merger agreement, provided, however, that the party invoking this condition must use commercially reasonable efforts to have such order or injunction vacated;

•	FBR’s fairness opinion must not have been withdrawn, revoked, annulled or modified prior to the effective time of the merger; and

•	all material authorizations, consents or approvals from any governmental entities shall have been obtained, been filed or have occurred.

In addition to the conditions for both parties to complete the merger, Research Park’s obligation to complete the merger is also subject to RWD’s compliance with its obligations and covenants as set forth in the merger agreement, except where RWD’s failure to comply would not reasonably be expected to have a material adverse effect on RWD, and Research Park’s receipt from RWD of an officer’s certificate certifying the resolutions of the RWD Board of Directors and stockholders approving the merger. However, RWD’s compliance with its obligations and covenants will not be a condition to Research Park’s obligation to complete the merger if the failure by RWD to comply is attributable to any action or omission on the part of Dr. Deutsch or his affiliates or associates. RWD’s obligation to complete the merger is also subject to Research Park’s material compliance with its obligations and covenants as set forth in the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

•	by the mutual written consent of RWD, acting through the Special Committee, and Research Park;

•	by either RWD, acting through the Special Committee, or Research Park if the merger has not been completed by December 31, 2003;

•	by either RWD, acting through the Special Committee, or Research Park if the completion of the merger is enjoined or prohibited by a governmental entity and the injunction or prohibition is final and non-appealable;

•	by either RWD, acting through the Special Committee, or Research Park if RWD’s stockholders fail to approve the merger pursuant to the provisions of the merger agreement at the special meeting (or any postponements or adjournments of the meeting) in the manner set forth elsewhere in this proxy statement;

•	by RWD, acting through the Special Committee:

•	in connection with its approval of a superior proposal entered into in accordance with the provisions of the merger agreement;

•	if FBR withdraws its opinion that the merger consideration to be received by the holders of shares of RWD common stock (other than Dr. Deutsch, Research Park or their affiliates and associates or stockholders who properly exercise their appraisal rights, if any) is fair from a financial point of view; or

•	if Research Park commits a material breach of its covenants or agreements under the merger agreement, which cannot be cured by December 31, 2003;

•	by Research Park if the Special Committee:

•	fails to make, withdraws or changes in any manner adverse to Research Park its approval or recommendation of the merger pursuant to the provisions of the merger agreement;

•	makes any recommendation regarding a proposal to acquire RWD (except by Research Park) other than a recommendation to reject the proposal; or

•	on behalf of RWD, executes a letter of intent, agreement in principle or definitive agreement relating to a proposal to acquire RWD with a person other than Research Park; or

•	by Research Park if RWD commits a material breach of its covenants or agreements under the merger agreement, which cannot be cured by December 31, 2003, unless the breach results from any act or omission of Dr. Deutsch or his affiliates or associates.

In the event of termination of the merger agreement by either RWD or Research Park, the merger agreement will become void. In such event, the obligations of RWD, Research Park and their affiliates will terminate, except with regard to payment of brokers’ and finders’ fees, access to information regarding RWD and maintenance of confidential information regarding RWD. Neither RWD nor Research Park will have any liability under the merger agreement upon its termination other than for damages suffered by the other because of its willful breach of the covenants and agreements set forth in the merger agreement.

Amendment; Waiver

RWD, acting through the Special Committee, and Research Park may amend the merger agreement, except that after stockholder approval, no amendment may be made that requires further stockholder approval until such approval has been obtained. At any time prior to the effective time of the merger, RWD and Research Park may:

•	extend the time for the performance of any of the obligations or other acts of the other:

•	waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the provisions of the merger agreement, waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

INFORMATION CONCERNING RWD, RESEARCH PARK,

DR. DEUTSCH AND MS. BROWN

RWD

The following is a summary of the business of RWD. A more detailed description of RWD’s business and financial results is contained in RWD’s Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which accompanies this proxy statement.

General

RWD, a Maryland corporation, provides a broad range of integrated products and solutions designed to improve the productivity and effectiveness of workers in complex operating environments. As the scope and complexity of technology used by businesses increases and the global business environment becomes more competitive, companies are increasingly focused on maximizing the return on their advanced technology and eCommerce investments. To achieve this goal, companies must ensure their employees receive effective support, including information systems, performance support tools, manufacturing processes, documentation systems and training, to operate these advanced systems effectively.

Since RWD’s founding in 1988, it has expanded its services to meet the needs of its clients and to address market demands. As the business evolves, strategic initiatives focus on aligning the organization to best serve the customers, emphasizing learning products, expanding strategic partnerships, and pursuing additional international business. One of RWD’s strategic initiatives in 2000 was a major reorganization into three operating segments: Enterprise Systems, which provides products and services supporting the implementation of enterprise-wide systems and applications; Performance Solutions, which addresses all aspects of manufacturing processes in order to promote continuous improvements and eliminate waste; and Applied Technology Solutions (formerly Latitude360), which focuses on the design and delivery of end-user technology solutions as well as Web-based training. Each segment leverages the technological capabilities of the other segments and pursues an integrated marketing approach to offer a broad array of solutions to its clients. RWD’s wide range of service offerings include:

•	Blended learning solutions for classroom, Web-based and offline systems	•	Offline learning and wireless solutions

•	Content management services	•	Organizational change management services

•	Customer Relationship Management (“CRM”) systems	•	Outsourcing of training and human performance programs

•	Data warehouse services	•	Plant and manufacturing line start-up and troubleshooting services

•	eBusiness strategy and transformation	•	Product launch support

•	eLearning	•	Project management consulting

•	End-user learning solutions	•	Quality engineering

•	Enterprise Resource Planning (“ERP”) services	•	Sales Force Automation (“SFA”) systems

•	ERP optimization and post go-live services	•	Software development

•	Integrated Medical Communication Systems	•	Systems integration

•	Lean consulting business transformation	•	Web-based solutions for workplace performance support

•	Lean production system implementation	•	Web-based testing and assessment

•	Learning services prpovided via online universities	•	Website and portal development

RWD’s products and services are designed to improve clients’ product quality, worker productivity, and competitiveness and to ensure clients receive an attractive return on their technology investments. RWD’s services integrate comprehensive expertise in information technology, ERP software implementation services, performance support, and lean manufacturing consulting in a coordinated manner, with services customized to the individual needs of each client. During 2002, RWD continued its programs for developing products to support consulting services and client training initiatives. RWD believes its focus on end-user performance, embedded in all its service offerings, differentiates RWD from most of its competitors in the eCommerce planning, performance support, and information technology (“IT”) services marketplaces. RWD’s registered service mark, “We bring people and technology together,”® succinctly describes RWD’s unique focus.

RWD was founded with the objective of applying proven performance support methodologies to large U.S. industrial companies. RWD’s founder believed that U.S. industrial companies were making substantial investments in automation and other advanced operating technologies but achieving relatively low returns on those investments. These low returns appeared to result from inadequate training and lack of performance support systems for their end-users. RWD’s first major client was DaimlerChrysler, a company that it continues to serve today.

RWD’s client list represents over 20 industries, including automotive, transportation, food and beverage, petroleum-chemical, financial and banking, telecommunications, consumer products, equipment manufacturing, and pharmaceutical. RWD targets industries where its expertise and experience can match the unique needs of participants in those industries.

RWD Products and Services

RWD offers its products and services through three business segments: Enterprise Systems, Performance Solutions, and Applied Technology Solutions. These segments produced 45.5%, 38.8%, and 15.7%, respectively, of RWD’s total 2002 revenue. RWD believes its ability to deliver integrated solutions that leverage the full breadth of its expertise, in such areas as information technology, end-user support, performance analysis, and documentation, is a significant differentiator and competitive advantage.

Enterprise Systems. Enterprise Systems’ products and services generated $46.8 million (or 35.0%), $48.0 million (or 40.6%), and $53.5 million (or 45.5%) of RWD’s total revenue in 2000, 2001, and 2002, respectively. Capitalizing on its end-user focus and performance support expertise, RWD has developed a growing service area supporting the implementation of enterprise-wide software applications, principally software from SAP, the world’s top selling ERP software, but also PeopleSoft, Oracle, and other custom ERP applications. RWD’s alliance agreement with SAP generated approximately $31.5 million of revenue, representing 59.0% of revenue for the Enterprise Systems segment during 2002.

RWD provides its services through a wide array of tools and accelerators, both those supplied by the applications providers and those developed by RWD. Enterprise Systems has developed and enhanced several versions of its RWD Info Pak® suite of products to extend them beyond English and the major European languages to include Japanese, Korean, and Chinese, as well as beyond SAP to work with other enterprise software applications, such as PeopleSoft and Oracle. The use of these accelerators and tools substantially enhances the efficiency and effectiveness of the development and deployment of RWD’s end-user performance support solutions. RWD uses its unique end-user approach to support ERP software implementation efforts by Fortune 1000 and middle market companies. This approach is designed to ensure that system end-users have the knowledge, skills, and tools necessary to operate effectively during and after ERP software implementations.

In addition to its end-user performance support solutions, RWD offers a range of consulting services designed to optimize performance of end-users of enterprise applications. These post-implementation optimization services provide clients with a rapid assessment of performance improvement opportunities in their organizations, user populations, technology applications, and business processes. RWD’s services to clients implementing enterprise systems include:

•	End-user support services, including context-sensitive online help systems, learning management, electronic document management, electronic performance support systems, eLearning, knowledge management, end-user training and support strategies, SAP R/3 Knowledge Warehouse implementations, PeopleSoft End-user Training Product implementations, training delivery and evaluation, and Web-based support strategies.

•	Consulting services, such as organizational change management, post implementation optimization and support, business process analysis and mapping, information planning, organization performance assessments, and strategic planning.

•	Product offerings include: RWD Info Pak®, an integrated suite of software that accelerates development, organization, and distribution of documentation, training materials, and online help to maximize the effectiveness of learning materials; RWD Performance Pak®, a comprehensive, custom library of business process-related training content for ERP applications; and RWD eLearning Content Titles, a Web-based training library of instructor-less distance learning materials covering selected ERP business processes such as SAP™ 4.6 Navigation and Employee Self Service.

In 2002, Enterprise Systems expanded its relationship with SAP worldwide by extending its alliances with SAP America, SAP Canada, SAP Brazil, SAP United Kingdom, and SAP Greece to include SAP BENELUX (Belgium, Netherlands, and Luxembourg), SAP Nordic (Denmark, Sweden, Norway, and Finland) and SAP Mexico. To support this, Enterprise Systems has established operations in Belgium and begun hiring additional personnel in Europe. Additionally, SAP Learning Solutions, a joint venture between RWD and SAP Asia that was formed in February 2001, completed its first full year of supporting clients in Australia, India, Malaysia, Japan, and Singapore in 2002.

Performance Solutions. Performance Solutions’ services generated $48.6 million (or 36.4%), $40.2 million (or 34.1%), and $45.6 million (or 38.8%) of RWD’s total revenue in 2000, 2001, and 2002, respectively. Performance Solutions is a worldwide full service provider of manufacturing expertise in leading-edge technologies and processes. The activities of this segment are arranged into two major categories: Global Lean Solutions and Human Performance Solutions.

The Global Lean Solutions area specializes in providing lean manufacturing services to its clients. These services are based upon an integrated operating system that has been developed and refined by the Japanese over many years to address all aspects of manufacturing operations. Lean manufacturing results in higher quality products, lower cost, and more timely delivery. The system is comprised of a number of elements that eliminate waste, support the individual operator, and promote continuous improvement.

The major components of lean manufacturing include high machine reliability, level production, just-in-time material control, “stop-the-line” operating procedures, and the human systems that support this manufacturing philosophy. This system combines many elements, many of which are specific, simple-to-understand tools such as error-proofing, standardized work procedures, and workstation organization techniques. Implementation of the entire process is a complex and lengthy undertaking because all elements must be implemented together over time to achieve the full benefits of this approach. RWD provides lean manufacturing implementation guidance through a team of experts who have substantial experience using and deploying this systems approach to manufacturing.

The Human Performance Solutions area provides high quality improvement solutions, ranging from training to technology-based solutions. Services encompass technical consulting, business and work process optimization and integration, new product launch support services, plus a range of corporate education design, development, and delivery solutions. Human Performance Solutions’ services include Technical Operation Performance Support, a unique approach for maximizing the troubleshooting skills of personnel who operate process plants, such as petroleum refineries and chemical plants.

As an example of RWD’s work during 2002, Performance Solutions assisted a major railcar manufacturer in optimizing reliability of its trains by utilizing management communication centers and lean manufacturing solutions. RWD was able to improve the fleet’s mean distance between failures by 500%, while the client simultaneously increased its fleet size from 415 to 680 rail cars in service.

Applied Technology Solutions. Applied Technology Solutions’ products and services generated $38.3 million (or 28.6%), $29.8 million (or 25.3%), and $18.4 million (or 15.7%) of RWD’s total revenue for 2000, 2001, and 2002, respectively. The focus of this segment is bringing Internet technologies to businesses and maximizing employee performance. Services include eLearning and eBusiness solutions, such as University360TM (a suite of corporate university products), eLearning strategy, courseware development, technology consulting, and systems development and integration. Client requirements can be customized to include only the components critical to the client’s education and training processes.

During 2002, Applied Technology Solutions worked with pharmaceutical companies in an effort to streamline operations and find efficiencies while at the same time ensuring compliance with regulatory and reporting requirements of the pharmaceutical industry. Throughout this process, management focused on packaged service offerings, which offered technology solutions for clients. RWD was able to find synergies within the segment and throughout the whole company to offer clients technology solutions within the pharmaceutical industry.

Legal Proceedings

RWD is subject to various pending and threatened litigation from time to time in the ordinary course of its business, none of which, in the opinion of management, is material to RWD’s financial position.

RWD’s Officers and Directors

The table below sets forth information regarding RWD’s executive officers and directors. The business address and telephone number of each director and executive officer of RWD are 5521 Research Park Drive, Baltimore, Maryland 21228 and (410) 869-1000. For the last five years, none of these persons has been convicted in a criminal proceeding (excluding traffic violations), or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of these directors and executive officers of RWD is a United States citizen.

Name	Age	Position
Dr. Robert W. Deutsch	79	Chairman of the Board of Directors, Chief Executive Officer, and President, Director
Kenneth J. Rebeck	51	Senior Vice President and Chief Knowledge Officer, Director
Dana M. Sohr	44	President—Enterprise Systems Division, Director
Daniel J. Slater	47	President—Performance Solutions Division, Director
Jeffrey W. Wendel	48	President—Applied Technology Solutions Division, Director
Dudley R. Beagle	43	Vice President—Global Lean Solutions
Michael Bray	49	Senior Vice President—Enterprise Systems
Beth Marie Buck	48	Vice President and Chief Financial Officer
Jane C. Brown	52	Director
James R. Kinney	64	Director
Jerry P. Malec	60	Director
Robert T. O’Connell	64	Director
Robert M. Rubin	62	Director
Henry Z Shelton, Jr.	59	Director
Dr. David Yager	54	Director

A description of the background of each of the executive officers and directors of RWD is provided below.

Dr. Robert W. Deutsch founded RWD in January 1988 and has been Chairman of the

Board and Chief Executive Officer since that time, and has served as President of RWD since January 1, 2002. Dr. Deutsch founded General Physics Corporation in 1966 and was its Chairman, President, and Chief Executive Officer until 1987. From 1963 to 1971, Dr. Deutsch was Chairman and Professor of Nuclear Science and Engineering at The Catholic University of America. Dr. Deutsch has a Ph.D. in physics from the University of California, is a member of the National Academy of Engineering and is a registered Professional Engineer. He received his bachelors degree in physics from the Massachusetts Institute of Technology.

Kenneth J. Rebeck joined RWD in 1988 and has been a director since 1991. He currently serves as Senior Vice President and Chief Knowledge Officer of RWD. From 1978 until 1988, Mr. Rebeck was employed by General Physics Corporation in a variety of professional and management capacities, including Project Director for a major NASA Pressure Vessel Recertification Program and Chief Engineer and Director of High Technology Activities. Mr. Rebeck received his M.S. in nuclear science and engineering from Carnegie Mellon University and his bachelors degree in nuclear engineering from the State University of New York at Buffalo. He has Professional Engineering licenses in Maryland, Michigan and Pennsylvania.

Dana M. Sohr joined RWD in 1993 and currently serves as President of the Enterprise Systems Division. He was elected to the Board of Directors in January 2002. Mr. Sohr has 21 years of experience supporting implementation of large information systems and for the past 13 years has concentrated his activities on SAP software implementations. He has been responsible for delivering high-quality training and support solutions to customers such as Dow Chemical, Goodyear, Polaroid and Tenneco Automotive. Mr. Sohr received his bachelors degree in general studies, with concentrations in computer science and economics, from the University of Maryland.

Daniel J. Slater joined RWD in 1999 and currently serves as President of the Performance Solutions Division. Mr. Slater was elected to the Board of Directors in July 2000. Mr. Slater has over 25 years of overall manufacturing experience, 16 of which are in lean manufacturing environments. Prior to joining RWD, Mr. Slater was the plant manager of body welding manufacturing and engineering with BMW Manufacturing Corporation from 1993 to 1999. From 1987 to 1993, he served as a production engineering manager with Toyota Motor Manufacturing. From 1977 to 1987, Mr. Slater held various positions with Volkswagen of America.

Jeffrey W. Wendel joined RWD in 1994 and currently serves as President of the Applied Technology Solutions Division. He was elected to the Board of Directors in 1996. Prior to joining RWD, Mr. Wendel was the Director of Process Simulation for S3 Technologies, Inc. from 1990 to 1994, where he managed an international business unit that focused on software solutions for the petrochemical, natural gas and nuclear power industries. From 1989 to 1990, he was Director of Simulation Technology for RWD. In his prior career assignments, Mr. Wendel was a technical manager for the Singer Company-Link SSD division and served in the U.S. Navy as a nuclear-trained submarine officer. Mr. Wendel received his M.B.A. in management from Loyola College and his bachelors degree in systems engineering from the U.S. Naval Academy. He currently is a member of technical advisory boards at Towson University and the University of Maryland, Baltimore County.

Dudley R. Beagle joined RWD in 1996 and currently serves as Vice President of Global Lean Solutions. Mr. Beagle moved to Europe in 1997 to help RWD grow its business there, and became Manager of European Operations in 1998. He has more than 22 years of automotive experience and has served in a variety of management roles. Prior to joining RWD, Mr. Beagle served as Operations Manager for Lobdel Emery from 1995 to 1996, and as Production Superintendent for Johnson Controls from 1990 to 1995. Mr. Beagle holds associate degrees in business management and marketing from the Kentucky College of Business.

Michael Bray joined RWD in 1995 and currently serves as Senior Vice President of Enterprise Systems. In this capacity, Mr. Bray leads the organization in providing a wide range of human performance consulting services, including business strategy, change management, process reengineering, training and electronic performance support. Prior to joining RWD, Mr. Bray served as Director of Training for the U.S. Coast Guard. Mr. Bray received his M.S. in instructional systems design from Indiana University, his M.A.L.S. in physics from Wesleyan University and his bachelors degree in marine science from the U. S. Coast Guard Academy.

Beth Marie Buck joined RWD in 2000 and currently serves as Vice President and Chief Financial Officer. She is responsible for the executive oversight of financial activities, including public reporting, international operations, finance, and investor relations. Prior to joining RWD, Ms. Buck served for eight years as a senior finance and operations officer in a privately held services business and for one year as CFO and investment advisor at Greater Washington Investors. Earlier in her career, she worked at Coopers & Lybrand and H.J. Heinz Company. Ms. Buck received her masters degree from Carnegie Mellon University with distinguished honors in finance and graduated summa cum laude in accounting from Robert Morris College. She is a Certified Public Accountant.

Jane C. Brown was elected to the Board of Directors on March 1, 2001. She also serves on the Board of Directors of Legg Mason Trust, which provides investment services nationwide to high net worth individuals and families, and chairs its Investment and Trust Committee. Since 1995, Ms Brown has served as Executive Vice President and a member of the Board of Directors of The Robert W. Deutsch Foundation, Inc., a private philanthropic enterprise. She also serves on the Board of Directors of the University of Maryland College Park Foundation, the University of Maryland Foundation, the University of Baltimore Educational Foundation and the University of Baltimore. In addition, Ms. Brown is a member of the Boards of Trustees of Goucher College, The Park School of Baltimore and the Association of Baltimore Area Grantmakers. She serves on the City of Baltimore Workforce Investment Board and the Executive Steering Committee for

the Digital Harbor High School, a project of the Baltimore City Public School System. Ms. Brown has a masters degree in English from the State University of New York at Stony Brook and a bachelors degree in English and philosophy from the University of Maryland, College Park. Ms. Brown is the daughter of Dr. Robert W. Deutsch.

James R. Kinney was elected to the Board of Directors in March 2000 and is the Chairman of the Board’s Compensation Committee and a member of the Board’s Audit Committee. Mr. Kinney has been President of Mariner Consulting Incorporated since 2000. In February 2000, Mr. Kinney retired from Kraft Foods North America as Senior Vice President and Chief Information Officer, where he was responsible for the strategic planning, development and deployment of business information systems. From 1996 to 1998, Mr. Kinney served as the Chairman of the IS Committee for the Grocery Manufacturers’ Association, the trade association representing food manufacturers. He also chaired the Efficient Consumer Response sub-committee on IT. From 1996 to 1997, Mr. Kinney served as President of the Society for Information Management, an international organization dedicated to the issues of managing IT. He is on the advisory boards of several technology start-up firms and also serves in the same capacity for SHARE, a society for IT professionals. He has an M.B.A. from Northwestern University and a bachelors degree from the U.S. Naval Academy.

Jerry P. Malec was elected to the Board of Directors following completion of the Company’s 1997 initial public offering and currently serves on the Board’s Audit Committee. Mr. Malec has been Chairman of the Board of Servigistics, a provider of eBusiness applications for Supply Chain Planning Systems, since 1997. From 1994 to 1997, Mr. Malec was President and Chief Executive Officer of Checkmate Electronics, Inc., a developer and manufacturer of systems and software for the retail and financial services industry. For six years prior to that, Mr. Malec was employed by Apple Computer, Inc., as Vice President and General Manager of its Enterprise Markets division. Mr. Malec received his bachelors degree in economics from Wayne State University.

Robert T. O’Connell was elected to the Board of Directors following completion of RWD’s 1997 initial public offering. He joined RWD in August 1997 as Senior Vice President of Strategic Business Planning. From August 2000 to June 2001, he served as Chief Financial Officer and Senior Vice President of Strategic Business Planning. From 1995 to 1997, Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation, a leading provider of intelligent enterprise storage and retrieval technology. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chairman and Chief Executive Officer of General Motors Acceptance Corporation Financial Services and Chief Financial Officer of General Motors Corporation. Mr. O’Connell received his M.B.A in finance from the Harvard Graduate School of Business Administration and his bachelors degree in economics from Yale University.

Robert M. Rubin was elected to the Board of Directors on March 1, 2001, and is a member of the RWD Board’s Compensation Committee. He currently serves as CEO of Valley Management Consultants (VMC), a firm that specializes in information technology strategy, organizational design and evaluation. Prior to forming VMC in 2000, Mr. Rubin was Senior Vice President and Chief Information Officer for Elf Atochem North America, a diversified chemical company, where he was responsible for all information technology, re-engineering and various administrative functions. Mr. Rubin has served on information technology advisory boards for various organizations, including the School District of Philadelphia, the City of Philadelphia, the American Management Association, The Wharton School of the University of Pennsylvania and CIO magazine. Mr. Rubin currently serves on the IT Advisory Council to the Commonwealth of Pennsylvania and the advisory board of Information Week. He has a masters degree in physics from Temple University and a bachelors degree in physics from Drexel University.

Henry Z Shelton, Jr. was elected to the Board of Directors on May 1, 2001 and is Chairman of the RWD Board’s Audit Committee. Mr. Shelton currently serves as Senior Vice President and Chief Financial Officer of USEC Inc., a supplier of enriched uranium fuel for commercial nuclear power plants. Prior to joining USEC, Mr. Shelton worked at Sunoco, Inc. where he held numerous senior financial management and inside board positions in Exploration and Production, Refining and Marketing, Shipbuilding and the corporate office. Mr. Shelton has an M.B.A. from the University of Chicago and a bachelors degree from Carnegie Mellon University. He also has an Honors Diploma from the University of Vienna, Austria.

Dr. David Yager has served on the Board of Directors since April 2000. Dr. Yager held a number of management positions with RWD from July 1999 to August 2002, including President of the Latitude360 Group (now know as the Applied Technology Solutions Group) and Director of the Applied Technology Laboratory. Dr. Yager is currently a Distinguished Professor at the University of Maryland Baltimore County (UMBC). Prior to joining RWD, he was a Distinguished Professor and Chair of UMBC’s Visual Arts Department and founding Director of the Imaging Research Center for over 13 years. Dr. Yager received his H.D.D. from De Montfort University in the U.K., his M.F.A. from Florida State University and his bachelors degree from the University of Connecticut.

Research Park

Research Park was formed as a Maryland corporation on April 29, 2003 for the purpose of engaging in the merger and does not conduct any business. On April 29, 2003, Dr. Deutsch, Mrs. Deutsch, Mr. Deutsch, Ms. Brown and four family trusts for the benefit of Dr. Deutsch’s grandchildren contributed their shares of RWD common stock to Research Park in exchange for an equivalent number of shares of common stock of Research Park. The number of shares of RWD common stock contributed by Dr. Deutsch, Mrs. Deutsch, Mr. Deutsch, Ms. Brown and four family trusts was 8,905,500; 450,000; 158,081; 170,097; and 450,000 shares, respectively. No monetary consideration was received by them upon the contribution of their shares of RWD common stock.

Research Park has no material assets or liabilities, other than the shares of RWD common stock held by it and its rights and obligations under the merger agreement. Research Park is owned by the following persons: Dr. Deutsch, Mrs. Deutsch, Ms. Brown, Mr. Deutsch, and four trusts for the benefit of Dr. Deutsch’s grandchildren.

The table below sets forth the stock ownership interests in Research Park and positions held by each of the officers, directors and stockholders of Research Park as of the date of this proxy statement. Biographical information about Dr. Deutsch and Ms. Brown appears above. Biographical information about Mr. MacLure appears below. The business address and telephone number of each director, officer and stockholder of Research Park are 5521 Research Park Drive, Baltimore, Maryland 21228 and (410) 869-1000. For the last five years, none of these persons or entities has been convicted in a criminal proceeding (excluding traffic violations), or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each director and officer of Research Park is a United States citizen.

Name	Positions of Research Park	Number of Shares Beneficially Owned of Research Park	Percentage of Outstanding Shares of Research Park
Dr. Robert W. Deutsch	Director and President	8,905,500	87.9%
Florence K. Deutsch(1)	Director	450,000	4.4
David J. Deutsch(2)	—	158,081	1.6
Jane C. Brown	Director	170,097	1.7
Florence Deutsch Trust U/A dated 12/18/93 f/b/o Hannah Elizabeth Deutsch(3)	—	112,500	1.1
Florence Deutsch Trust U/A dated 12/18/93 f/b/o Thomas Michael Deutsch(3)	—	112,500	1.1
Florence Deutsch Trust U/A dated 12/18/93 f/b/o Jonathan Daniel Deutsch(3)	—	112,500	1.1
Florence Deutsch Trust U/A dated 12/18/93 f/b/o Daniel Joseph Brown(3)	—	112,500	1.1
Laurens MacLure, Jr.(4)	Vice President, Treasurer and Secretary	—	—

(1)	Mrs. Deutsch has not been employed in the last five years.

(2)	Mr. Deutsch was a director of RWD from July 1993 to April 2000. Mr. Deutsch has been a teacher at Newton South High School, which is located at 140 Brandeis Road, Newton, Massachusetts 02459, since 2000. He previously was a lecturer in Meeting Mathematics at Boston University’s Department of Mathematics and a Senior Research Consultant at Boston University’s Information Technology Department. Mr. Deutsch received his B.S. in Mathematics from the University of Maryland and his M.S. and Ph.D. in Applied Mathematics from Boston University. Mr. Deutsch is the son of Dr. Deutsch.

(3)	Mr. Deutsch and Ms. Brown are the co-trustees of this trust. The trust was formed under the laws of the State of Maryland. The trust does not engage in any business and its only assets are shares of Research Park common stock owned by it.

(4)	Mr. MacLure joined RWD in 1999 and currently serves as Vice President, General Counsel and Corporate Secretary. Prior to joining RWD, Mr. MacLure was employed as General Counsel by Pioneer EyeCare, Inc. from 1997 to 1999, and prior thereto served in a variety of legal positions with PHH Corporation from 1984 to 1997, most recently as Senior Vice President and General Counsel of PHH Vehicle Management Services. From 1981 to 1984, Mr. MacLure was in private legal practice. Mr. MacLure received his bachelors degree in economics from Bucknell University and his J.D. from the University of Maryland School of Law.

MARKET PRICES OF AND DIVIDENDS ON RWD COMMON STOCK

RWD’s common stock is listed on Nasdaq under the symbol “RWDT.” The following table sets forth, for each quarterly period indicated, the high and low last sale price for the common stock as reported by Nasdaq.

	High	Low
2001
First Quarter	$5.06	$3.06
Second Quarter	4.80	2.61
Third Quarter	3.55	1.91
Fourth Quarter	2.85	1.75
2002
First Quarter	4.03	2.37
Second Quarter	4.00	2.20
Third Quarter	2.39	1.95
Fourth Quarter	2.00	1.50
2003
First Quarter	1.71	.80
Second Quarter (through June , 2003)	2.12	.80

On June     , 2003, the closing price of RWD common stock on Nasdaq was $             per share. You are urged to obtain a current market quotation for your shares of RWD common stock. On June     , 2003, RWD had approximately      holders of record of its common stock.

RWD did not declare or pay any dividends on its common stock in 2001 or 2002. RWD does not anticipate declaring or paying any dividends prior to the effective time of the merger. Further, the merger agreement provides that RWD will not declare, set aside or pay any dividend or make any other distribution payable in cash, stock or property with respect to any shares of its capital stock.

RWD COMMON STOCK PURCHASE INFORMATION

In 2001 and 2002, RWD repurchased shares of its common stock in open market purchases under its Common Stock Repurchase Program. In February 2001, the RWD Board of Directors authorized purchases of up to 1.0 million shares of RWD’s common stock, 0.3 million of which were repurchased through the end of 2002 at a total cost of approximately $0.77 million. RWD paid from $1.23 to $4.73 per share for shares purchased under the Common Stock Repurchase Program. The average prices paid for shares in each quarter during this period were as follows:

Average Price
2001
First Quarter	$—
Second Quarter	$4.26
Third Quarter	$3.00
Fourth Quarter	$2.37
2002
First Quarter	$2.94
Second Quarter	$2.66
Third Quarter	$2.20
Fourth Quarter	$1.84

None of Research Park, Dr. Deutsch or Ms. Brown purchased any RWD common stock during the past two years. On April 29, 2003, Mr. Beagle acquired 1,315 shares of RWD common stock through the RWD Amended and Restated Employee Stock Purchase Plan for $0.73 per share, and Mr. Bray acquired 1,423 shares of RWD common stock through such Plan for $0.79 per share. On June 2, 2003, Mr. Beagle sold 10,156 shares of RWD common stock in the open market for $2.06 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the shares of RWD common stock beneficially owned on June     , 2003, by:

•	each person or entity known to RWD to own beneficially more than 5% of the outstanding shares of its common stock;

•	RWD directors;

•	RWD executive officers; and

•	all directors and executive officers of RWD as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned (2)	Percentage of Outstanding Shares
Executive Officers and Directors:
Dr. Robert W. Deutsch(3)	9,355,500	60.8%
Kenneth J. Rebeck(4)	168,837	1.1
Dana M. Sohr(5)	52,938	*
Daniel J. Slater(6)	25,600	*
Jeffrey W. Wendel(7)	104,712	*
Dudley R. Beagle(8)	22,300	*
Michael Bray(9)	31,721	*
Beth Marie Buck(10)	9,269	*
Jane C. Brown(11)	632,097	4.1
James R. Kinney(12)	22,341	*
Jerry P. Malec(13)	34,611	*
Robert T. O’Connell(14)	105,000	*
Robert M. Rubin(15)	18,097	*
Henry Z Shelton, Jr.(16)	15,481	*
Dr. David Yager(17)	47,484	*
All directors and executive officers as a group (15 persons)	10,645,988	69.1

Principal Stockholders:
FMR Corp.(18)	1,338,101	8.7
Research Park Acquisition, Inc.	10,133,678	65.8

*	Less than 1%.

(1)	Unless otherwise specified, the address of these persons is c/o RWD Technologies, Inc., 5521 Research Park Drive, Baltimore, Maryland 21228.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares over which a person has sole or shared voting or investment power. Beneficial ownership also includes shares underlying options currently exercisable or exercisable within 60 days.

(3)	Represents shares of RWD common stock indirectly held by Dr. Deutsch and Florence K. Deutsch, Dr. Deutsch’s wife, through their ownership of shares of Research Park common stock. On April 29, 2003, Dr. Deutsch contributed 8,905,500 shares of RWD common stock to Research Park in exchange for an equivalent number of shares of Research Park common stock. On the same date, Mrs. Deutsch contributed 450,000 shares of RWD common stock for an equivalent number of shares of Research Park common stock. Dr. Deutsch disclaims beneficial ownership of the shares of RWD stock indirectly held by Mrs. Deutsch.

(4)	Represents 2,037 shares of RWD common stock and options exercisable for 166,800 shares of RWD common stock.

(5)	Represents 10,338 shares of RWD common stock and options exercisable for 42,600 shares of RWD common stock.

(6)	Represents options exercisable for 25,600 shares of RWD common stock.

(7)	Represents 5,712 shares of RWD common stock directly held by Mr. Wendel, options exercisable for 98,500 shares of RWD common stock and 500 shares of RWD common stock held by the Fred W. Wendel Trust B account, for which Mr. Wendel serves as a co-trustee and as to which Mr. Wendel disclaims beneficial ownership.

(8)	Represents options exercisable for 22,300 shares of RWD common stock.

(9)	Represents 5,455 shares of RWD common stock and options exercisable for 26,266 shares of RWD common stock.

(10)	Represents 4,269 shares of RWD common stock and options exercisable for 5,000 shares of RWD common stock.

(11)	Represents 620,097 shares of RWD common stock indirectly held by Ms. Brown and options exercisable for 12,000 shares of RWD common stock. On April 29, 2003, Ms. Brown contributed 170,097 shares of RWD common stock to Research Park in exchange for an equivalent number of shares of Research Park common stock. On the same date, trusts for which Ms. Brown serves as a co-trustee contributed 450,000 shares of RWD common stock for an equivalent number of shares of Research Park common stock. Ms. Brown disclaims beneficial ownership of the shares of RWD common stock indirectly held by these trusts. Mr. Deutsch is the other co-trustee for these trusts.

(12)	Represents 7,008 shares of RWD common stock and options exercisable for 15,333 shares of RWD common stock.

(13)	Represents 9,278 shares of RWD common stock and options exercisable for 25,333 shares of RWD common stock.

(14)	Represents 25,000 shares of RWD common stock and options exercisable for 80,000 shares of RWD common stock.

(15)	Represents 6,097 shares of RWD common stock and options exercisable for 12,000 shares of RWD common stock.

(16)	Represents 7,481 shares of RWD common stock and options exercisable for 8,000 shares of RWD common stock.

(17)	Represents 11,284 shares of RWD common stock and options exercisable for 36,200 shares of RWD common stock.

(18)	Represents shares of RWD common stock. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on the Schedule 13G filed by FMR Corp. with the SEC on February 14, 2003.

FINANCIAL DATA OF RWD

Selected Consolidated Financial Data

The following selected consolidated financial data for each of the years in the five-year period ended December 31, 2002, are derived from and are incorporated by reference in this proxy statement from RWD’s audited consolidated financial data and related notes included in RWD’s Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which accompanies this proxy statement. The selected financial data for the three months ended March 31, 2003, are derived from and are incorporated by reference in this proxy statement from RWD’s unaudited consolidated financial data and related notes thereto included in RWD’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003, a copy of which also accompanies this proxy statement. The results for the three months ended March 31, 2003, are not necessarily indicative of results for the entire year. The information presented below should be read in conjunction with such financial statements and related notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in RWD’s Annual Report on Form 10-K for the year ended December 31, 2003 and RWD’s Quarterly Report for the three months ended March 31, 2003.

	Year ended December 31,					Three months ended March 31,
	1998	1999	2000	2001	2002	2002	2003
			(as restated)(1)	(as restated)(1)		(unaudited)
	(in thousands, except per share data)
Operating Statement Data:
Revenues	$114,719	$124,433	$133,706	$118,040	$117,485	$29,181	$23,455
Cost of revenue	76,416	95,024	101,123	102,025	101,787	23,836	22,788

Gross profit	38,303	29,409	32,583	16,015	15,698	5,345	667
Selling, general and administrative expenses	18,821	22,749	26,182	28,512	26,277	6,579	6,421
Severance and lease termination expenses	—	—	485	997	3,180	43	582

Operating income (loss)	19,482	6,660	5,916	(13,494)	(13,759)	(1,277)	(6,336)
Other income (expense), net	1,765	1,449	610	1,025	(57)	(36)	280

Income (loss) before income taxes and cumulative effect of a change in accounting principle	21,247	8,109	6,526	(12,469)	(13,816)	(1,313)	(6,056)
Provision for (benefit from) income taxes	8,131	3,041	2,323	(3,140)	(3,970)	(2,262)	35

Income (loss) before cumulative effect of a change in accounting principle	13,116	5,068	4,203	(9,329)	(9,846)	949	(6,091)
Cumulative effect on prior years of changing method of accounting for goodwill	—	—	—	—	(12,529)	(12,529)	—

Net income (loss)	$13,116	$5,068	$4,203	$(9,329)	$(22,375)	$(11,580)	$(6,091)

Basic earnings (loss) per share:

Income (loss) before cumulative effect of a change in accounting principle	$0.88	$0.34	$0.28	$(0.61)	$(0.64)	$0.06	$(0.40)
Cumulative effect on prior years of changing method of accounting for goodwill	—	—	—	—	(0.82)	(0.82)	—

Net income (loss) per share	$0.88	$0.34	$0.28	$(0.61)	$(1.46)	$(0.76)	$(0.40)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of a change in accounting principle	$0.82	$0.33	$0.27	$(0.61)	$(0.64)	$0.06	$(0.40)
Cumulative effect on prior years of changing method of accounting for goodwill	—	—	—	—	(0.82)	(0.82)	—

Net income (loss) per share	$0.82	$0.33	$0.27	$(0.61)	$(1.46)	$(0.76)	$(0.40)

Weighted average shares outstanding:
Basic calculation	14,895	14,769	14,943	15,252	15,373	15,307	15,407

Diluted calculation	16,016	15,503	15,518	15,252	15,373	15,307	15,407

Balance Sheet Data (end of period):
Cash and investments (unrestricted)	$51,224	$28,214	$27,340	$22,769	$11,312	$21,223	$10,300
Cash and investments (restricted)	—	—	—	—	13,016	—	12,899
Working capital	66,399	47,065	50,838	40,932	34,694	43,277	29,621
Total assets	90,394	87,261	98,041	90,073	73,205	91,632	69,172
Total debt	865	1,669	607	3,416	7,984	4,540	11,230
Stockholders’ equity	$73,961	$73,341	$79,516	$69,647	$48,028	$71,216	$42,051

(1)	RWD restated its consolidated financial statements for the years ended December 31, 2000 and 2001 (1) to correct foreign currency translation errors, and (2) to properly classify cash flows related to capitalized software development costs and other long-term assets as investing activities in the consolidated statements of cash flows. More detailed information regarding the impact on RWD’s consolidated financial statements of these restatements is available in note 2 to RWD’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which is included with this proxy statement.

Financial Projections

RWD does not, as a matter of course, publicly disclose projections as to future revenues or other results. However, in connection with the proposed merger, RWD’s management provided to FBR, in its capacity as financial advisor to the Special Committee, certain financial projections for the quarters ending June 30, 2003, September 30, 2003, and December 31, 2003. The projections reflect the best estimates and good faith judgments of the management of RWD as to the future performance of RWD. These projections have been included in this proxy statement solely because the information was made available to FBR and the Special Committee by RWD.

	2003
	First Quarter (Estimate)(1)	Second Quarter (Estimate)	Third Quarter (Estimate)	Fourth Quarter (Estimate)
	(in thousands)
Revenue	$23,455	$28,821	$28,252	$29,755
Cost of goods sold	10,057	11,357	11,111	11,649

Gross profit before overhead	13,399	17,463	17,141	18,106
Operating overhead	14,783	13,700	12,705	12,415

Income before corporate services	(1,385)	3,763	4,436	5,691
Corporate services	3,882	3,561	3,506	3,506

Income before corporate-wide overhead	(5,267)	202	930	2,184
Corporate-wide overhead	1,038	963	963	963

EBIT(2)	(6,304)	(760)	(33)	1,221
Other income (expense)	280	10	10	10

Income before taxes	(6,025)	(751)	(23)	1,231

(1)	RWD’s actual results for the first quarter 2003 were reported on April 29, 2003 and differed slightly from the estimated results provided to FBR earlier in April.

(2)	EBIT stands for earnings from operations before interest and taxes. In the case of RWD, EBIT is equivalent to operating income (loss) as shown on RWD’s consolidated statements of operations.

These projections were not prepared with a view to public disclosure or in compliance with guidelines of the SEC, generally accepted accounting principles or the American Institute of Certified Public Accountants regarding projections. Neither RWD’s independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections, nor have they expressed any opinion or other form of assurance with respect to the projections or their achievability, and accordingly assume no responsibility for, and disclaim any association with, the projections. It has been RWD’s practice in recent years not to publicly project operating results because management has not been confident in its ability to make financial projections that it considers reasonably likely of achievement. Instead, management has prepared only annual internal budgets, generally in November or December, which are used only for internal planning decisions.

These projections are or involve forward-looking statements and are based upon a variety of estimates and assumptions. These assumptions involve judgments with respect to future economic, competitive, industry and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RWD. Many important factors could cause RWD’s results to differ materially from those expressed or implied by the projections. Accordingly, there can be no assurance that any of the projections are indicative of the future performance of RWD or that actual results will not differ materially from those set forth in the projections.

The inclusion of these projections in this proxy statement should not be interpreted as an indication that any of RWD, the RWD Board of Directors, the Special Committee, FBR, Research Park, Dr. Deutsch, Ms. Brown or any of their respective affiliates or associates considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of RWD, Research Park, Dr. Deutsch, Ms. Brown or any of their respective affiliates or associates has made or makes any representation to any person regarding the ultimate performance of RWD compared to information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error. These projections should be read together with the fairness opinion of FBR attached to this proxy statement as Annex B and the historical financial information of RWD.

INDEPENDENT AUDITORS

RWD’s consolidated financial statements for the year ended December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated by reference in this proxy statement and a copy of which also accompanies this proxy statement. It is not expected that representatives of Ernst & Young LLP will be present at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of RWD. However, if the merger is not completed, RWD stockholders will continue to be entitled to attend and participate in RWD annual stockholders’ meetings. If the merger is not completed, RWD will inform its stockholders, by press release or other means determined reasonable by RWD, of the date by which stockholder proposals must be received by RWD for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

AVAILABLE INFORMATION

RWD is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic and current reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed through the SEC’s Internet address at “http://www.sec.gov.” Free copies of periodic and current reports, proxy statements and other information filed with the SEC are available on the day of filing with the SEC on RWD’s website at http://www.rwd.com or may be obtained by mail, without charge, by written request directed to RWD at the following address: RWD Technologies, Inc., 5521 Research Park Drive, Baltimore, Maryland 21228, Attn.: Laurens MacLure, Jr., Vice President, General Counsel and Corporate Secretary, telephone number (410) 869-1000. RWD common stock is listed on Nasdaq, and materials may be inspected at Nasdaq offices at 33 Whitehall Street, New York, NY 10004.

RWD, Research Park, Dr. Deutsch and Ms. Brown have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits to the Schedule 13E-3, certain parts of which are omitted, as permitted in accordance with the rules and regulations of the SEC, including a copy of the written report presented by FBR as to the fairness of the consideration to be received in the merger, and filed as an exhibit to the Schedule 13E-3. Descriptions contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Those descriptions are qualified in their entirety by reference to the document filed as an exhibit to the Schedule 13E-3. Copies of the Schedule 13E-3 and all exhibits to the Schedule 13E-3 are available for inspection and copying at the principal executive offices of RWD during regular business hours by any interested stockholder of RWD, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, without charge, by written request directed to us at the following address: RWD Technologies, Inc., 5521 Research Park Drive, Baltimore, Maryland 21228, Attn.: Laurens MacLure, Jr., Vice President, General Counsel and Corporate Secretary, telephone number (410) 869-1000.

OTHER MATTERS

No person is authorized to give any information or to make any representations with respect to the matters described in this proxy statement other than those contained herein. Any information or representations with respect to such matters not contained or incorporated into this proxy statement must not be relied upon as having been authorized by RWD. The delivery of this proxy statement does not under any circumstances create any implication that there has been no change in the affairs of RWD since the date of this proxy statement or that the information in this proxy statement is correct as of any time subsequent to the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference into this proxy statement information from other documents filed with the SEC. This means that RWD can disclose important information to you by referring you to another document filed separately with the SEC. The following RWD documents are incorporated by reference in this proxy statement and are deemed to be a part hereof:

(1)	Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which also accompanies this proxy statement;

(2)	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2003, a copy of which also accompanies this proxy statement; and

(3)	Current Report on Form 8-K, dated April 30, 2003.

Any statement contained in a document incorporated by reference is deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                        RESEARCH PARK ACQUISITION, INC.,

                             a Maryland corporation,

                                       and

                             RWD TECHNOLOGIES, INC.,

                             a Maryland corporation

                           Dated as of April 29, 2003

                                       i

                                       ii

                                      iii

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 29,
2003, is by and between Research Park Acquisition, Inc., a Maryland corporation
("Acquirer"), RWD Technologies, Inc., a Maryland corporation (the "Company"), and, with respect to Section 5.10 hereof only, Dr. Robert W. Deutsch, a Maryland resident ("Deutsch").

                                   WITNESSETH:

     A. The Board of Directors of Acquirer and the Board of Directors of the
Company (the "Company Board") have approved this Agreement and the transactions contemplated hereby, including the Merger, subject to the terms and conditions set forth in this Agreement.

     B. The Company Board has established a special committee of independent directors of the Company Board (the "Special Committee") to consider and evaluate the fairness to the Company and its stockholders of any proposed business combination or strategic alternative involving the Company (a "Proposed
Transaction") and to report its recommendation concerning any such Proposed
Transaction to the full Company Board.

     B. The Special Committee has carefully reviewed and negotiated the terms of this Agreement and has unanimously recommended that the Company Board approve and authorize this Agreement and the transactions contemplated hereby.

     C. The Company Board, based in part upon the recommendation of the Special
Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company's stockholders other than Acquirer, Deutsch and their respective Affiliates and Associates.

     D. Acquirer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement.

     E. Acquirer agrees, pursuant to the terms below, to vote its shares Company
Common Stock in favor of the adoption of this Agreement and the Merger at any meeting of the Company's stockholders.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

                                       A-1

                                    ARTICLE I

                                   THE MERGER

     1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the
"MGCL"), Acquirer shall be merged with and into the Company (the "Merger") at the Effective Time. Upon the Effective Time, the separate corporate existence of
Acquirer shall cease and the Company shall continue as the surviving company
(the "Surviving Company") in accordance with the MGCL.

     1.2. CLOSING. Unless this Agreement shall have been terminated pursuant to
Section 7.1, the closing of the Merger (the "Closing") will take place no later than the second Business Day after satisfaction or waiver (as permitted by this
Agreement and applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article 6
(the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Piper Rudnick LLP,
6225 Smith Avenue, Baltimore, Maryland 21209, unless another place is agreed to in writing by the parties hereto.

     1.3. EFFECTIVE TIME. Upon the Closing, the parties shall (i) file with the
Maryland State Department of Assessments and Taxation ("MSDAT") articles of merger or other appropriate documents (in any such case, the "Articles of
Merger"), executed in accordance with the relevant provisions of the MGCL and
(ii) make all other filings, recordings or publications required under the MGCL in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with MSDAT, or at such later time as the parties may agree and specify in the Articles of Merger (the date and time the Merger becomes effective being herein referred to as the "Effective Time").

     1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquirer shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquirer shall become the debts, liabilities and duties of the Surviving
Company.

     1.5. ARTICLES OF INCORPORATION. The articles of incorporation of Acquirer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company from and after the Effective Time, until thereafter amended as provided therein or by applicable Law.

     1.6. BY-LAWS. The By-Laws of Acquirer as in effect immediately prior to the
Effective Time shall be the By-Laws of the Surviving Company from and after the
Effective Time, until thereafter amended as provided therein or by applicable
Law.

                                       A-2

     1.7. DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY. The members of the
Board of Directors of Acquirer immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the Board of Directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws of the Surviving Company.

     1.8. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the
Merger and without any action on the part of the Company, Acquirer or any holder of any Common Stock, par value $0.10 per share, of the Company ("Company Common
Stock") or Common Stock, par value $0.10 per share, of Acquirer ("Acquirer
Common Stock"):

          (a) Cancellation of Company Common Stock Owned by Acquirer. Each share of Company Common Stock owned by Acquirer as set forth on Exhibit A issued and outstanding immediately prior to the Effective Time (the "Cancelled Shares")
shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (b) Conversion of Converted Shares. Each share of Acquirer Common
Stock issued and outstanding immediately prior to the Effective Time (the
"Converted Shares") as set forth on Exhibit A, shall be converted into and shall become one duly authorized, validly issued, fully paid and non-assessable share of Surviving Company Common Stock upon the surrender of the certificates previously representing such Converted Shares.

          (c) Conversion of Company Common Stock. Each share of Company Common
Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares, if any) shall be converted into and become the right to receive an amount equal to $2.10 in cash, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger
Consideration, upon surrender of such certificate(s) in accordance with Article
2.

     1.9. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, including Section 1.8, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or otherwise consented thereto in writing and who has the right to demand, and properly demands, an appraisal of such holder's shares in accordance with Title 3, Subtitle 2 of the MGCL, or any successor provision (such holder being herein referred to as a "Dissenting Stockholder"
and such shares being herein referred to as "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal. With respect to any Dissenting Shares, a
Dissenting Stockholder shall have solely the appraisal rights

                                       A-3

provided under Title 3, Subtitle 2 of the MGCL, provided such Dissenting
Stockholder complies with the provisions thereof. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each Dissenting Share held by such Dissenting
Stockholder shall be treated as if such share had been converted into, as of the
Effective Time, the right to receive, without any interest thereon, the Merger
Consideration. The Company shall give Acquirer prompt notice of any demand for appraisal of shares of Company Common Stock received by the Company and any withdrawals of such demands, and Acquirer shall have the right to participate in and approve (which approval shall not be unreasonably withheld or delayed) all negotiations and proceedings with respect to any such demand. The Company shall not, except with the prior written consent of Acquirer, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

     1.10. COMPANY STOCK OPTIONS. Each outstanding and unexercised option to purchase shares of Company Common Stock (each, a "Company Stock Option" and, collectively, the "Company Stock Options"), whether vested or unvested, shall terminate and be cancelled as of the Effective Time. Each Person (other than
Deutsch and his Affiliates and Associates) who holds an exercisable Company
Stock Option (including options which, by their terms, become exercisable as a result of the transactions contemplated hereby) shall be entitled to receive, in consideration therefor, a cash payment on the Closing Date equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, multiplied by (ii) the aggregate number of shares of Company Common Stock then subject to such Company Stock
Option, reduced by the amount of withholding or other taxes required by applicable Law to be withheld, payable in cash.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1. EXCHANGE FUND. At or prior to the Effective Time, the Company shall designate a bank or trust company reasonably acceptable to Acquirer and the
Special Committee to act as exchange agent (the "Exchange Agent") and shall deposit, or shall cause to be deposited into a segregated account, with the
Exchange Agent for the benefit of the holders of shares of Company Common Stock
(other than Cancelled Shares and Dissenting Shares, if any) and Company Stock
Options, cash in an aggregate amount (the "Aggregate Merger Consideration")
equal to the sum of (a) the product of (i) the number of shares of Company
Common Stock outstanding immediately prior to the Effective Time (other than
Cancelled Shares and Dissenting Shares, if any), and (ii) the Merger
Consideration (the "Exchange Fund"), and (b) the aggregate amount to be paid to the holders of Company Stock Options pursuant to Section 1.10 above. The
Exchange Agent shall invest all cash in the Exchange Fund as directed by the
Surviving Company, provided all such investments shall be marketable U.S.
government securities backed by the full faith and credit of the U.S.
government. Interest and other income with respect to the Exchange Fund shall accrue for the account of, and shall be promptly paid to, the Surviving Company.

                                       A-4

     2.2. EXCHANGE PROCEDURES. The exchange of outstanding shares of Company
Common Stock (other than Cancelled Shares and Dissenting Shares, if any) shall take place in the following manner:

          (a) Exchange of Certificates. Each holder of an outstanding certificate or certificates which prior thereto represented shares of Company
Common Stock (other than Cancelled Shares and Dissenting Shares, if any) shall, upon surrender to the Exchange Agent of such certificate(s) and acceptance thereof by the Exchange Agent (together with the Letter of Transmittal described in Section 2.2(b), duly executed, and such other documents as may reasonably be required by the Exchange Agent), be entitled to receive the amount of the Merger
Consideration into which the number of shares of Company Common Stock previously represented by such certificate(s) so surrendered shall have been converted pursuant to this Agreement. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented for transfer, they shall be cancelled against delivery of the Merger Consideration. If the Merger Consideration is to be
delivered to any Person other than the Person in whose name the certificate(s)
representing shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate(s) so surrendered shall be properly endorsed with the signature guaranteed or otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder thereof, or shall establish to the satisfaction of the
Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(a), each certificate which, prior to the Effective Time, represented outstanding shares of Company Common
Stock (other than Cancelled Shares and Dissenting Shares, if any) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with Section
1.8. No interest will be paid or will accrue on any cash payable as Merger
Consideration.

          (b) Letter of Transmittal. Promptly following the Effective Time (but no later than five (5) Business Days thereafter), the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Cancelled Shares and
Dissenting Shares, if any) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s)
shall pass, only upon delivery thereof to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Company may reasonably specify) (the "Letter of Transmittal") and instructions for use in effecting the surrender of such certificate(s) in exchange for the Merger Consideration.

          (c) Payment of Merger Consideration. Upon surrender to the Surviving
Company of a certificate representing shares of Company Common Stock (other than
Cancelled Shares and Dissenting Shares, if any), for cancellation, together with the related Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange for each share of Company Common

                                       A-5

Stock represented by such certificate cash in an amount equal to the Merger
Consideration, after giving effect to any required withholding tax as provided in Section 2.7, and the certificate so surrendered shall forthwith be marked as canceled. Such payment of Merger Consideration shall be made to the holder of such share of Company Common Stock as soon as reasonably practicable, but in no event later than ten (10) Business Days after the Surviving Company receives the certificate representing such share of Company Common Stock and Letter of
Transmittal, duly executed and completed in accordance with the instructions thereto. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger
Consideration shall be paid to such a transferee if the certificate representing such Company Common Stock is presented to the Surviving Company, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3. FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger
Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of Article 1 and this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, and no holder of shares of Company Common Stock shall thereby have any equity interest in the Surviving Company.

     2.4. PAYMENT OF COMPANY STOCK OPTIONS. As soon as practicable (but in no event more than ten (10) Business Days) after the Effective Time, the Exchange
Agent shall make a cash payment to each holder of Company Stock Options in the amount, if any, that is payable pursuant to Section 1.10.

     2.5. TERMINATION OF EXCHANGE FUND; UNCLAIMED FUNDS. Any portion of the
Exchange Fund that remains undistributed to or unclaimed by the holders of certificates representing shares of Company Common Stock (other than Cancelled
Shares and Dissenting Shares, if any) for six (6) months after the Effective
Time shall be delivered to the Surviving Company or otherwise at the direction of the Surviving Company, upon demand, and any holders of such certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company for the Merger Consideration to which such holders are entitled pursuant to this Agreement (subject to applicable abandoned property, escheat or other similar Laws) and only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon.

     2.6. NO LIABILITY. None of Acquirer, the Company, the Surviving Company or
the Exchange Agent shall be liable to any person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of certificates representing shares of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of such Person previously entitled thereto.

                                       A-6

     2.7. LOST CERTIFICATES. If any certificate representing shares of Company
Common Stock (other than Cancelled Shares and Dissenting Shares, if any) has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against the Company with respect to such certificate, the Exchange
Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Company Common
Stock formerly represented thereby.

     2.8. WITHHOLDING RIGHTS. The Surviving Company or the Exchange Agent, as
applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company
Common Stock or Company Stock Options such amounts as the Surviving Company or the Exchange Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of
1986, as amended (the "Code"), or any applicable provision of Law, including withholdings required in connection with payments under Section 1.10. To the extent withheld by the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquirer as set forth in this Section 3.1.

          (a) Organization, Standing and Power. Each of the Company and its
Subsidiaries is validly existing and in good standing under the Laws of its respective state of incorporation and has the corporate power and authority to carry on its business as presently being conducted and to own, operate and lease its properties.

          (b) Authority; No Conflicts; Acquisition Proposals.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Company Vote and the Additional Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to obtaining the Required Company
Vote and the Additional Vote (other than the filing of the Articles of Merger as required by the MGCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Acquirer,

                                       A-7

constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) No consent, approval, permit, order or authorization of, or registration, declaration or filing with, or notice to any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental authority or any private body exercising any regulatory, taxing or other governmental authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the
Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in connection with the
Stockholders' Meeting (such proxy statement, including any preliminary version thereof, in either case, as amended, modified or supplemented from time to time, herein referred to as the "Proxy Statement"), (B) the filing with the SEC of a
Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C)
certain filings under state securities or "blue sky" Laws, (D) any other filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this
Agreement, (E) the filing and recordation of Articles of Merger under the MGCL,
(F) compliance with the rules and regulations of the Nasdaq National Market
("NASDAQ"), and (G) such consents, approvals, permits, orders, authorizations, registrations, declarations, filings and notices with any Governmental Entity or under any Company Agreements, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on the Company or prevent the consummation of the Merger by the
Outside Date; provided, however, that no representation or warranty is made with respect to any state takeover statute or similar statute.

          (c) Disclosure Documents. The Proxy Statement and the Schedule 13E-3
will comply as to form in all material respects with the requirements of the
Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy
Statement is first mailed to the Company's stockholders or at the time of the
Stockholders' Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section
3.1(c), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the
Schedule 13E-3 based on information supplied in writing by Acquirer or any of its Representatives specifically for inclusion or incorporation by reference therein.

                                       A-8

          (d) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person, the fees of which will be paid by the Company, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company by the Special Committee, except the fees payable to Friedman,
Billings, Ramsey & Co., Inc. ("FBR") pursuant to the engagement letter dated
March 14, 2003 (a copy of which has been delivered to Acquirer).

          (e) Company Action; Vote Required. As of the date hereof, the Company
Board, based upon the recommendation of the Special Committee, at a meeting thereof duly called and held has (i) approved the acquisition by Acquirer of the
Company pursuant to the Merger and approved and adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger,
(ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the
Company's stockholders, and (iii) recommended approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders. The affirmative vote of the holders of at least a majority of the aggregate votes of the outstanding shares of Company Common Stock (the "Required
Company Vote") is the only vote of the holders of any class or series of the
Company's capital stock necessary under applicable Law or the Company's Charter to approve this Agreement, the Merger and the other transactions contemplated hereby.

          (f) Fairness Opinion. As of the date hereof, the Special Committee has received the written opinion of FBR, financial advisor to the Special Committee, dated the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Cancelled Shares and
Dissenting Shares, if any) is fair to such holders from a financial point of view. The Special Committee has furnished an accurate and complete copy of such written opinion to Acquirer.

     3.2. REPRESENTATIONS AND WARRANTIES OF ACQUIRER. Acquirer represents and warrants to the Company as follows:

          (a) Organization, Standing and Power. Acquirer has been duly organized and is validly existing and in good standing under the Laws of Maryland and has the power and authority to carry on its business as presently being conducted and to own, operate and lease its properties. Acquirer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either individually or in the aggregate, would not reasonably be expected to prevent the consummation of the Merger by the Outside
Date. The copies of the Organizational Documents of Acquirer which were previously furnished to the Company are true, complete and correct copies of such documents.

                                       A-9

          (b) Capital Structure. All of the outstanding shares of Acquirer
Common Stock are owned in the amounts and by the Persons identified on Exhibit
A. Acquirer owns the shares of Company Common Stock set forth on Exhibit A.

          (c) Authority; No Conflicts.

               (i) Acquirer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been duly executed and delivered by Acquirer and, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and binding agreement of Acquirer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) violate any provision of the Organizational
Documents of Acquirer, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.2(c)(iii) below, conflict with or result in any violation of or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration or loss of any benefit under (in any case with or without notice or lapse of time, or both) any Law, judgment, order, decree, injunction, determination or award currently in effect which, individually or in the aggregate, would prevent the consummation of the Merger by the Outside Date, or (C) violate, conflict with, constitute a breach or default under or give rise to a right of termination, amendment, cancellation or acceleration or loss of any benefit under any contract, loan, credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which
Acquirer is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would reasonably be expected to prevent the consummation of the Merger by the Outside Date.

               (iii) No consent, permit, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity, which has not been received or made, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement by Acquirer or the consummation by Acquirer of the transactions contemplated hereby, except for
(A) filings under state securities or "blue sky" Laws, (B) any filings, or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement,
(C) the filing and recordation of Articles of Merger under the MGCL, and (D)
such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to obtain would not reasonably be expected to prevent the consummation of the Merger by the Outside Date.

                                      A-10

          (d) Disclosure Documents. None of the information to be supplied by
Acquirer for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting, or (ii) the Schedule 13E-3, at the
time of filing with the SEC (and at any time such Proxy Statement or Schedule
13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (e) No Vote Required. No vote of the stockholders or the Board of
Directors of Acquirer is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by Acquirer as of the date hereof.

          (f) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Acquirer, except the fees payable to
Signal Hill Capital Group LLC pursuant to an engagement letter dated January 31,
2003 (a copy of which has been delivered to the Company).

          (g) No Business Activities. Acquirer is not a party to any material agreement nor has it conducted any activities other than in connection with its incorporation, the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Acquirer has no material liabilities except to the extent arising under this Agreement. Except for its ownership of the shares of Company Common Stock set forth in Section
3.2(b), Acquirer does not own, directly or indirectly, any capital stock or other ownership interest in any Person and Acquirer has no Subsidiaries.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. COVENANTS OF THE COMPANY. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time, except (i) as set forth in the Company Disclosure Schedule, or (ii) as agreed in writing by
Acquirer after the date hereof, the Company shall, and shall cause each of its
Subsidiaries to, conduct its businesses only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and use its reasonable efforts to (A) preserve its business organization intact, (B) keep available the services of its current officers and employees, and (C) maintain its existing relations with customers, suppliers, creditors, business partners and others having business dealings with it. Without limiting the generality of the foregoing, and subject to exceptions set forth in clauses (i) and (ii)
above, during the period from the date of this Agreement to the Effective Time, the Special Committee shall not and shall not authorize or recommend that the
Company or any of its Subsidiaries:

                                      A-11

          (a) (i) amend or propose to amend its Organizational Documents, (ii)
issue, sell, grant, transfer, or subject to any Lien any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any stock or phantom appreciation rights or performance share awards or other rights to receive capital stock other than (x) the issuance of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise in accordance with their present terms of Company Stock Options to the extent outstanding on the date hereof, (iii) declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its stock or (v)
redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

          (b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (c) take, or agree or commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in
Article VI not being satisfied or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms of this
Agreement or materially delay such consummation; or

          (d) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     4.2. COVENANTS OF ACQUIRER. During the period from the date of this
Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company
(acting through the Special Committee) otherwise consents in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Changes in Capital Structure. Acquirer shall not change its capital structure or permit any material change with respect to the ownership of
Acquirer. Acquirer shall not transfer any Company Common Stock.

          (b) Company Stockholder Meetings. Acquirer will vote any and all
Company Common Stock owned by Acquirer in favor of the Merger and the adoption of this Agreement at any meeting of the Company's stockholders at which a proposal relating to such approval or adoption is submitted to a vote of the
Company's stockholders.

          (c) Other Actions. Acquirer shall not take, or agree to commit to take, any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied.

                                      A-12

     4.3. ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party hereto shall promptly advise the other orally and in writing of the failure by it to comply with or satisfy in any material respect any covenant or agreement set forth in
Articles IV and V hereof or any condition set forth in Article VI hereof required to be complied with or satisfied by it under this Agreement; provided, however, that the Company's obligation pursuant to this Section 4.3 is limited to those matters as to which the Special Committee has knowledge; and provided, further, that no such notification shall affect the covenants or agreements of the parties or the conditions to the obligations of the parties under this
Agreement. Subject to applicable Laws relating to the exchange of information, each of the Company and Acquirer shall have the right to review and comment upon in advance, and to the extent practicable each will consult with the other with respect to, all the information relating to the other party which appears in any filings, announcements or publications made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1. STOCKHOLDERS' MEETING; PREPARATION OF DISCLOSURE DOCUMENTS.

          (a) Except as otherwise provided in Section 5.4, the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting")
for the purpose of adopting this Agreement and approving the Merger by obtaining
(i) the Required Company Vote, and (ii) the adoption of this Agreement and approval of the Merger by the affirmative vote of the holders of at least a majority of outstanding shares of Company Common Stock not owned by Acquirer,
Deutsch or their respective Affiliates or Associates (the "Additional Vote").
Except as otherwise provided in Section 5.4, the Company Board, based upon the recommendation of the Special Committee, shall declare the advisability of, and recommend to its stockholders the approval of the Merger and adoption of this
Agreement, shall include such recommendation in the Proxy Statement and shall take all lawful action to solicit such approval and adoption. Subject to Section
5.4, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this
Agreement and shall take all other action necessary or, in the reasonable opinion of Acquirer, advisable to secure the Required Company Vote and the
Additional Vote.

          (b) As soon as practicable following the date of this Agreement, the
Company and Acquirer shall jointly prepare, and the Company shall file with the
SEC, the Proxy Statement

                                      A-13

and the Schedule 13E-3. Acquirer will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement and the
Schedule 13E-3, including, but not limited to, furnishing the Company upon request with any and all information regarding Acquirer or its Affiliates, the plans of such Persons for the Surviving Company after the Effective Time and all other matters and information as may be required to be set forth therein under the Exchange Act or the rules and regulations promulgated thereunder. Each of the Company and Acquirer shall use its reasonable good faith efforts (i) to respond to the comments of the SEC concerning the Proxy Statement or the
Schedule 13E-3 as promptly as practicable, and (ii) to cause the definitive
Proxy Statement to be mailed to the Company's stockholders not later than five
(5) Business Days after clearance from the SEC. The Company shall pay the filing fees for the Proxy Statement and the Schedule 13E-3. Acquirer shall be given a reasonable opportunity to review and comment upon all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof. The Company and Acquirer each agree to correct any information provided by such party for use in the Proxy Statement or the
Schedule 13E-3 which becomes false or misleading. The Company shall cause the fairness opinion of FBR referred to in Section 3.1(f) to be included as an exhibit to the Proxy Statement and the Schedule 13E-3.

          (c) Each party shall notify the other party promptly of (i) the receipt of any notices, comments or other communications from the SEC or any other Governmental Entity, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other party with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy
Statement or the Schedule 13E-3. The Company and Acquirer agree that all telephonic calls and meetings with the SEC regarding the Proxy Statement, the
Schedule 13E-3 and the Merger shall include Representatives each of the Company and Acquirer.

          (d) If, at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the
Schedule 13E-3, the Company will promptly inform Acquirer. If, at any time prior to the Stockholders' Meeting, any event should occur relating to Acquirer or relating to the plans of Acquirer for the Surviving Company after the Effective
Time, which should be set forth in an amendment of, or a supplement to, the
Proxy Statement or the Schedule 13E-3, Acquirer will promptly inform the
Company. In any such case, the Company or Acquirer, as the case may be, with the cooperation of the other party, shall, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the
Company's stockholders; provided that, prior to such filing or mailing, the parties shall approve (which approval, with respect to either party, shall not be unreasonably withheld or delayed) the form and content of such amendment or supplement.

     5.2. ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) From and after the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to)
afford to the Representatives of

                                      A-14

Acquirer reasonable access, during normal business hours, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Acquirer (i) a copy of each report, certification, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws, as applicable, and (ii) consistent with its legal obligations, all other information concerning its business, properties and personnel as Acquirer may reasonably request;
provided, however, the Company may restrict the foregoing access to the extent that (A) a Governmental Entity requires it or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws and regulations, or (B) any Law applicable to it or any of its Subsidiaries requires it or any of its
Subsidiaries to restrict access to any properties or information.

          (b) Acquirer shall use the Confidential Information solely for the purpose of evaluating the transactions contemplated hereby or any modification of such transactions and for no other purpose. Acquirer agrees to keep all
Confidential Information confidential and shall not, without the prior written consent of the Company, disclose any Confidential Information to any third party, in whole or in part, except those who have an actual need to know the
Confidential Information for the purpose of evaluating the transactions contemplated hereby, who are informed of the confidential nature of the
Confidential Information and who agree to be bound by this Section 5.2(b)
("Permitted Recipients"). Acquirer shall be responsible for any breach of any provision of this Section 5.2(b) by its Permitted Recipients. Upon the Company's
request, following any termination of this Agreement pursuant to Article 7,
Acquirer shall: (i) destroy or, at the Company's option, return to the Company all Confidential Information which is in tangible form, including any copies thereof, and destroy all Confidential Information provided on computer disks or tape or in other digital format and all abstracts and summaries of Confidential
Information and references thereto which may have been prepared by Acquirer; and
(ii) certify to the Company that all Confidential Information has been returned or destroyed as requested by the Company.

     In the event that Acquirer becomes legally compelled to disclose any
Confidential Information, Acquirer shall provide the Company with prompt notice, if lawful, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.2(b). If such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Section 5.2(b), Acquirer shall furnish or permit to be furnished only that portion of the Confidential Information which
Acquirer is advised by its counsel is legally required to be furnished, and
Acquirer shall use its reasonable best efforts to obtain assurances that such
Confidential Information shall be treated confidentially by the recipient thereof.

     Acquirer acknowledges and agrees that any breach or threatened breach of the terms of this Section 5.2(b) regarding the treatment of Confidential
Information may result in irreparable damage to the Company for which there may be no adequate remedy at law. Therefore, Acquirer agrees that in the event of any breach of this Section 5.2(b) by it or any third party to whom Acquirer makes Confidential Information available, the Company shall be entitled, in addition to

                                      A-15

any other rights and remedies available to it, to specific enforcement of the terms of this Section 5.2(b) and/or injunctive relief requiring the immediate return of all Confidential Information in the possession of Acquirer or any such third party and enjoining Acquirer and any parties to which Acquirer has made
Confidential Information available from using Confidential Information in violation of this Section 5.2(b), in either case without the necessity of showing or proving that any actual damages have been sustained. The Company shall be entitled to recover from Acquirer the costs of litigation, including reasonable attorneys' fees, incurred by it in any successful legal or equitable action taken by it to enforce the provisions of this Section 5.2(b).

     5.3. APPROVAL AND CONSENTS; COOPERATION. Each of the Company and Acquirer
shall cooperate with each other and use (and the Company shall cause its
Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the satisfaction of the conditions set forth in Article 6) as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, exemptions, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this
Agreement (the "Required Regulatory Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Required Regulatory Approvals. The
Company and Acquirer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, its Representatives and equity holders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any
Required Regulatory Approvals or other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Acquirer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this
Agreement.

     5.4. ACQUISITION PROPOSALS.

          (a) Neither the Company nor any Subsidiary of the Company shall (and the Company shall not authorize the Representatives of the Company or any
Company Subsidiary to), directly or indirectly through any other Person, (i)
solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to knowingly facilitate any
Acquisition Proposal, or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person or group in connection with any Acquisition Proposal, or (ii) participate in or initiate discussions or negotiations concerning any Acquisition Proposal; provided, however, that nothing contained in this Section 5.4 or any other provision hereof shall prohibit the Company, the Company Board or the Special Committee from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board or the Special
Committee, after taking into account advice from

                                       A-16

outside counsel, is required under applicable Law, provided that the Company may not, except as permitted by Section 5.4(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principal or agreement concerning any
Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
Notwithstanding the foregoing, prior to the affirmative receipt of the Required
Company Vote and the Additional Vote, the Company may furnish information concerning it or any Company Subsidiary to any third party Person or group pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Superior Proposal if: (x) such Superior Proposal shall not have resulted from a breach by the Company of the provisions of this Section 5.4(a)), and (y) the
Company Board or the Special Committee concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of the
Company Board or the Special Committee to the Company's stockholders under applicable Law.

          (b) The Company will promptly notify Acquirer of the existence of any request for information, proposal, discussion, negotiation or inquiry received by the Company, and the Company will promptly communicate to Acquirer the material terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Acquirer copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person or group making such proposal or inquiry or engaging in such discussion or negotiation. The Company will keep Acquirer reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.
The Company will promptly provide to Acquirer any non-public information concerning the Company provided to any other party which was not previously provided to Acquirer.

          (c) Except as set forth below in this subsection (c), neither the
Company Board nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquirer, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any
Acquisition Proposal or (iii) cause the Company (or any Subsidiary) to enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. The Company Board or the Special Committee in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 5.4(a), may terminate this Agreement in order to enter into a letter of intent, agreement in principle or agreement with respect to a Superior Proposal, but only at a time that is prior to the affirmative receipt of the Required Company Vote and the Additional Vote and
that is after the second (2nd) Business Day following Acquirer's receipt of written notice from the Company advising Acquirer that the Company Board or the
Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person or group making such Superior Proposal; provided, however, that prior to such termination, the Company shall have caused its financial and legal advisors to

                                       A-17

negotiate in good faith with Acquirer; and provided, further, however, that prior to such termination, Acquirer has not made an offer that the Company Board or the Special Committee determines in good faith after consulting with its financial advisors is at least as favorable to the stockholders of the Company as the Superior Proposal.

          (d) Nothing set forth in this Section 5.4 or elsewhere in this
Agreement shall require Acquirer, Deutsch or their respective Affiliates or
Associates to vote their shares of Company Common Stock in favor of or tender such shares in response to, any Acquisition Proposal.

          (e) "Acquisition Proposal" shall mean (1) any inquiry, proposal or offer from any third party Person or group relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (2) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (f) "Superior Proposal" shall mean any Acquisition Proposal by a third party Person or group on terms that the Special Committee determines, in its good faith judgment (after taking into account the price and consideration offered and the likelihood that the proposed acquisition will ultimately be consummated and after taking into account the advice of the financial advisor to the Special Committee) to be more favorable to the Company's stockholders than the terms of the Merger.

     5.5. FEES AND EXPENSES. All Expenses incurred in connection, with this
Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.

     5.6. INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE.

          (a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved or is threatened to be involved in (as a witness or otherwise) or otherwise requires representation by counsel now or at any time hereafter in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry that such person in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a
"proceeding"), by reason of the fact that he or she was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, trustee, partner, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (each, an "Indemnified Party"), whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, trustee,

                                      A-18

partner, employee or agent or in any other capacity while serving or having agreed to serve as a such a director, officer, trustee, partner, employee or agent, such indemnification to be given, made and provided to the fullest extent authorized by the MGCL, as now in effect or as it may hereafter be amended (but, in the case of any such amendment with reference to events occurring prior to the Effective Time, only to the extent that such amendment permits the Surviving
Company to provide broader indemnification rights than said Law permitted the
Company to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including reasonable attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and such indemnity shall also inure to the benefit of such person's heirs, personal representatives and estate; provided, however, that except as provided in subsection (b) hereof, the Surviving Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person against the Company or
Surviving Company only if such proceeding (or part thereof) was authorized prior to its initiation by a majority of the disinterested members of the Company
Board. The rights to indemnification conferred in this Section 5.6(a) shall include the right to be paid by the Surviving Company any expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if and to the extent that the MGCL so requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made to or on behalf of a person only upon delivery to the Surviving Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 5.6(a) or otherwise. The rights to indemnification conferred in this Section 5.6(a) shall be deemed to be contract rights between the Surviving Company and each person who served in the capacities described above.

          (b) If a claim made under subsection (a) above shall not have been paid in full by the Surviving Company within sixty (60) days after a written claim has been received by the Surviving Company, the claimant may at any time thereafter bring suit against the Surviving Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid, in addition, the expenses of prosecuting such claim. In any action brought by the claimant to enforce a right to indemnification hereunder or by the Surviving Company to recover payments by the Surviving Company of expenses incurred by a claimant in a proceeding in advance of its final disposition, the burden of proving that the claimant is not entitled to be indemnified under this Section or otherwise shall be on the Surviving Company.
Neither the failure of the Surviving Company (including its directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Surviving
Company (including its directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable

                                      A-19

standard of conduct, or, in the case of such an action brought by the claimant, be a defense to this action.

          (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Section shall not be exclusive of any other right which any person may have or hereafter acquire under any Law (common or statutory) any agreement, or otherwise, both as to action in that person's official capacity and as to action in any other capacity by holding such office, and shall continue after the person ceases to serve in the capacity which initially entitled such person to indemnity hereunder.

          (d) For a period of six (6) years after the Effective Time, the
Surviving Company shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Company may substitute therefor policies with an insurer of equal claims paying ratings and of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
Notwithstanding the foregoing, the obligations of the Surviving Company to cause such insurance to be maintained shall terminate and be of no further force or effect in the event that prior to the Effective Time "tail" coverage for the
Company's existing policies is obtained by the Company for the six-year period after the Effective Time upon terms and conditions approved in writing by the
Special Committee.

          (e) If the Surviving Company or any of its successors or assigns (i)
consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii)
transfers all or substantially all of its equity or assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Company will assume the obligations set forth in this
Section 5.6.

     5.7. PUBLIC ANNOUNCEMENTS. From and after the date hereof until the
Effective Time, the Company and Acquirer shall use all reasonable best efforts to develop a joint communications plan and each party shall use all reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to the rules of NASDAQ, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     5.8. FURTHER ASSURANCES. The proper officers of the Company and Acquirer shall take any reasonably necessary actions if, at any time after the Effective
Time, any further action is reasonably necessary to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, if, at any time after the Effective Time, the Surviving Company shall consider or be advised of any deeds, bills of sale, assignments, assurances or any other actions or

                                      A-20

things that are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquirer or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or
Acquirer, as the case may be, all such deeds, bills of sale, assignments and assurances and take and do, in the name and on behalf of the Company or
Acquirer, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving
Company or otherwise to carry out this Agreement.

     5.9. STATE TAKEOVER LAWS. If any state takeover becomes or is deemed to become applicable to the Agreement, the Merger or any other transactions contemplated hereby, the Company shall use its reasonable best efforts to render such statute inapplicable to all of the foregoing.

     5.10 LIMITED GUARANTEE. Deutsch agrees that he will be personally responsible for causing the Surviving Company and Acquirer to perform their respective obligations pursuant to this Agreement (including the payment of the
Merger Consideration, the payment with respect to Company Stock Options set forth in Section 1.10 hereof and the payment of Expenses in connection with the
Merger or other transactions contemplated by this Agreement). Notwithstanding the foregoing, in no event will Deutsch be personally responsible for paying or providing funds to any Person to pay for any portion of the Merger
Consideration, the payment with respect to Company Stock Options set forth in
Section 1.10 hereof, or for any Expenses of the Company in connection with the
Merger or the other transactions contemplated by this Agreement.

     5.11 ACQUIRER OWNERSHIP. Acquirer will continue to own the shares of
Company Common Stock that it currently owns, as set forth on Exhibit A.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The
respective obligations of the Company and Acquirer to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Required
Company Vote and the Additional Vote.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other
Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the
Merger; provided, however, the party invoking this

                                      A-21

condition shall use its commercially reasonable efforts to have any such order or injunction vacated. The provisions of this Section 6.1 (b) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

          (c) Fairness Opinion. The fairness opinion of FBR referred to in
Section 3.l(f) shall not have been withdrawn, revoked, annulled or modified at or prior to the Effective Time.

          (d) Required Regulatory Approvals. All Required Regulatory Approvals
shall have been obtained, been filed or have occurred, other than Required
Regulatory Approvals the failure of which to obtain, make or occur, individually or in the aggregate, would not reasonably be expected to have a Material Adverse
Effect on the Company; provided, however, that a Required Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement or restriction, or any other action directly or indirectly related to such grant taken by such Governmental Entity, that would reasonably expected to have a Material Adverse Effect on the Company.

     6.2. CONDITIONS TO THE OBLIGATION OF ACQUIRER TO EFFECT THE MERGER. In
addition to the conditions set forth in Section 6.1, the obligation of Acquirer to effect the Merger are further subject to the satisfaction or waiver by
Acquirer, on or prior to the Closing Date, of the following conditions:

          (a) Performance of Obligations and Covenants. The Company shall have performed or complied with all of its obligations and covenants required to be performed by the Company under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not reasonably be expected to have a Material Adverse Effect on the Company and would not prevent the consummation of the Merger by the Outside Date, and Acquirer shall have received an officer's certificate executed on behalf of the Company to such effect; provided, however, that the Company's performance or compliance with its obligations and covenants required to be performed by it under this Agreement shall not be a condition to the obligation of Acquirer to effect the Merger where the failure by the Company to so perform or comply is attributable to any action or inaction on the part of Deutsch or his Affiliates or Associates.

          (b) Certificate. The Company shall have delivered to Acquirer duly adopted resolutions of the Company Board approving the execution, delivering and performance of this Agreement, and resolutions of the stockholders of the
Company pursuant to which the Required Company Vote and the Additional Vote was obtained, in each case certified by the Secretary or Assistant Secretary of the
Company.

     6.3 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. In
addition to the conditions set forth in Section 6.1, the obligation of the
Company

                                      A-22

to effect the Merger is further subject to the satisfaction or waiver by the
Company, on or prior to the Closing Date, of the following condition:

          (a) Performance of Obligations and Covenants. Acquirer shall have performed or complied with all of its obligations and covenants required to be performed by Acquirer under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not prevent the consummation of the Merger by the Outside Date, and the Company shall have received an officer's certificate executed on behalf of Acquirer to such effect.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

     7.1. TERMINATION. This Agreement may be terminated at any time prior to the
Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company in the following manner:

          (a) By mutual written consent of the Company (acting through the
Special Committee) and Acquirer.

          (b) By either the Company (acting through the Special Committee) or
Acquirer if the Merger shall not have been consummated by December 31, 2003 (the
"Outside Date"); provided, however, the right to terminate this Agreement under this Section 7.1 (b) shall not be available to any party whose material breach of any covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date.

          (c) By either the Company (acting through the Special Committee) or
Acquirer if any Governmental Entity shall have issued any judgment, injunction, order, permit, decree or ruling or taken any other action permanently restraining, enjoining or prohibiting Acquirer or the Company from consummating the transactions contemplated by this Agreement, including the Merger, and such judgment, injunction, order, decree, ruling or other action shall have become final and nonappealable.

          (d) By either the Company (acting through the Special Committee) or
Acquirer if the Required Company Vote and the Additional Vote shall not have been obtained at the Stockholders' Meeting or any adjournments or postponements thereof.

          (e) By the Company (acting through the Special Committee):

               (i) in connection with entering into a definitive agreement as permitted by Section 5.4(c) hereof, provided the Company has complied with all provisions thereof;

                                      A-23

               (ii) if FBR withdraws its opinion that the Merger Consideration to be received by the holders of shares of Company Common Stock (other than
Cancelled Shares and Dissenting Shares, if any) is fair to such holders from a financial point of view, provided that such withdrawal was not requested or knowingly encouraged by the Special Committee; or

               (iii) if Acquirer shall have breached in any material respect any of its covenants or agreements contained in this Agreement, which would result in a failure of any of the conditions set forth in Section 6.3, which breach cannot be or has not been cured on or before the Outside Date.

          (f) By Acquirer:

               (i) if the Special Committee shall have (x) failed to make, withdrawn, modified or changed in a manner adverse to Acquirer its approval or recommendation of this Agreement or the Merger, (y) shall have made any recommendation with respect to an Acquisition Proposal other than a recommendation to reject such Acquisition Proposal, or (z) shall have executed a letter of intent, agreement in principle or definitive agreement relating to an
Acquisition Proposal with a Person other than Acquirer; or

               (ii) if the Company shall have breached in any material respect any of its covenants or other agreements contained in this Agreement which would result in a failure of any of the conditions set forth in Section 6.2, which breach cannot be or has not been cured on or before the Outside Date; provided, however, that the Acquirer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f)(ii) where the breach by the Company of any of its covenants or other agreements contained in this Agreement is attributable to any action or inaction on the part of Deutsch or his Affiliates or Associates.

     7.2. EFFECT OF TERMINATION.

          In the event of termination of this Agreement by either the Company or
Acquirer as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, there shall be no liability or obligation on the part of the
Company, Acquirer or their respective Representatives and Affiliates, and all rights and obligations of the parties hereto shall cease, except (i) with respect to Section 3.1(d) (Brokers and Finders), Section 3.2(f) (Brokers and
Finders), Section 5.2 (Access to Information; Confidentiality), Section 5.5
(Fees and Expenses), this Section 7.2 (Effect of Termination) and Article 8, and
(ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

     7.3. AMENDMENT. This Agreement may be amended by the parties hereto
(which, in the case of the Company, shall require the approval of the Special
Committee) at any time before or after any required approval of the matters presented in connection with the Merger by the stockholders of the Company;
provided, however, after any such approval, no amendment shall be made which by applicable Law or in accordance with the rules of NASDAQ requires

                                      A-24

further approval by such stockholders without such further approval. This
Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c)
subject to Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

     7.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A
termination of this Agreement pursuant to Section 7.1, an amendment of this
Agreement pursuant to Section 7.3, an extension or waiver pursuant to Section
7.4 or any other approval or consent required or permitted to be given pursuant to this Agreement or the exercise of any rights or satisfaction of any obligations of the parties hereunder shall, in order to be effective and in addition to the requirements of applicable Law, require (a) in the case of the
Company, the action of the Special Committee or the Company Board or (b) in the
case of Acquirer, the action by the Board of Directors thereof.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.
None of the representations, warranties, covenants and other agreements set forth in this Agreement or in any instrument delivered pursuant to this
Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the
Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 8. EACH PARTY HERETO AGREES THAT,
EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT,
NEITHER THE COMPANY NOR ACQUIRER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES,
AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY
ITSELF OR ANY OF

                                      A-25

ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR
OTHER REPRESENTATIVES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS
AGREEMENT, THE DOCUMENTS AND THE INSTRUMENTS REFERRED TO HEREIN, OR THE
TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR
DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY
DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE
FOREGOING.

     8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first Business Day following the date of dispatch if delivered by nationally recognized next-day courier service, (iii) on the fifth
Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (iv) if sent by facsimile transmission, when transmitted and confirmation of such transmission is received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Acquirer or Deutsch, to:

                    Research Park Acquisition, Inc.
                    Applied Technology Laboratory
                    5521 Research Park Drive
                    Baltimore, Maryland 21228
                    Attn: Robert W. Deutsch, Ph.D., President
                    Phone: (410) 869-1010
                     Fax: (443) 253-9380

              with a copy to:

                    Piper Rudnick LLP
                    6225 Smith Avenue
                    Baltimore, Maryland 21209-3600
                    Attn: Richard C. Tilghman
                    Phone: (410) 580-4274
                    Fax: (410) 580-3001

                                      A-26

          (b) if to the Company, to:

                    RWD Technologies, Inc.
                    5521 Research Park Drive
                    Baltimore, Maryland 21228
                    Attn: Mr. Henry Z Shelton, Chairman,
                          Special Committee of the Board of Directors
                    Phone: (301) 564-3302
                    Fax: (301) 564-3205

              with a copy to:

                    King & Spalding LLP
                    191 Peachtree Street
                    Atlanta, Georgia 30303-1763
                    Attn: William G. Roche
                    Phone: (404) 572-4600
                    Fax: (404) 572-5146

     8.3. INTERPRETATION. When a reference is made in this Agreement to a
Section or Exhibit, such reference shall be to a Section of or Exhibit to this
Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement. Whenever the words
"include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this
Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                                      A-27

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as set forth in Sections 1.4, 1.8, 1.9, 1.10, 5.6, 8.5 and 8.9 (which are intended to and shall create third party beneficiary rights if the Merger is consummated), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Indemnified Parties referred to in Section 5.6 shall be entitled to enforce the provisions hereof directly against the Surviving Company, to the same extent as if such Indemnified Party were a party hereto.

     8.6. GOVERNING LAW. This agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to the laws that might be applicable under conflicts of laws principles.

     8.7. WAIVER OF JURY TRIAL. Each of the parties hereto acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action or proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein. Each party (i) understands and has considered the implications of this waiver, (ii) makes this waiver voluntarily, and (iii) has been induced to enter into this Agreement by, among other things, the provisions of this Section 8.7.

     8.8. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or in certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable Law, each party waives any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     8.9. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

     8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions of this Agreement (without

                                      A-28

requirement to post a bond, if applicable), this being in addition to any other remedy to which the parties are entitled at law or in equity.

     8.11. DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

     "Affiliate" shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "Associate" means, with respect to any specified Person, (1) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse.

     "Business Day" means any day on which banks are not required or authorized to close in the City of Baltimore, Maryland.

     "Confidential Information" means information in whatever form provided by or on behalf of the Company to Acquirer or its directors, officers, employees, agents, lenders, investors or advisors in connection with the evaluation by
Acquirer of the transactions contemplated herein, including information relating to the financial condition of the Company and its business strategies, marketing plans, developmental plans, computer programs, computer systems, processes, inventions, developments and trade secrets of every kind and nature. However,
Confidential Information does not include any information which (i) was or becomes generally available to the public other than as a result of an unauthorized disclosure by Acquirer, (ii) was or becomes available to Acquirer on a nonconfidential basis from a source other than the Company or its advisors, provided that the disclosure by such source does not violate any confidentiality obligation or duty of such source to the Company or (iii) was within the possession of or known by Acquirer or any of its Affiliates prior to its being furnished by or on behalf of Company, provided that the disclosure by the original source of such information did not violate any confidentiality obligation or duty of such source to the Company.

     "Expenses means and includes all out-of-pocket costs and expenses
(including all fees and expenses of counsel, accountants, banks, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf, whenever incurred, in connection with or related to the authorization, preparation, negotiation, execution and performance of this
Agreement and the transactions contemplated hereby.

     "Law" means all provisions of any federal, state, foreign, local or other law, statute, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations and orders promulgated thereunder, and any final orders, decrees, consents or judgments of any regulatory agency or court.

                                      A-29

     "Material Adverse Effect" means, when used with respect to the Company, any event, change or effect that when taken together with all other such events, changes or effects, is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent resulting from or relating to (i) any changes or events
(including a war or terrorist incident) affecting general economic, industry or financial market conditions, (ii) compliance with the terms of this Agreement,
(iii) the taking of any action by the Company that has been approved in writing by Acquirer, (iv) any adverse change in the stock price of the Company, (v) any change, event, circumstance, development or effect resulting from a breach of this Agreement by the Acquirer, or (vi) the announcement or pendency of the transactions contemplated by this Agreement.

     "Organizational Documents" means, with respect to any entity, the articles or certificate of incorporation or organization, bylaws or other governing documents of such entity.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, "group"
(as defined in the Exchange Act) or other entity.

     "Representatives" means, collectively, the directors, officers, employees, agents and other representatives (including any investment bankers, financial advisors, attorneys and accountants) of any Person.

     "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                            [SIGNATURE PAGE FOLLOWS]

                                      A-30

     IN WITNESS WHEREOF, Acquirer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, in each case as of the date first written above.

                                        Research Park Acquisition, Inc.,
                                        a Maryland corporation

                                        By: /s/ Robert W. Deutsch
                                            -----------------------------------
                                            Robert W. Deutsch, Ph.D., President

                                        RWD TECHNOLOGIES, INC.,
                                        a Maryland corporation

                                        By: /s/ Laurens MacLure, Jr.
                                            -----------------------------------
                                            Name: Laurens MacLure, Jr., V.P.

                                        As to Section 5.10 hereof only:

                                        /s/ Robert W. Deutsch, Ph.D.
                                        ---------------------------------------
                                        Robert W. Deutsch, Ph.D.

                                      A-31

                                    EXHIBIT A

         ACQUIRER'S STOCKHOLDERS AND OWNERSHIP INTERESTS IN THE COMPANY
                              AS OF APRIL 29, 2003.

                                   ----------

     1. Company Common Stock owned by Acquirer: 10,133,678 shares of Company
Common Stock.

     2. Ownership of Acquirer:

     Name                        Shares of Acquirer Common Stock
     ----                        -------------------------------

     Robert W. Deutsch                      8,905,500

     Florence W. Deutsch                      450,000

     David J. Deutsch                         158,081

     Jane C. Brown                            170,097

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Hannah Elizabeth Deutsch

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Thomas Michael Deutsch

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Jonathan Daniel Deutsch

     David J. Deutsch and Jane                112,500
     C. Brown, Trustees of
     Florence Deutsch Trust
     U/A dated 12/18/93 f/b/o
     Daniel Joseph Brown

     Total                                 10,133,678

Annex B

FRIEDMAN BILLINGS RAMSEY

[LOGO]

April 29, 2003

Special Committee of the Board of Directors

RWD Technologies, Inc.

5521 Research Park Drive

Baltimore, MD 21228

Gentlemen:

The Special Committee of the Board of Directors has requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, (collectively, the “Stockholders”), other than the Buyer Group, as hereinafter defined, of RWD Technologies, Inc. (the “Company”) of the $2.10 per share in cash (the “Merger Consideration”) to be paid to the Stockholders, other than the Buyer Group, pursuant to the Agreement and Plan of Merger dated as of April 29, 2003, (the “Merger Agreement”) by and among Research Park Acquisition, Inc. (“Mergerco”) and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Mergerco will be merged into the Company (the “Merger”), and each share of common stock of the Company, $0.10 par value per share, other than those held by Mergerco (and any other Stockholder who has a right to demand and demands an appraisal under the Maryland General Corporate Law), will be converted into the right to receive the Merger Consideration upon consummation of the Merger. Robert W. Deutsch, the Chairman, President and CEO of the Company, will contribute his shares of the Company to Mergerco. Dr. Deutsch and Mergerco, together with certain of their affiliates and associates, are hereinafter referred to as the “Buyer Group.”

In connection with our review of the proposed merger and the preparation of our opinion herein, we have examined:

1.	The April 29, 2003, Merger Agreement and the financial terms and conditions set forth therein;
2.	The Company’s annual report on Form 10-K for the year ended December 31, 2002, quarterly reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002, September 30, 2002, and current reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) since January 1, 2002;
3.	Other data relating to the Company, including: certain internal financial statements and other financial and operating data, certain financial forecasts and other forward looking information for 2003 (the “Forecasts”), prepared and furnished to us by management;
4.	Certain publicly available research reports and financial forecasts regarding the Company;
5.	General information for the industry in which the Company operates;
6.	The reported stock price, trading activity and press releases for the Company and its related common stock for the past 12 months;

Friedman, Billings, Ramsey & Co., Inc.

1001 Nineteenth Street North

Arlington, Virginia 22209

703.312.9500

www.fbr.com

FRIEDMAN BILLINGS RAMSEY

[LOGO]	Special Committee to the Board of Directors
RWD Technologies April 29, 2003 Page 2 of 3

7.	The financial performance and securities data of the Company in comparison with that of certain other public companies that we deemed comparable to the Company; and
8.	The financial terms, to the extent publicly available, of other announced and completed transactions that we deemed relevant.

We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that Forecasts examined by us have been prepared in good faith on bases reasonably reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based.

We understand that the Merger will not qualify as a tax-free reorganization under the United States Internal Revenue Code.

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligations to update, revise or reaffirm this opinion. We have made no independent investigation of any legal matters involving the Company. We have also assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company, and that the final form of the Merger Agreement will be substantially similar to the draft reviewed by us. We were not requested to, nor did we, seek alternatives to the proposed Merger.

FBR, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, we may trade in the Company’s securities for our own account and the accounts of our customers, and, accordingly, may at any time hold a long or short position in the Company’s securities. We have acted as the financial advisor to the Special Committee of the Board of Directors on behalf of the Company and will receive a fee

FRIEDMAN BILLINGS RAMSEY

[LOGO] FBR	Special Committee to the Board of Directors RWD Technologies April 29, 2003 Page 3 of 3

from the Company for our services. In addition, the company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement, and we understand the Board of Directors has been advised of our opinion and agree that they may use it in their consideration of such transaction. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company, other than the Buyer Group, of the Merger Consideration in connection with the Merger. We do not address any other terms of the proposed Merger or the merits of the underlying decision by the Company to engage in the proposed Merger, and this opinion does not constitute a recommendation to the Board of Directors or any Stockholder as to how to vote with respect to the proposed Merger. It is understood that this letter may not be disclosed, communicated (in whole or in part) or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger and filing related thereto with the Securities and Exchange Commission. This letter should not be construed as creating any fiduciary duty on our part to any party.

Based on and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders of the Company, other than the Buyer Group.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/s/ PHILIP J. FACCHINA
Philip J. Facchina Senior Managing Director, Technology and Growth

RWD Technologies, Inc.

5521 Research Park Drive

Baltimore, Maryland 21228

THIS PROXY IS SOLICITED BY RWD TECHNOLOGIES, INC.’S

BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST     , 2003

The undersigned holder of common stock of RWD Technologies, Inc., a Maryland corporation (the “Company”), hereby appoints                              and                             , and each of them, as proxies (the “Proxies”) for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held on August         , 2003 at     :00 a.m., Eastern Time, at the Company’s corporate headquarters located at 5521 Research Park Drive, Baltimore, Maryland 21228 and at any adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the approval of the merger pursuant to the provisions of the Agreement and Plan of Merger dated April 29, 2003, by and between Research Park Acquisition, Inc. and the Company.

1. Approval of the merger pursuant to the provisions of the Agreement and Plan of Merger.

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Special Meeting, including any adjournments or postponements thereof.

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

(Continue and Sign on Other Side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN ITEM 1 AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, IN THE DISCRETION OF THE PROXYHOLDERS AS DESCRIBED IN THE PROXY STATEMENT.

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and the accompanying proxy statement.

(Signature)

(Signature if held jointly)

Date: , 2003

Please sign exactly as name appears hereon and mail it promptly even though you now plan to attend the Special Meeting. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Administrator, Guardian or Trustee, please add your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD

AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

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